SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                                  -------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                          FIRST SECURITY BANCORP, INC.


             (Exact Name of Registrant as Specified in Its Charter)

Kentucky                         6712/551111                    61-1364206
-------------------------------------------------------------------------------
(State or Other Jurisdiction     (Primary Standard Industrial   (I.R.S. Employer
of Incorporation or Organization)   Classification Code Number/  Identification
                                   North American Industry       Number)
                                   Classification System Number)


         400 East Main Street, Lexington, Kentucky 40507 (606) 367-3700
--------------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                      James R. Burkholder, Vice-President,
 First Security Bancorp, Inc., 400 East Main Street, Lexington, Kentucky 40507
                                 (606) 367-3700

------------------------------------------------------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. _x_

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

                         CALCULATION OF REGISTRATION FEE

Title of            Proposed     Proposed
Each Class Of       Amount       Maximum           Maximum          Amount of
Securities To       To Be        Offering          Aggregate        Registration
Be Registered       Registered   Price Per Unit    Offering Price   Fee

Common stock, no par
value               1,000,000    $14.5  (1)         $14,500,000 (2)   $3,828

(1) Represents 50% (in order to reflect the two-for-one exchange under the subject holding company reorganization) of the last reported sales price on March 22, 2000 of common stock of First Security Bank of Lexington, Inc. which are the shares to be received by the registrant under the subject reoganization.

(2)      Estimated solely for the purpose of determining the registration fee.









PROXY STATEMENT
FOR THE ANNUAL MEETING                                     PROSPECTUS
OF SHAREHOLDERS OF                                 FIRST SECURITY BANCORP, INC.
FIRST SECURITY BANK
OF LEXINGTON, INC.

                      BANK HOLDING COMPANY MERGER PROPOSED

         The board of directors of First Security Bank of Lexington, Inc. (the "Bank") has approved a bank holding company reorganization of the Bank under such reorganization New First Security Bank of Lexington, Kentucky, Inc., a wholly-owned subsidiary of First Security Bancorp, Inc. ("Bancorp"), would be merged into the Bank. In the proposed merger, Bancorp (which has been formed by the board of directors of the Bank and will become a bank holding company by virtue of its ownership of the Bank) will issue shares of Bancorp common stock in exchange for shares of Bank common stock. At the annual meeting, Bank shareholders will be asked to approve (among other things) the Plan of Merger which sets out the terms of the merger. The merger cannot be completed unless shareholders holding a majority of the shares of Bank common stock approve it.

         If the merger is completed, you will receive two shares of Bancorp common stock for each of your shares of Bank common stock. If the exchange results in your owning any fraction of a share of Bancorp common stock, you will receive cash (without interest) instead of stock for that fraction. Bancorp common stock is not traded on any exchange currently though Bancorp hopes to have its stock traded on the NASD OTC Bulletin Board following the merger. The market value of the Bancorp stock you will receive in the merger will go up or down depending on the future market price of Bancorp common stock.

         This proxy statement-prospectus provides you with detailed information about the proposed merger and the other items on the Bank annual meeting agenda. In addition, you may obtain information about Bancorp from documents filed with the Securities and Exchange Commission. You are encouraged to carefully read this entire document and the other documents that are referred to in this document.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Bancorp common stock to be issued in the merger or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this proxy statement-prospectus is April 17, 2000. It is first being mailed to shareholders on April 17, 2000.

                     FIRST SECURITY BANK OF LEXINGTON, INC.
                              400 East Main Street

                            Lexington, Kentucky 40507

                    Notice of Annual Meeting of Shareholders
                             to be held May 16, 2000

         The Annual Meeting of Shareholders of First Security Bank of Lexington, Inc. (the "Bank") will be held in the Theatre of the Lexington Public Library, 140 East Main Street, Lexington, Kentucky, on Tuesday, May 16, 2000 at 10:00 a.m., local time, for the following purposes:

         1. To elect eight directors for three-year terms ending in 2003 or until their successors have been elected and qualified;

         2.       To  consider  and act upon a Plan of Merger  pursuant to which
                  (a) New First Security Bank of Lexington, Inc., a state banking corporation in organization which will be a wholly-owned subsidiary of First Security Bancorp, Inc. (a Kentucky corporation which will become a bank holding company), will be merged into the Bank, (b) each issued and outstanding share of common stock of the Bank will be converted into two shares of common stock of First Security Bancorp, Inc. and (c) authorization of such further action by the Board of Directors and any of the executive or other proper officers of the Bank as may be necessary or appropriate to carry out the objects, intents and purposes of the Plan of Merger;

         3. To consider and act upon the First Security Bank of Lexington, Inc. Stock Award Plan;

         4. To consider and act upon a proposal to ratify the appointment of Crowe, Chizek and Company LLP as the Bank's independent public accountants for 2000; and

         5. To transact such other business as may properly come before the meeting and all adjournments thereof.

         Only shareholders of record at the close of business on the record date, April 3, 2000, will be entitled to receive notice of and to vote at this meeting, or any adjournment thereof.

         It is desirable that as many shareholders as possible be represented at the meeting. Consequently, whether or not you now expect to be present, please date, sign and return the accompanying form of proxy which is solicited by the board of directors of the Bank or their appointees and which will be voted as indicated in the accompanying proxy statement-prospectus and form of proxy. A return envelope is provided which requires no postage. You may revoke the proxy at any time before the authority therein is exercised in the manner described in the accompanying proxy statement-prospectus.

                                              By order of the board of directors



                                                     R. Greg Kessinger,
                                                     Secretary

Lexington, Kentucky
April 17, 2000

                                TABLE OF CONTENTS

                                                                            Page

A WARNING ABOUT FORWARD-LOOKING STATEMENTS.....................................1

SUMMARY........................................................................2

         Annual Meeting of Bank Shareholders...................................2
         Voting Rights at the Annual Meeting...................................2
         Election of Directors.................................................3
         The Merger............................................................3
         The Companies.........................................................4
         What Bank Shareholders Will Receive in the Merger.....................4
         Dissenters' Rights....................................................4
         Certain Federal Income Tax Consequences of the Merger.................4
         Comparison of Bancorp Common Stock to Bank Common Stock...............5
         Market Value of Bank Common Stock and Bancorp Common Stock............5
         Regulatory Matters....................................................5
         Material Contacts Between Bancorp and the Bank........................5
         Reasons for the Merger................................................5
         Shareholder Vote Required to Approve the Annual Meeting Agenda Matters6
         Share Ownership of Management and Certain Shareholders................6
         Interests of Certain Persons in the Merger That May Be Different From
          Yours................................................................6
         Effective Time........................................................6
         Exchange of Stock Certificates........................................6
         Conditions to Consummation of the Merger..............................7
         Waiver, Amendment and Termination.....................................7
         Accounting Treatment..................................................7
         The Stock Award Plan..................................................8
         Recommendation to Shareholders........................................8
         Selected Financial Data...............................................8
         Pro Forma Financial Data

RISK FACTORS..................................................................10

ANNUAL MEETING OF BANK SHAREHOLDERS...........................................10

         Date, Place, Time and Purpose........................................10
         Record Date, Voting Rights, Required Vote and Revocability
          of Proxies..........................................................10
         Solicitation of Proxies..............................................11
         Dissenters' Rights...................................................12
         Recommendation.......................................................14

ANNUAL MEETING AGENDA ITEM NUMBER 1
ELECTION OF DIRECTORS.........................................................15

ANNUAL MEETING AGENDA ITEM NUMBER 2
THE MERGER....................................................................16

         General..............................................................16
         Parties to the Plan of Merger........................................17
         Reasons for the Merger...............................................17
         Description of Transaction and Exchange Ratio........................18
         Effect of the Merger on Stock Award Plan.............................18
         Certain Federal Income Tax Consequences of the Merger................18
         Effective Time of the Merger.........................................21
         Distribution of Bancorp Stock Certificates...........................22
         Conditions to Consummation of the Merger.............................23
         Regulatory Approval..................................................23
         Waiver, Amendment and Termination....................................24
         Management and Operations After the Merger...........................25
         Interests of Certain Persons in the Merger...........................25
                  General.....................................................25
                  Shropshire Agreement........................................25
                  Warrants....................................................26
                  Stock Options...............................................27
         Accounting Treatment.................................................27
         Expenses and Fees....................................................28
         Resales of Bancorp Common Stock......................................28
         Comparison of Bank Common Stock and Bancorp Common Stock.............29
                  Anti-Takeover Provisions Generally..........................29
                  Authorized Capital Stock....................................30
                  Preemptive Rights...........................................30
                  Amendment of Articles of Incorporation and Bylaws...........30
                  Classified Board of Directors and Cumulative Voting.........31
                  Director Removal............................................31
                  Limitations on Director Liability...........................32
                  Indemnification.............................................32
                  Special Meetings of Shreholders.............................33
                  Actions by Shareholders Without a Meeting...................33
                  Shareholder Nominations and Proposals.......................33
                  Business Combinations.......................................33
                  Limitations on Ability to Vote Stock........................34
                  Dissenters' Rights of Appraisal.............................34
                  Shareholders' Rights to Examine Books and Records...........34
                  Dividends...................................................34
                  Purchase of Own Stock.......................................35
                  Taxation....................................................35
         Information Respecting Bancorp.......................................36
                  Dividends...................................................36
                  Price Ranges of Bancorp Common Stock........................37
                  Management..................................................37
                  Standing Committees.........................................41
                  Meetings of the Board of Directors..........................41
                  Pending Legal Proceedings...................................41
                  Compensation................................................41
         Information Respecting the Bank......................................42
                  Business of the Bank........................................42
                  Dividends...................................................42
                  Price Ranges of Bank Common Stock...........................43
                  Principal Holders of Voting Securities......................43
                  Management..................................................44
                  Committees of the Board of Directors........................46
                  Board and Board Committee Meetings..........................47
                  Stock Ownership of Executive Officers and Directors.........47
                  Compensation of Executive Officers and Directors............48
                  Transactions with Management................................49
                  Management's Discussion and Analysis of Financial Condition
                           and Results of Operation...........................49
SUPERVISION AND REGULATION....................................................65

         Bancorp..............................................................65
                  General.....................................................65
                  Restrictions on Activities..................................67
                  Capital Adequacy............................................70
                  Reporting Obligations.......................................71

                  Support of Subsidiary Institutions..........................71
         The Bank.............................................................72
                  General.....................................................72
                  Interstate Banking..........................................73
                  State Regulation............................................73
                  Dividend Restrictions.......................................74
                  Prompt Corrective Action for Capital Deficiencies...........74
                  Deposit Insurance...........................................77
                  Effects of Governmental Policies and Economic Conditions....77
                  Monetary Policy.............................................78

ANNUAL MEETING AGENDA ITEM NUMBER 3
APPROVAL OF THE STOCK AWARD PLAN..............................................78

         Purpose..............................................................78
         Description of the Stock Award Plan..................................79
         Certain Federal Income Tax Consequences..............................82

ANNUAL MEETING AGENDA ITEM NUMBER 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.................84

OTHER MATTERS.................................................................85

EXPERTS.......................................................................85

LEGAL MATTERS.................................................................85

WHERE YOU CAN FIND MORE INFORMATION...........................................85

APPENDIX A - PLAN OF MERGER..................................................A-1

APPENDIX B - FINANCIAL STATEMENTS OF FIRST SECURITY
             BANK OF LEXINGTON, INC..........................................B-1

APPENDIX C - SUBTITLE 13 OF THE KENTUCKY BUSINESS CORPORATION
             ACT.............................................................C-1

APPENDIX D - FIRST SECURITY BANK OF LEXINGTON, INC.
             STOCK AWARD PLAN................................................D-1

                                   PLEASE NOTE

         We have not authorized anyone to provide you with any information other than the information included in this document and the documents we refer you to. If someone provides you with other information, please do not rely on it as being authorized by us.

         THIS NOTICE OF MEETING AND PROXY STATEMENT ALSO CONSTITUTE A PROSPECTUS COVERING THE SHARES OF COMMON STOCK OF FIRST SECURITY BANCORP, INC. TO BE ISSUED IN CONNECTION WITH THE MERGER DESCRIBED HEREIN.

         THE SHARES OF FIRST SECURITY BANCORP, INC. STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR OTHER FINANCIAL INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

         As used in this proxy statement-prospectus, the terms "Bank", "New Bank" and "Bancorp" refer to First Security Bank of Lexington, Inc., New First Security Bank of Lexington, Inc. and First Security Bancorp, Inc., respectively.

                      HOW TO OBTAIN ADDITIONAL INFORMATION

         This proxy statement-prospectus incorporates important business and financial information about Bancorp and the Bank that is not included in or delivered with this document. You can obtain free copies of this information by writing or calling:

                               James R. Burkholder

                            Executive Vice-President

                     First Security Bank of Lexington, Inc.

                              400 East Main Street

                            Lexington, Kentucky 40507

         In order to obtain timely delivery of the documents, you must request the information by May 10, 2000.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         This document contains forward-looking statements about the Bank and Bancorp following the merger. These statements can be identified by the use of words like "expect", "may", "could", "intend", "project", "estimate" or "anticipate". These forward-looking statements reflect the current views of the Bank and Bancorp, but they are based on assumptions and are subject to risks, uncertainties and other factors, including the following:

>> deposit attrition, customer loss or revenue loss following the merger is greater than expected;

>> competitive pressure in the banking industry increases significantly in part due to recent legislation allowing statewide branching by banks in Kentucky;

>>       changes in the interest rate environment reduce margins;

>>       general economic  conditions,  either nationally or regionally,are less
         favorable   than  expected,   resulting  in,  among  other  things,   a
         deterioration in credit quality of the Bank's loan portfolio;

>>       changes occur in the regulatory environment;

>>       changes occur in business conditions and inflation; and

>>       changes occur in the securities markets.

The forward-looking earnings estimates included in this proxy statement-prospectus have not been examined or compiled by the independent public accountants of the Bank or Bancorp, nor have the independent accountants of the Bank or Bancorp applied any procedures to such estimates. Accordingly, such accountants do not express an opinion or any other form of assurance on them.

                                     SUMMARY

         Bancorp and the Bank are furnishing this proxy statement-prospectus to holders of Bank common stock, no par value per share, in connection with a proxy solicitation by the Bank's board of directors and the issuance of shares of Bancorp common stock under the proposed merger. The Bank's board of directors will use the proxies at the annual meeting of shareholders of the Bank to be held on May 16, 2000, and at any adjournments.

         At the annual meeting, holders of Bank common stock will be asked to vote upon proposals to elect eight persons as Bank directors for three year terms, approve the merger between the Bank and the New Bank and the Plan of Merger, approve a Bank Stock Award Plan and approve Crowe, Chizek and Company LLP as independent public accountants for the Bank in 2000.

         This summary highlights selected information from this proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents referred to in this document. These will give you a more complete description of the transactions being proposed. For more information, see "WHERE YOU CAN FIND MORE INFORMATION" on page 87. Page references have been included in this summary to direct you to other places in this proxy statement-prospectus where you can find a more complete description of the topics summarized.

Annual Meeting of Bank Shareholders (See Page 10)

         The annual meeting of the Bank will be held in the theater of the Lexington Public Library located at 140 East Main Street, Lexington, Kentucky at 10:00 a.m., local time, on May 16, 2000. At the annual meeting, you will be asked:

>>       to approve the election of eight directors to three-year terms;

>>       to approve the merger and the Plan of Merger;

>>       to approve the Bank Stock Award Plan;

>> to ratify the appointment of Crowe, Chizek and Company LLP as the Bank's independent public accountants for 2000; and

>> to act on any other matters that may be put to a vote at the annual meeting.

         In order for the annual meeting to be held, a quorum must be present. A quorum is established when a majority of shares of Bank common stock are represented at the annual meeting either in person or by proxy.

Voting Rights at the Annual Meeting (See Page 10)

         You are entitled to vote at the annual meeting if you owned shares as of the close of business on April 3, 2000, the record date. On the record date, there were 500,000 shares of Bank common stock outstanding. You will be entitled to one vote for each share of Bank common stock that was validly issued and outstanding and that you owned on the record date, though with respect to the election of directors, voting rights are cumulative. You may vote either by attending the annual meeting and voting your shares or by completing the enclosed proxy card and mailing it in the enclosed envelope. Dennis R. Anderson and D. Woodford Webb, Jr. have been designated as proxies by the Bank board of directors.

         The Bank board of directors is seeking your proxy to use at the annual meeting. This proxy statement-prospectus has been prepared to assist you in deciding how to vote and whether or not to grant your proxy. If you have elected not to attend the annual meeting, please indicate on your proxy card how you want to vote. Then sign, date and mail it as soon as possible so that your shares will be represented at the annual meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote for the persons nominated to be directors, for the merger and the related Plan of Merger, for the Stock Award Plan and for the ratification of Crowe, Chizek and Company LLP as the Bank's accountants. If you fail to return your proxy card and fail to vote at the annual meeting, the effect will be a vote against these matters. If you sign a proxy, you may revoke it at any time before the annual meeting or by attending and voting at the annual meeting. You cannot vote shares held in "street name"; only your broker can. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them, and your shares will be treated as votes against the matters on the agenda at the annual meeting.

Election of Directors (See Page 16)

         Eight Bank directors are to be elected at the annual meeting to hold offices for three-year terms ending in 2003 or until their successors have been elected and qualified.

The Merger (See Page 17)

         The merger described in this proxy statement-prospectus is a part of a reorganization by which the shareholders of the Bank will become shareholders (in the same proportions) of a new one bank holding company which will in turn own 100% of the Bank following the merger, following which merger the Bank will carry on its business in the same manner as it is presently being conducted. In order to accomplish this reorganization under applicable law the Bank is merging with an interim bank as herein described.

         The Plan of Merger appended hereto as Appendix A (the "Plan of Merger") provides for a merger in which the New Bank, which is being organized as a state banking corporation in contemplation of the proposed merger, will be merged into the Bank. The New Bank will be a wholly-owned subsidiary of Bancorp, a Kentucky corporation which will become a bank holding company by virtue of its ownership (upon consummation of the merger) of 100% of the outstanding shares of the Bank as the surviving bank under the merger. The Bank's former shareholders will own all of the issued and outstanding shares of Bancorp common stock.

The Companies (See Page 37 for Bancorp and Page 43 for the Bank)

         First Security Bank of Lexington, Inc.
         400 East Main Street
         Lexington, Kentucky 40507
         (606) 367-3700

         The Bank was organized in 1997 under the laws of the Commonwealth of Kentucky and is a state banking corporation engaged in providing a wide variety of financial services to corporate and institutional customers, governments and individuals. These services include acceptance of demand and time deposits and the making of commercial, consumer, agricultural and mortgage loans.

         First Security Bancorp, Inc.
         400 East Main Street
         Lexington, Kentucky 40507
         (606) 367-3700

         Bancorp is a business corporation which was incorporated on February 11, 2000, under the laws of the Commonwealth of Kentucky, for the purposes of
(i) becoming a bank holding company under the Bank Holding Company Act of 1956, as amended, through its acquisition of the Bank by means of the merger and (ii) transacting any and all lawful business for which corporations may be incorporated under the Kentucky Business Corporation Act (Chapter 271B of the Kentucky Revised Statutes), subject however to the limitations imposed upon bank holding companies under the Bank Holding Company Act. Upon consummation of the merger, the activities of Bancorp will be subject to the supervision of the Board of Governors of the Federal Reserve System.

What Bank Shareholders Will Receive in the Merger (See Page 19)

         If the merger is completed, each share of the Bank's common stock of no par value will be automatically converted into two shares of Bancorp common stock of no par value, except for those shares of Bank common stock owned by shareholders exercising dissenters' rights.

Dissenters' Rights (See Page 12)

         Under Kentucky law, certain rights of dissent are available to Bank shareholders who do not vote their shares in favor of the Plan of Merger and deliver to the Bank, before the vote is taken, written notice of intent to demand payment for their Bank common stock if the merger is consummated.

Certain Federal Income Tax Consequences of the Merger (See Page 19)

         It is expected that, for federal income tax purposes, you will not recognize any gain or loss upon the exchange of your Bank shares solely for shares of Bancorp common stock. But you may recognize taxable gain or loss related to any cash you receive in lieu of a fractional share of Bancorp common stock. You may also recognize taxable gain or loss related to cash you receive if you exercise your dissenters' rights. Before the merger can be completed, Bancorp and the Bank expect to receive an opinion of Stoll, Keenon & Park, LLP, substantially to this effect. Tax matters are very complicated and the tax consequences of the merger to you will depend on your own situation. You should consult your own tax advisors to determine the effect of the merger on you under federal, state, local and foreign tax laws.

Comparison of Bancorp Common Stock to Bank Common Stock (See Page 30)

         The rights and interests of the holders of Bancorp common stock being offered pursuant to the merger will be substantially the same as the rights and interests of holders of Bank common stock prior to the merger, and Bancorp will have substantially the same assets and liabilities, on a consolidated basis, as the Bank had prior to the merger.

Market Value of Bank Common Stock and Bancorp Common Stock (See Page 44)

         The last sale of Bank common stock with regard to which the Bank has information was made at a price of $____ per share on March --, 2000, which sale involved ___ shares of Bank common stock. No shares of Bancorp common stock have been issued to date.

         No established public trading market exists (or has existed) for Bank common stock and no assurance can be provided as to the development of such a market for Bancorp common stock (or the market price of Bancorp common stock) following the merger.

Regulatory Matters (See Page 24)

         Consummation of the merger requires the approval of the Kentucky Department of Financial Institutions, the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System. The Bank and Bancorp have filed applications in order to procure the requisite regulatory approvals. It is expected that such regulatory approvals will be obtained before the annual meeting.

Material Contacts Between Bancorp and the Bank (See Page 26)

         There are certain material contacts and relationships which exist between Bancorp and the Bank, chief of which is the fact that the directors of the Bank are also members of the Board of Directors of Bancorp.

Reasons for the Merger (See Page 18)

         The proposed transaction was undertaken in order to place the Bank in a better position to respond to the competitive environment in which it operates. That environment, at both the local and national levels, is characterized in large part by the activities of numerous bank holding companies. Bancorp, unlike the Bank, can participate in certain activities (such as the purchase of its own stock) forbidden to the Bank. Moreover, conversion to holding company status will permit the Bank, through Bancorp, to respond affirmatively to past and potential changes in federal and state laws governing the permissible activities of banks and bank holding companies.

Shareholder Vote Required to Approve the Annual Meeting Agenda Matters (See Page 10)

         Assuming that a quorum is present at the annual meeting, to approve the merger, shareholders who own a majority of the outstanding shares of Bank common stock must vote for the merger. If you do not vote, this will have the same effect as a vote against the merger. Approval of the other matters on the annual meeting agenda will require the approval of shareholders owning a majority of the shares of Bank common stock present at the meeting.

Share Ownership of Management and Five Percent Shareholders (See Page 48)

     On the record date, the Bank's directors and executive officers, their immediate family members and entities they control owned 199,312 shares, or approximately 39.86% of the outstanding shares of Bank common stock. In addition to the Harold Glenn Campbell Trust for the benefit of Bank director Harold Glenn Campbell, Donald K. Poole was known to management to own more than five percent of the outstanding shares of Bank common stock (i.e.51,950 shares or 10.39%, of Bank common stock). These numbers do not include stock that certain employees, directors and advisory directors of the Bank may acquire through exercising stock options to be issued by Bancorp following the merger if the Stock Award Plan is adopted at the annual meeting nor does it include stock that certain of the Bank directors may acquire through exercising outstanding stock warrants for Bank common stock. On the record date, Bancorp directors and executive officers owned no shares of Bank common stock and Bancorp held no shares of Bank common stock in a fiduciary capacity for others, or as a result of debts previously contracted.

Interests of Certain Persons in the Merger That May Be Different From Yours (See Page 26)

         One of the Bank's executive officers has an employment agreement, certain of the Bank's officers, directors and advisory directors will likely be awarded stock options (if the Stock Award Plan is approved) respecting Bancorp common stock following the merger and other benefit plans and other arrangements may provide certain executive officers with interests in and benefits from the merger that are different from yours. In addition, certain persons (including certain of the Bank's directors) hold warrants entitling them to purchase shares of Bank common stock. The board of directors of the Bank was aware of these interests and considered them in approving and recommending the merger.

Effective Time (See Page 21)

         The merger will become final when Articles of Merger are filed with the Secretary of State of the Commonwealth of Kentucky. If Bank shareholders approve the merger at the annual meeting, and all required regulatory approvals are obtained, it is currently anticipated that the merger will be completed on or about May 31, 2000, although delays could occur. The Bank and Bancorp cannot assure you that they can obtain the necessary shareholder and regulatory approvals or that the other conditions precedent to the merger can or will be satisfied.

Exchange of Stock Certificates (See Page 22)

     Promptly after the merger is completed, you will receive a letter and instructions on how to surrender your Bank stock certificates in exchange for Bancorp stock certificates. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for Bank common stock. Please do not send the Bank's transfer agent any stock certificates until you receive these instructions. If you do not have stock certificates but hold shares of Bank common stock in the form of a book entry with the Bank's transfer agent, the transfer agent will automatically exchange the shares, unless you have elected to exercise your dissenters' rights. If you elected dissenters' rights, you should follow the procedures outlined in the "Dissenters' Rights" section beginning on page 12 of this proxy statement-prospectus.

         Do not send in your stock certificates until you receive a letter and instructions on how to surrender your Bank certificates.

Conditions to Consummation of the Merger (See Page 23)

         In addition to the required regulatory approvals, the merger will be completed only if certain conditions, including, but not limited to, the following, are met or waived, if waivable:

>>       Bank shareholders approve the merger at the annual meeting;

>> the receipt of an opinion from Stoll, Keenon & Park, LLP that the merger will qualify as a tax-free reorganization; and

>> neither Bancorp nor the Bank has breached any of its obligations under the Plan of Merger.

         In addition to these conditions, the Plan of Merger, attached to this proxy statement-prospectus as Appendix A, describes other conditions that must be met before the merger may be completed.

Waiver, Amendment, and Termination (See Page 24)

         The Bank and Bancorp may agree to terminate the Plan of Merger and elect not to complete the merger at any time before the merger is completed.
Each of the parties also can terminate the merger in certain other circumstances, including if the merger is not completed by December 31, 2000. The parties may also terminate the merger if other conditions occur which are described in the Plan of Merger, attached to this proxy statement-prospectus as Appendix A.

         The Plan of Merger may be amended by the written agreement of Bancorp and the Bank. The parties can amend the Agreement without shareholder approval, even if the Bank shareholders have already approved the merger; provided, however, that after such approval by the Bank shareholders, no amendments may be made which modify in any material respect the consideration to be received by the holders of Bank common stock without further approval of such shareholders.

Accounting Treatment (See Page 28)

        As permited by applicable accounting standards, Bancorp intends to reflect this merger as an internal reorganization for which the Bank's historical basis will carry over. Accordingly, the transaction as planned will not result in the recording of intangibles such as goodwill or core deposits.

The Stock Award Plan (See Page 79)

         The Stock Award Plan is being proposed as a means of providing the Bank (and following the merger, Bancorp) with greater flexibility in the compensation of incentive awards for, and in order to secure the continued efforts of, employees, directors and advisory directors who are important to the success and growth of the business of the Bank and (as the case may be) Bancorp. If the Stock Award Plan is adopted and the merger is completed, Bancorp will assume the rights and obligations of the Stock Award Plan. Each option which would then be issued under the Stock Award Plan would be an option to purchase Bancorp common stock. If the Stock Award Plan is approved at the annual meeting, Bancorp will be permitted under the Stock Award Plan assumed by it under the merger to make stock option awards to Bank or Bancorp employees with respect to an aggregate of 100,000 shares of Bancorp common stock following the merger.

Recommendation to Shareholders (See Page 14)

         The Bank's board of directors approved the Plan of Merger in the belief that the proposed merger is fair to you and in your best interests. The Bank board of directors also proposed the eight nominees for Bank directors, the Stock Award Plan and the appointment of Crowe, Chizek and Company LLP. Accordingly, the Bank board of directors recommends that you vote to approve the matters on the annual meeting agenda.

Selected Financial Data

         The following table sets forth the Bank's selected historical financial information as of and for the years ending December 31, 1999 and 1998 and as of and for the period November 17, 1997 (date of commencement) through December 31, 1997. This information should be read in conjunction with the financial statements of the Bank attached to this proxy statement-prospectus as Appendix B and related notes as well as "THE MERGER - Information Respecting the Bank:
Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 50.

         Historical results do not necessarily indicate the results that you can expect for any future period.

                     FIRST SECURITY BANK OF LEXINGTON, INC.
                             SELECTED FINANCIAL DATA


                                                                 As of and for
                                                                 the period from
                                                                 November 17,
                                                                 1997 (date of
                            As of and for the years ending       commencement)
                                  December 31,                   to December 31,
                                    1999            1998             1997

Income Statement Data(1):
Interest income                 $  5,386,777    $  2,117,685     $     92,122
Interest expense                   3,010,181       1,093,202           11,604
Net interest income                2,376,596       1,024,483           80,518
Provision for loan losses            486,745         328,948           15,154
Non-interest income                  139,156          41,581            4,550
Non-interest expense               2,007,161       1,844,916          323,794
Net income                            21,846      (1,260,582)        (253,880)

Balance Sheet Data:
Total assets                    $ 94,514,548    $ 47,134,586     $ 13,736,200
Total securities                   4,331,573       5,014,085        1,746,162
Total loans, net                  77,377,696      34,067,540        1,500,290
Allowance for loan losses            819,051         334,872           15,154
Total deposits                    83,411,724      38,612,839        4,159,317
Repurchase agreements              2,381,968            --               --
Total shareholders' equity         8,214,522       8,280,897        9,549,004

Per Share Data(1):
Earnings per share - basic       $      0.04    $      (2.52)    $      (0.51)
Earnings per share - diluted            0.04           (2.52)           (0.51)
Book value                             16.43           16.56            19.10

Performance Ratios(1):
Return on average assets                0.03%          (4.01)%          (0.70)%
Return on average equity                0.27          (14.13)           (0.65)
Net interest margin                     3.45            3.44             0.18
Efficiency ratio                          80             173              381

Asset Quality Ratios:
Nonperforming assets to total loans      ---             0.02             ---
Net loan charge-offs to average loans    ---             0.06             ---
Allowance for loan losses to total loans 1.05            0.97             1.00

Capital Ratios:
Leverage ratio                           9.39%          19.40%           77.50%
Tier 1 risk-based capital ratio         10.47           22.40           257.30
Total risk-based capital ratio          11.50           23.30           257.70


(1)Information for the 1997 period includes $133,185 of pre-opening expenses reimbursed to the organizers upon the commencement of Bank operations.



Pro Forma Financial Data

        The merger is intended to be accounted for as an internal reorganization for which the Bank's historical basis will carry over. The only asset of Bancorp upon completion of the transaction will be the investment in the Bank and will not result in recognition of intangible assets such as goodwill or core deposits. The only impact to the financial information presented herein as a result of the merger is per share data. Whereas per share data is currently based on 500,000 shares of Bank common stock, following the transaction, per share data will be reported on a consolidated basis on 1,000,000 shares of Bancorp common stock. The tables below present the per share data as reported and on a pro forma basis as if the transaction were completed. The pro forma data is presented without respect to the potential that Bank shareholders may choose to exercise their dissenters rights (See Page 12).


                                             As Reported

                                                              As of and for the period from    Date of
                              As of and for the               November 17, 1997                Initial Public Offering
                              years ending December 31,       (date of commencement)           July 4, 1997
                                 1999        1998             to December 31, 1997

Share Data:
Weighted average shares
common stock outstanding:
   Basic                         500,000     500,000                500,000
   Diluted                       509,740     500,000                500,000
Shares available under common
stock warrants                    44,220      44,220                 44,220


Per Share Data:
Earnings per share - basic      $     .04  $   (2.52)              $  (0.51)
Earnings per share - diluted          .04      (2.52)                 (0.51)
Book Value                          16.43      16.56                  19.10
Offering Price                                                                                      $20.00

                                 Pro Forma Basis


                                                              As of and for the period from    Date of
                              As of and for the               November 17, 1997                Initial Public Offering
                              years ending December 31,       (date of commencement)           July 4, 1997
                                 1999        1998             to December 31, 1997
Share Data:
Weighted average shares
common stock outstanding:
   Basic                        1,000,000    1,000,000            1,000,000
   Diluted                      1,019,480    1,000,000            1,000,000
Shares available under common
stock warrants                     88,440       88,440               88,440

Per Share Data:
Earnings per share - basic      $    0.02    $   (1.26)           $   (0.26)
Earnings per share - diluted         0.02        (1.26)               (0.26)
Book Value                           8.21         8.28                 9.55
Offering Price                                                                                     $10.00

                                  RISK FACTORS

         If the merger is consummated, you will receive shares of Bancorp common stock in exchange for your Bank common stock. Since Bancorp's sole asset following the merger will be the Bank, the Bank and Bancorp are not aware of any particular risks and uncertainties that are applicable to an investment in Bancorp common stock. There are nonetheless risks and uncertainties that bear on Bancorp's and the Bank's future financial results and that may cause Bancorp's and the Bank's future earnings and financial condition to be less than expected.

         Generally speaking, these risks and uncertainties relate to economic conditions generally and would affect other financial institutions in similar ways. Certain of these risks are discussed on page 1 under the heading "A WARNING ABOUT FORWARD-LOOKING STATEMENTS." In addition, the fact that the Bank was chartered in 1997 and has only recently begun to generate a profit increases the risks associated with an investment in the Bank (and hence in Bancorp).

                       ANNUAL MEETING OF BANK SHAREHOLDERS

Date, Place, Time and Purpose

         The annual meeting of the Bank's shareholders will be held in the theater of the Lexington Public Library located at 140 East Main Street, Lexington, Kentucky at 10:00 a.m., local time, on May 16, 2000. The persons named as proxies in the accompanying form of proxy, Dennis R. Anderson and D. Woodford Webb, Jr., have been designated as proxies by the Bank board of directors. At the annual meeting, holders of Bank common stock will be asked to vote to approve the agenda matters outlined in this proxy statement-prospectus.

Record Date, Voting Rights, Required Vote and Revocability of Proxies

         The Bank's board of directors fixed the close of business on April 3, 2000, as the record date for determining those Bank shareholders who are entitled to notice of and to vote at the annual meeting. Only holders of Bank common stock of record on the books of the Bank at the close of business on the record date have the right to receive notice of and to vote at the annual meeting. On the record date, there were 500,000 shares of Bank common stock issued and outstanding and held by approximately 383 persons or entities (including beneficial holders as well as holders of record).

         At the annual meeting, Bank shareholders will have one vote for each share of Bank common stock owned on the record date except that voting rights are cumulative in connection with the election of directors. In the election of directors, each shareholder is entitled to as many votes as are equal to the number of such shareholder's shares of Bank common stock held at the close of business on the record date multiplied by the number of directors to be elected, and the shareholder may cast all such votes for a single nominee or distribute such votes among two or more nominees as the shareholder sees fit. For example, since eight directors are to be elected at the annual meeting, if you own 100 shares of Bank common stock you can give each of the eight nominees for director 100 votes, one of the nominees all 800 votes or apportion your 800 votes among the nominees as you see fit. A shareholder may withhold votes from any or all nominees. Except to the extent a shareholder withholds votes from any or all nominees, the persons named in the form of proxy will, in their sole discretion, vote such proxy for, and if necessary exercise cumulative voting rights to secure the election of, the nominees listed on page 16 as directors of the Bank. If a quorum is present, the eight individuals who receive the largest number of votes will be elected as Bank directors.

         The holders of a majority of the outstanding shares of Bank common stock entitled to vote at the annual meeting must be present in order for a quorum to exist. To determine if a quorum is present, Bank intends to count the following:

>> shares of Bank common stock present at the annual meeting either in person or by proxy;

>> shares of Bank common stock present in person at the annual meeting but not voting; and

>> shares of Bank common stock for which it has received proxies but with respect to which holders of such shares have abstained on any matter.

>>

         Approval of the merger at the annual meeting requires the affirmative vote of a majority of all outstanding shares of Bank common stock. Approval of the other agenda items at the annual meeting requires the affirmative vote of a majority of the shares of Bank common stock present at the meeting.

         Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstention, non-voting share or "broker non-vote" will have the same effect as a vote against the approval of the agenda items at the annual meeting.

         Properly executed proxies that the Bank receives before the vote at the annual meeting that are not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies will be voted FOR the proposal to elect the eight persons nominated as directors, FOR the approval of the Plan of Merger, FOR the Bank Stock Award Plan and FOR the ratification of the appointment of Crowe, Chizek and Company LLP as the Bank's independent public accountants, and the proxy holders may vote the proxies in their discretion as to any other matter which may come properly before the annual meeting. If necessary, the proxy holders may vote in favor of a proposal to adjourn the annual meeting in order to permit further solicitation of proxies if there are not sufficient votes to approve an agenda item at the time of the annual meeting. However, no proxy holder will vote any proxies voted against approval of the Plan of Merger in favor of a proposal to adjourn the annual meeting.

         A Bank shareholder who has given a proxy solicited by the Bank's board of directors may revoke it at any time prior to its exercise at the annual meeting by (1) giving written notice of revocation to the Bank,
(2) properly submitting to the Bank a duly executed proxy bearing a later date or (3) attending the annual meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be sent to: First Security Bank of Lexington, Inc., 400 East Main Street, Lexington, Kentucky 40507, Attn: R. Greg Kessinger, Secretary.

         On the record date, the Bank's directors and executive officers (who are also the directors and executive officers of Bancorp), including their immediate family members and affiliated entities, owned 199,312 shares or approximately 39.86% of the outstanding shares of Bank common stock, not including shares subject to warrants to purchase Bank common stock.

         As of the record date, Bancorp held no shares of Bank common stock, whether outright, in a fiduciary capacity for others, or as a result of debts previously contracted.

Solicitation of Proxies

         Directors, officers and employees of the Bank may solicit proxies by mail, in person or by telephone or facsimile. They will receive no additional compensation for such services. The Bank may make arrangements with brokerage firms and other custodians, nominees and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Bank common stock held of record by such persons. The Bank will reimburse any such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them for such services. The Bank will bear all expenses associated with the solicitation of proxies, other expenses associated with the annual meeting and one-half of the expenses related to the printing and mailing of this proxy statement-prospectus. See "THE MERGER -- Expenses and Fees" on page 29.

Dissenters' Rights

         Under Kentucky law, a Bank shareholder entitled to vote on the merger may dissent and obtain payment of the fair value of his or her shares if the merger is approved by the shareholders of the Bank. Generally, dissenter's rights are a shareholder's sole remedy for objecting to the merger. The following summary is not intended to and does not constitute a complete statement or summary of each provision of the Kentucky Revised Statutes relating to the rights of dissenting shareholders and is qualified in its entirety by reference to Subtitle 13 of the Kentucky Business Corporation Act which is attached as Appendix C hereto. Accordingly, any holder of Bank common stock intending to exercise dissenters' rights is urged to review Appendix C carefully and to consult his or her own legal counsel. Each step must be taken in strict compliance with the applicable provisions of the statutes in order for a holder of Bank common stock to perfect dissenters' rights.

         A shareholder wishing to exercise dissenter's rights must deliver to the Bank, prior to the vote on the Plan of Merger at the annual meeting, a written notice of intent to demand payment for his or her shares if the merger is consummated and must refrain from voting in favor of the Plan of Merger. The written notice of intent must be given in addition to and separate from any vote, in person or by proxy, against approval of the Plan of Merger; a vote, in person or by proxy, against approval of the Plan of Merger will not constitute such a written notice. The written notice of intent must be sent to R. Greg Kessinger, First Security Bank of Lexington, Inc., 400 East Main Street, Lexington, Kentucky 40507.

         Bank shareholders electing to exercise their dissenters' rights under Subtitle 13 of the Kentucky Business Corporation Act must not vote for approval of the Plan of Merger. A vote by a shareholder against approval of the Plan of Merger is not required in order for that shareholder to exercise dissenters' rights. However, if a shareholder returns a signed proxy form but does not specify a vote against approval of the Plan of Merger or a direction to abstain, the proxy form, if not revoked, will be voted for approval of the Plan of Merger, which will have the effect of waiving that shareholder's dissenters' rights.

         If the merger is approved, within ten days after the annual meeting (or any adjournment thereof), the Bank, as the surviving corporation under the merger, will send to all shareholders who notified the Bank of their intent to demand payment for their shares and who did not vote any of their shares in favor of the Plan of Merger, a dissenters' notice which will (i) state where the shareholder must send a demand for payment and where and when his or her share certificates must be deposited; (ii) enclose a form for demanding payment to be completed by the dissenter and returned to the Bank, which form will require the shareholder to certify whether or not he or she beneficially owned the shares prior to April 14, 2000 (the date of the first announcement to the media of the merger); (iii) establish the date (not less than 30 no more than 60 days after the delivery of the dissenters' notice) by which the Bank must receive the demand for payment from the shareholder; and (iv) enclose a copy of Subtitle 13 of the Kentucky Business Corporation Act. After a shareholder receives the dissenters' notice, he or she must deliver the demand for payment to the Bank and deposit his or her shares in accordance with the dissenters' notice or he or she will not be entitled to payment under Subtitle 13 and will instead receive two shares of Bancorp common stock for each share of Bank common stock held by him or her.

         Upon its receipt of a properly executed and completed demand for payment, accompanied by such shareholder's stock certificates, the Bank will send payment to each dissenting shareholder of the amount the Bank estimates to be the fair value of the dissenters' shares as of the day before the date of the annual meeting, excluding any appreciation or depreciation in anticipation of the merger (unless exclusion would be inequitable), and accrued interest. The payment will be accompanied by an explanation of how interest was calculated along with the balance sheet of the Bank as of the end of the most recent fiscal year, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements. In addition, the dissenter will be informed of his or her right to demand payment according to the dissenter's own estimate of the fair value of such shares.

         The Bank is not required to send payment as described above to a dissenter who was not a beneficial owner of the shares prior to April 14, 2000 (the time of the first public announcement of the merger), but rather may offer to purchase the shares based on the Bank's estimate of their fair value. Any such owner must either accept that amount in full satisfaction or proceed with the exercise of his or her dissenters' rights.

         Within 30 days after the Bank has delivered payment based upon its estimate of fair value, a dissenting shareholder may notify the Bank of his or her own estimate of the fair value of the shares and demand payment of the balance due under such shareholder's estimate.

         If an agreement is not reached as to the fair value of the shares, the Bank must file a petition in the Circuit Court of Fayette County, Kentucky, within 60 days after receiving the dissenter's payment demand for the balance due such shareholder under his or her estimate of fair value. Such petition must request the court to determine the fair value of the shares and the accrued interest. If the Bank fails to institute such a proceeding, it will be required to pay each dissenter whose demand remains unsettled the amount demanded.

         Each dissenting Bank shareholder who is a party to the proceeding is entitled to the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the Bank. In an appraisal proceeding, the Fayette Circuit Court will determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess costs against the Bank, except that the court may assess costs against all or some of the dissenters, in amounts the court find equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:(i) against the Bank and in favor of any of the dissenters if the court finds the Bank did not substantially comply with the statutory requirements set forth in Subtitle 13 of the Kentucky Revised Statutes; or (ii) against the Bank or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Subtitle 13 of the Kentucky Business Corporation Act. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the Bank, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenters who benefitted.

         If for whatever reason the merger is not consummated within 60 days after the deadline for demanding payment and depositing certificates, the Bank must return all deposited shares. If the Bank fails to do so, a dissenter may nevertheless proceed with the exercise of his or her dissenters' rights, and the Bank will have no further right to terminate dissenters' rights by returning deposited shares.

         A record shareholder may dissent as to less than all of the shares registered in his or her name only if he or she dissents with respect to all of the shares beneficially owned by any one person and notifies the Bank in writing of the name and address of each person on whose behalf the shareholder is asserting dissenters' rights. In that event, such dissenters' rights shall be determined as if the shares as to which the shareholder has dissented and the shareholder's other shares were registered in the names of different shareholders.

         A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if he or she submits to the Bank the record shareholder's written consent to the dissent no later than the time such beneficial shareholder asserts his or her dissenters' rights, and he or she dissents as to all shares of which he or she is the beneficial owner or over which he or she has the power to direct the vote.

         YOU SHOULD BE AWARE THAT FAILURE TO PROCEED IN ACCORDANCE WITH THE PROVISIONS OF SUBCHAPTER 13 OF THE KENTUCKY BUSINESS CORPORATION ACT WILL RESULT IN A LOSS OF ALL DISSENTERS' RIGHTS AND RESULT IN YOUR BEING BOUND BY THE PLAN OF MERGER AND THE MERGER.

Recommendation

         The Bank's board of directors has approved (i) the eight persons nominated to serve as directors of Bank, (ii) the Plan of Merger and the merger,
(iii) the Bank Stock Award Plan and (iv) the appointment of Crowe, Chizek and Company LLP as the Bank's independent public accountants and believes such matters are in the best interests of Bank and its shareholders. The Bank's board of directors recommends that the Bank shareholders vote FOR approval of such matters.

                       ANNUAL MEETING AGENDA ITEM NUMBER 1
                              ELECTION OF DIRECTORS

         Eight directors are to be elected at the annual meeting to hold office as Bank directors for three-year terms ending in 2003 or until their successors have been elected and qualified.

         The accompanying form of proxy will be voted for the election of the nominees listed in the table below as Bank directors, each of whom (other than Mr. Shropshire who was recently appointed as a director)is currently serving a one-year term as Bank director. If any of the nominees has become unavailable for any reason at the time of the annual meeting, it is intended that, pursuant to the accompanying proxy, votes will be cast for such substitute nominee or nominees as the Bank's board of directors shall designate. The board of directors of the Bank currently knows of no reason why any of the nominees listed below is likely to become unavailable. If considered desirable, cumulative voting will be exercised to elect as many of such nominees as possible.



                                    Year First                                       Business Experience
 Nominee                            Elected            Positions with                During the Past
 and Age                            Director           the Bank                      Five Years
R. Greg Kessinger                      1997            Director; Secretary to the    Executive Vice-President and
(50)                                                   Board of Directors;           Chief Credit Officer of Bank
                                                       Executive Vice-President      since 1997; Previously
                                                       and Chief Credit Officer      President and Chief Executive
                                                                                     Officer of Whitaker Bank,
                                                                                     N.A. from 1994


Dennis R. Anderson                     1997            Director                      Owner, Dennis Anderson Real
(48)                                                                                 Estate, Inc. (real estate
                                                                                     development and investment
                                                                                     company)

John D. Barlow                         1997            Director                      President, Barlow Homes, Inc.
(40)                                                                                 (home builder)


Erle L. Levy                           1997            Director                      Owner, Kentucky Lighting and
(66)                                                                                 Supply, Inc.

David R. McCulloch                     1997            Director                      Director of Sales, Schaefer
(36)                                                                                 Systems International
                                                                                     (industrial packaging company)

Dr. Ira P. Mersack                     1997            Director                      Dermatologist (Dermatology
(59)                                                                                 Associates of Kentucky,
                                                                                     P.S.C.)

John S. Shropshire                     2000            President and Chief           Community Trust Bancorp, Inc.
(51)                                                   Executive Officer             [President, Chief Executive
                                                       (effective March 1,2000);     Officer and Director,
                                                       Director (effective           Flemingsburg, Kentucky
                                                       March 21, 2000)               affiliate (1995-1997);
                                                                                     Executive Vice-President and
                                                                                     Senior Lending Officer,
                                                                                     Pikeville, Kentucky
                                                                                     (1997-1998); President and
                                                                                     Chief Executive Officer,
                                                                                     Central Kentucky Region
                                                                                     (1998-2000)]

D. Woodford Webb, Jr.                  1997            Director                      Attorney (Webb, Hoskins,
(31)                                                                                 Glover & Thompson, P.S.C.)

         The Bank Board of Directors recommends a vote "FOR" each of the persons nominated to serve as directors of the Bank.

                       ANNUAL MEETING AGENDA ITEM NUMBER 2
                                   THE MERGER

         The following information describes material aspects of the merger. This description does not provide a complete description of all the terms and conditions of the Plan of Merger. It is qualified in its entirety by the Appendices hereto, including the text of the Plan of Merger, which is attached as Appendix A to this proxy statement-prospectus. The Plan of Merger is incorporated herein by reference. You are urged to read the Appendices in their entirety.

General

         The Plan of Merger provides for the acquisition of the Bank by Bancorp pursuant to the merger of the New Bank with and into the Bank. The New Bank, a Kentucky corporation and a wholly-owned subsidiary of Bancorp, has been formed for the sole purpose of effecting the merger. The Bank will be the surviving corporation resulting from the merger. At the time the merger becomes effective, each share of Bank common stock then issued and outstanding will be converted into and exchanged for the right to receive two shares of Bancorp common stock.

         No fractional shares of Bancorp common stock will be issued. Rather, Bancorp will pay cash (without interest) in an amount equal to such fractional part of a share of Bancorp common stock multiplied by $_________.

         On the record date, the Bank had 500,000 shares of common stock issued and outstanding. In addition, warrants were outstanding as of such date for the purchase of 44,220 shares of Bank common stock (which, under the merger, will be converted into the right to purchase 88,440 shares of Bancorp common stock). Moreover, assuming the adoption at the annual meeting of the Stock Award Plan, and given the two-for-one exchange under the merger, Bancorp currently expects (after it assumes the obligations of such Stock Award Plan under the merger) to issue options for the purchase of 100,000 shares of Bancorp common stock. Based on an exchange ratio of two shares of Bancorp common stock for each share of Bank common stock, upon completion of the merger, Bancorp will issue approximately 1,000,000 shares of its common stock to Bank shareholders, not including shares subject to currently outstanding warrants or future option awards.

Parties to the Plan of Merger

         The Bank is chartered as a state banking corporation under the laws of the Commonwealth of Kentucky and is engaged in the general banking business in Fayette County, Kentucky. See "Information Respecting the Bank - Business of the Bank", below. The New Bank is being chartered as a state banking corporation under the laws of the Commonwealth of Kentucky, and is being organized by Bancorp for the sole purpose of implementing the proposed Merger. In order to capitalize the New Bank as required by law, Bancorp will acquire 2,500 shares of New Bank common stock for $2,500,000, which amount Bancorp will borrow on a short-term basis from another financial institution. Under the Plan of Merger, the 2,500 shares of New Bank common stock held by Bancorp will be converted into 750,000 shares of Bank common stock. Immediately following the Effective Time of the Merger (as defined below), the Bank will redeem 250,000 shares of Bank common stock for $2,500,000, and repay the $2,500,000 to Bancorp which will in turn repay the short-term loan. The New Bank has not conducted, and will not conduct prior to consummation of the merger, any banking or other business operations.

Reasons for the Merger

         The board of directors of the Bank has approved the Plan of Merger as being in the best interests of the Bank's shareholders and recommends that the shareholders vote for ratification and confirmation of the Plan of Merger. The principal reason for the Merger is to convert the Bank into a wholly-owned subsidiary of Bancorp in order to place the Bank in a better position to respond to the competitive environment in which it operates. That environment, at both the local and national levels, is characterized in large part by the activities of numerous bank holding companies. In addition, it is anticipated that conversion to holding company status will permit the Bank, through Bancorp, to respond affirmatively to recent and potential changes in federal and state laws governing the permissible activities of banks and bank holding companies. See "SUPERVISION AND REGULATION- Bancorp". The Bank board of directors has, however, no present plans, arrangements or commitments with respect to acquisitions.

         While there can be no certainty that such will be the case, the Bank board of directors believes that Bancorp common stock may perhaps be more readily tradeable than Bank common stock because of its registration with the Securities and Exchange Commission and because Bancorp, unlike the Bank, can purchase its own stock. Bancorp will have the legal ability (which the Bank does not have) to buy Bancorp common stock which will be issued in the merger. Bancorp will not have a legal obligation to purchase its stock and none of its shareholders will have any legal obligation to sell their stock, but, when a shareholder wishes to sell and Bancorp wishes to buy, and the price is agreed upon, Bancorp will be legally able to purchase the stock.

         In general, the Bank board of directors believes that conversion to bank holding company status will better serve the interests of the banking public and the shareholders of the Bank by improving the Bank's capabilities for service in a highly competitive market.

Description of Transaction and Exchange Ratio

         At the Effective Time of the Merger (as defined below), the corporate existence of the Bank and the New Bank will be merged into and continued in Bank. All assets and liabilities of the Bank (apart from, if adopted at the annual meeting, the Stock Award Plan which will be assumed by Bancorp under the merger) and the New Bank, respectively, will become assets and liabilities of the Bank. The Bank will carry on its business as heretofore conducted. At the Effective Time of the Merger, each issued and outstanding share of Bank common stock, which is held by a Bank shareholder not dissenting from the merger, will be converted into and become two shares of Bancorp common stock. Bancorp will own all outstanding shares of New Bank common stock prior to the merger and, following the merger, will own the entirety of the outstanding shares of Bank common stock. The shareholders of the Bank will thus own all of the outstanding shares of Bancorp common stock in lieu of their respective ownership of shares of Bank common stock. See "Comparison of Bank Common Stock and Bancorp Common Stock," below.

         Shareholders dissenting from the merger shall have the dissenters' rights provided under the Kentucky Revised Statutes. See "ANNUAL MEETING OF BANK SHAREHOLDERS - Dissenters' Rights".

Effect of the Merger on Stock Award Plan

         When the merger becomes effective, the rights and obligations of the Bank under the Stock Award Plan (if approved at the annual meeting) will be assumed by Bancorp. After the merger becomes effective, options issued under the Stock Award Plan would be options to purchase Bancorp common stock. Bancorp and its board of directors (or a committee appointed from the members of the Bancorp board of directors) will be substituted for the Bank and its board of directors in administering the Stock Award Plan and granting options thereunder.

         For information with respect to stock options which (assuming the approval of the Stock Award Plan at the annual meeting) are expected to be awarded by Bancorp following the merger, see "Interests of Certain Persons in the Merger", below.

Certain Federal Income Tax Consequences of the Merger

         The following is a summary of the material anticipated federal income tax consequences of the merger to Bank shareholders who hold their Bank common stock as a capital asset (generally, property held for investment). This summary is based on the federal income tax laws as now in effect and as currently interpreted. No assurance can be given that future changes in such laws or interpretations, including amendments to applicable statutes or regulations or changes in judicial or administrative rulings, some of which may have retroactive effect, will not affect the accuracy of any statement in this proxy statement-prospectus. This summary does not purport to address all aspects of the possible federal income tax consequences of the merger that may be relevant to United States shareholders of the Bank. The tax discussion set forth below is included for general information only and should not be construed as tax advice to a particular shareholder of the Bank.

         Bancorp and the Bank have not and do not intend to seek a ruling from the Internal Revenue Service as to the federal income tax consequences of the merger. Instead, Bancorp and the Bank have obtained the opinion of counsel, Stoll, Keenon & Park, LLP, as to certain of the expected federal income tax consequences of the merger. A copy of this opinion is attached as an exhibit to the registration statement to which this proxy statement-prospectus is a part.

         The tax opinion which Bancorp obtained does not address, among other matters:

>> state, local, estate, foreign or other federal tax consequence of the merger not specifically addressed in the opinion;

>> federal income tax consequences to Bank shareholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, corporations, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities and persons who do not own such stock as a capital asset;

>> federal income tax consequences affecting shares of Bank common stock acquired upon the exercise of stock options, stock purchase plan rights or otherwise as compensation;

>> federal income tax consequences, affecting shares of Bank common stock acquired as part of a hedge, straddle or conversion transaction;

>> the tax consequences for Bancorp, the Bank and the New Bank of the inclusion in income of the amount of the bad-debt reserve maintained by the Bank and any other amounts resulting from any required change in accounting methods; and

>> the tax consequences for Bancorp, the the Bank and the New Bank of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Internal Revenue Code.

         Subject  to  the  conditions,   qualifications,   representations   and
assumptions contained herein, and in the tax opinion, Stoll, Keenon & Park, LLP has opined that:

>> The acquisition by Bancorp of substantially all of the assets of the Bank in exchange for shares of Bancorp common stock and the assumption of liabilities of the Bank pursuant to the merger will constitute a reorganization within the meaning of
                  Section 368(a) of the Internal Revenue Code.

>> The Bank, Bancorp and the New Bank will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

>> No gain or loss will be recognized by the Bank as a result of the merger.

>> No gain or loss will be recognized by the New Bank or Bancorp as a result of the merger.

>> No gain or loss will be recognized by the shareholders of the Bank as a result of the exchange of Bank common stock for Bancorp common stock pursuant to the merger, except that a gain or loss will be recognized on the receipt of any cash in lieu of a fractional share. Assuming that the Bank common stock is a capital asset in the hands of the respective Bank shareholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the Bank common stock allocable to the fractional share.

>> The tax basis of Bancorp common stock to be received by the shareholders of the Bank will be the same as the tax basis of the Bank common stock surrendered in exchange therefor
                  (reduced by any amount allocable to a fractional share interest for which cash is received).

>> The holding period of Bancorp common stock to be received by shareholders of the Bank will include the holding period of the Bank common stock surrendered in exchange therefor, provided the Bank shares were held as a capital asset by the shareholders of the Bank on the date of the exchange.

>> A shareholder of the Bank who perfects his dissenters' rights and who receives payment of the fair market value of his shares of Bank common stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Internal Revenue Code.

         The tax opinion is based on the Internal Revenue Code, the Treasury Regulations promulgated under the Internal Revenue Code by the Internal Revenue Service, judicial decisions and administrative pronouncements of the Internal Revenue Service, all existing and in effect on the date of this proxy statement-prospectus and all of which are subject to change at any time, possibly retroactively. Any such change could have a material impact on the conclusions reached in the opinion. The opinion represents only such counsel's best judgment as to the expected federal income tax consequences of the merger and is not binding on the Internal Revenue Service or the courts. The Internal Revenue Service may challenge the conclusions stated in the opinion and shareholders of the Bank may incur the cost and expense of defending positions taken by them with respect to the merger. A successful challenge by the Internal Revenue Service could have material adverse consequences to the parties to the merger, including shareholders of the Bank and Bancorp.

         In rendering the tax opinion, Stoll, Keenon & Park, LLP has relied, as to factual matters, solely on the continuing accuracy of (1) the description of the facts relating to the merger contained in the Plan of Merger and this proxy statement-prospectus and (2) certain factual matters addressed by representations made by certain executive officers of the Bank, Bancorp and the New Bank, as further described in the opinion. Events occurring after the date of the opinion could alter the facts upon which the opinion is based. In such case, the conclusions reached in the opinion and in this summary could be materially impacted.

         Accordingly, for all of the above reasons, you are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicability and effect of federal, state, local and other tax laws, and the implications of any proposed changes in the tax laws.

         The obligation of Bancorp and the Bank to complete the merger is conditioned on, among other things, receipt by Bancorp and the Bank of an opinion of Stoll, Keenon & Park, LLP, substantially to the foregoing effect. The conditions relating to the receipt of the tax opinion may be waived by both Bancorp and the Bank. Neither Bancorp nor the Bank currently intends to waive the conditions relating to the receipt of the tax opinion. If the conditions relating to the receipt of the tax opinion were waived and the material federal income tax consequences of the merger were substantially different from those described in this proxy statement-prospectus, the Bank would resolicit the approval of its shareholders prior to completing the merger.

Effective Time of the Merger

         Subject to the satisfaction of the conditions to the merger, the merger will become effective when Articles of Merger reflecting the merger become effective with the Secretary of State of the Commonwealth of Kentucky. Unless Bancorp and the Bank agree otherwise, they will use reasonable efforts to cause the merger to become effective on the date designated by Bancorp that is within 15 days after the last to occur of:

>> the effective date of the last consent of any regulatory authority having authority over and approving or exempting the merger (taking into account any required waiting period);

>> the date on which the Bank's shareholders approve the Plan of Merger; and

>> the date on which all other conditions precedent, other than those conditions which relate to those actions to be taken at closing, to each party's obligations under the Plan of Merger have been satisfied or waived.

         Bancorp and the Bank anticipate that the merger will become effective on or about May 31, 2000. However, delays could occur.

         Bancorp and the Bank cannot assure that the necessary shareholder and regulatory approvals of the merger will be obtained or that other conditions precedent to the merger can or will be satisfied. Either Bank's or Bancorp's board of directors may terminate the Plan of Merger if the merger is not completed by December 31, 2000, unless it is not completed because of the willful breach of the Agreement by the party seeking termination. See " Conditions to Consummation of the Merger" and "Waiver, Amendment and Termination", below.

Distribution of Bancorp Stock Certificates

         Promptly after the merger is completed, each former Bank shareholder will be mailed a letter of transmittal and instructions for the exchange of the certificates representing shares of Bank common stock for certificates representing shares of Bancorp common stock. The Bank's stock transfer agent, Registrar and Transfer Company, will serve as exchange agent.

         You should not send in your certificates until you receive a letter of transmittal and instructions.

         After you surrender to the exchange agent certificates for Bank common stock with a properly completed letter of transmittal, the exchange agent will mail you a certificate or certificates representing the number of shares of Bancorp common stock to which you are entitled and a check for the amount to be paid in lieu of any fractional share (without interest), if any, together with all undelivered dividends or distributions in respect of the shares of Bancorp common stock (without interest thereon), if any. Bancorp will not be obligated to deliver the consideration to you, as a former Bank shareholder, until you have surrendered your Bank common stock certificates.

         Whenever a dividend or other distribution is declared by Bancorp on Bancorp common stock with a record date after the date on which the merger became effective, the declaration will include dividends or other distributions on all shares of Bancorp common stock that may be issued in the merger. However, Bancorp will not pay any dividend or other distribution that is payable after the effective date of the merger to any former Bank shareholder who has not surrendered his or her Bank common stock certificate until the holder surrenders the certificate. If any Bank shareholder's common stock certificate has been lost, stolen or destroyed, the exchange agent will issue the shares of Bancorp common stock and any cash in lieu of fractional shares upon the shareholder's submission of an affidavit claiming the certificate to be lost, stolen or destroyed by the shareholder of record and the posting of a bond in such amount as Bancorp may reasonably direct as indemnity against any claim that may be made against Bancorp with respect to the certificate.

         At the time the merger becomes effective, the stock transfer books of the Bank will be closed to Bank shareholders and no transfer of shares of Bank common stock by any shareholder will thereafter be made or recognized. If certificates for shares of Bank common stock are presented for transfer after the merger becomes effective, they will be canceled and exchanged for shares of Bancorp common stock, a check for the amount due in lieu of fractional shares, if any, and any undelivered dividends on Bancorp common stock.

Conditions to Consummation of the Merger

         Bancorp and the Bank are required to complete the merger only after the satisfaction of various conditions. These conditions include:

>> the approval of the Plan of Merger by the holders of a majority of the outstanding shares of Bank common stock;

>> the receipt by Bancorp and the Bank of certain required regulatory approvals;

>> the receipt by Bancorp and the Bank of a written opinion of Stoll, Keenon & Park, LLP as to the tax-free nature of the merger;

>> the declaration by the Securities and Exchange Commission that the registration statement registering the shares of Bancorp common stock to be issued to Bank shareholders in the merger has become effective under the Securities Act of 1933, as amended;

>> the performance of all agreements and the compliance with all covenants of the Bank and Bancorp as set forth in the Plan of Merger;

>> the receipt of all other consents that may be required to complete the merger or to prevent any default under any contract or permit which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Bank or Bancorp; and

>>       the  absence  of any law or order  or any  action  taken by any  court,
         governmental,   or  regulatory  authority  of  competent   jurisdiction
         prohibiting or restricting the merger or making it illegal.

         Neither Bancorp nor the Bank can assure Bank shareholders as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before December 31, 2000, the board of directors of either the Bank or Bancorp may terminate the Agreement and abandon the merger. See "Waiver, Amendment and Termination", below.

Regulatory Approval

         Bancorp and the Bank must receive certain regulatory approvals before the merger can be completed. There is no assurance that these regulatory approvals will be obtained or when they will be obtained.

         It is a condition to the completion of the merger that Bancorp and Bank receive all necessary regulatory approvals to the merger, without the imposition by any regulator of any condition that, in the reasonable judgment of Bancorp's board of directors, would so materially adversely impact the financial or economic benefits of the merger that, had such condition or requirement been known, Bancorp would not have entered into the Plan of Merger. There can be no assurance that the regulatory approvals of the merger will not contain terms, conditions or requirements which would have such an impact.

         The Bank and Bancorp are not aware of any material governmental approvals or actions that are required to complete the merger, except as described below. Should any other approval or action be required, the Bank and Bancorp contemplate that they would seek such approval or action.

         The organization of the New Bank is subject to the approval of the Kentucky Department of Financial Institutions.The merger is subject to a notification obligation to the Board of Governors of the Federal Reserve System and to the prior approval of the Federal Deposit Insurance Corporation, pursuant to Section 7 of the Bank Merger Act. The merger may not be consummated until the 30th day following the date of the Federal Deposit Insurance Corporation approval, although the Federal Deposit Insurance Corporation may reduce that period to 15 days. During this period, the United States Department of Justice is given the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction specifically ordered otherwise. As of the date of this proxy statement-prospectus, the Federal Deposit Insurance Corporation had not advised the Bank that it had approved the merger.

Waiver, Amendment and Termination

         To the extent permitted by law, the boards of directors of Bancorp and the Bank may agree in writing to amend the Plan of Merger, whether before or after the Bank shareholders have approved the Plan of Merger; provided, however, that after such approval by the Bank shareholders, no amendments may be made which modify in any material respect the consideration to be received by the holders of Bank common stock without further approval of such shareholders. In addition, before or at the time the merger becomes effective, either the Bank or Bancorp, or both, may waive any default in the performance of any term of the Plan of Merger by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Plan of Merger. In addition, either Bancorp or the Bank may waive any of the conditions precedent to its obligations under the Plan of Merger, unless a violation of any law or governmental regulation would result. To be effective, a waiver must be in writing and signed by a duly authorized officer of the Bank or Bancorp, as the case may be.

         At any time before the merger becomes effective, the boards of directors of Bancorp and Bank may agree to terminate the Plan of Merger. In addition, either the Bank board of directors or the Bancorp board of directors may terminate the Plan of Merger in the following circumstances:

>> if a material breach by the other party of any covenant or agreement contained in the Plan of Merger cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation and warranty contained in the Plan of Merger under the applicable standards set forth in the Plan of Merger or in material breach of any covenant or other agreement contained in the Plan of Merger);

>> if any consent of any regulatory authority required to complete the merger or other transactions contemplated by the Plan of Merger has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal;

>> if the shareholders of the Bank fail to approve the Plan of Merger and the merger at the annual meeting; or

>> if the merger is not consummated by December 31, 2000, provided that the failure to consummate is not caused by any willful breach of the Plan of Merger by the party electing to terminate.

         If the merger is terminated, the Plan of Merger will become void and have no effect, except that certain understandings made in connection with the Plan of Merger, including those relating to the obligations to share certain expenses and maintain the confidentiality of certain information obtained, will survive. Termination of the Agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement. See "Expenses and Fees", below.

Management and Operations After the Merger

         The merger will not change the present management team or board of directors of Bancorp. Information concerning the management of Bancorp is included in this proxy statement-prospectus in the section entitled "Information Respecting Bancorp: Management" below.

         The current officers and directors of the Bank will continue to serve in their respective capacities on behalf of the Bank following the merger. Bancorp, as the sole shareholder of the Bank after the merger, may change the composition of the board of directors of the Bank. For additional information regarding the interests of certain persons in the merger, see "Interests of Certain Persons in the Merger", below.

Interests of Certain Persons in the Merger

         General. In addition to the fact that each director of the Bank is also a director of Bancorp, certain members of Bank management may be deemed to have certain interests in the merger that are in addition to their interests as shareholders of the Bank generally. The Bank board of directors was aware of these interests and considered them, among other matters, in approving the Plan of Merger and the merger.

         Shropshire Agreement. John S. Shropshire was appointed as President and Chief Executive Officer of the Bank effective March 1, 2000, replacing Julian E. Beard who announced his retirement from active service with the Bank effective February, 2001. The Bank has an agreement with Mr. Shropshire to provide him the following benefits:

>>                Annual base salary of $125,000.

>> Annual cash incentive bonus tied to the growth in the Bank's assets and net income.

>> Options for the purchase of up to 10,000 shares of Bank common stock granted at the rate of 2,000 shares per year for a five year period. Such options are to be exercised within seven years of being awarded and the option price for such shares will be the market price of Bank common stock at the time of the award. [Assuming the approval at the annual meeting of the Stock Award Plan, and in light of the two-for-one exchange under the Plan of Merger, these options would be issued following the merger by Bancorp with respect to 20,000 shares of Bancorp common stock.]

>> Health, dental and disability insurance, and 401(k) and vacation benefits, in accordance with the Bank's plans generally available to Bank employees.

>> Term life insurance with a death benefit of $200,000 (subject to Mr. Shropshire's satisfaction of eligibility requirements).

>> Use of a corporate Country Club membership to be owned by the Bank.

>> Severance pay of $156,250 upon a change in control of the Bank or $62,500 in the event of termination of employment other than for cause.

         Warrants. The following persons hold warrants for the purchase of Bank common stock, as indicated:

                                                                 Eligible Shares

                 Name                                          from Warrants

                 Julian E. Beard                                    1,340

                 Dennis R. Anderson                                 1,340

                 John D. Barlow                                     1,340

                 William A. Combs, Jr.                              1,340

                 Joe E. Coons                                       1,340

                 William Patrick Davey, M.D.                        1,340

                 A. F. Dawahare                                     2,948

                 Kenneth L. Gerson, M.D.                            1,340

                 Tommy R. Hall                                      1,340

                 Timothy L. Haymaker                                1,340

                 Erle L. Levy                                       1,340

                 Michael Lischin                                    1,340

                 David R. McCulloch                                 1,340

                 Ira P. Mersack, M.D.                               2,747

                 Donald K. Poole                                    5,896

                 Fon Rogers, II                                     2,948

                 Robert J. Rosenstein                               4,422

                 Warren W. Rosenthal                                2,948

                 Howard A. Settle                                   1,340

                 Richard S. Trontz                                  2,211

                 William T. Vennes                                  1,340

                 D. Woodford Webb, Jr.                              1,340

                 TOTAL:                                            44,220

     The warrants entitle the holders thereof to purchase during 2003 the subject number of shares of Bank common stock at a per share purchase price of $20.00. The warrants were issued in 1997 to the aforesaid persons for their role as initial investors who incurred risk in advancing monies for the organization of the Bank. The warrants contain conversion provisions that will entitle warrant holders; following the merger, by virtue of the two-for-one exchange ratio of Bancorp common stock for Bank common stock, to exercise in 2003 the warrants for the purchase of Bancorp common stock (i) in amounts double the amounts reflected above and (ii) at a price of $10.00 per share.

         Stock Options. If the Stock Award Plan is approved at the annual meeting, upon consummation of the merger, pursuant to Section 7 of the Plan of Merger, all rights and obligations of the Bank under the Stock Award Plan shall become the rights and obligations of Bancorp. Bancorp currently anticipates that, following the merger, it will award options under the Stock Award Plan to certain Bank or Bancorp employees, directors and advisory directors for the purchase in the aggregate of 100,000 shares of Bancorp common stock (including the options for 20,000 shares expected to be awarded John S. Shropshire as described above).

Accounting Treatment

     Accounting standards permit the planned merger to be treated as an internal reorganization, a manner similar to pooling of interests. Accounting for a transaction in this manner is appropriate because the sole asset of Bancorp following the merger will be the common stock of the Bank. Additionally, the ownership interest of individual shareholders will remain virtually unchanged. An internal reorganization permits Bancorp to record its investment in the Bank at the Bank's historical basis which results in no intangibles unlike other forms of business combinations that are required to be recorded at fair value. Future financial statements will be presented in the name of Bancorp on a consolidated basis, with intercompany amounts eliminated, and as if Bancorp had historically existed and owned the Bank.

Expenses and Fees

         Bancorp and the Bank will each pay its own expenses in connection with the merger, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of Bancorp and Bank will bear and pay equally the printing and mailing costs incurred in connection with the printing and mailing of the registration statement and this proxy statement-prospectus.

Resales of Bancorp Common Stock

         Bancorp common stock to be issued to shareholders of the Bank in the merger will be registered under the Securities Act of 1933, as amended. All shares of Bancorp common stock received by shareholders of Bank in the merger will be freely transferable after the merger by those shareholders of the Bank who are not considered to be "affiliates" of the Bank or Bancorp. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with the Bank or Bancorp at the time of the special meeting (generally, executive officers, directors and 10% or greater shareholders).

         Rule 145 promulgated under the Securities Act of 1993, as amended, restricts the sale of Bancorp common stock received in the merger by affiliates of the Bank and certain of their family members and related entities. Under the rule, during the first calendar year after the merger becomes effective, affiliates of the Bank or Bancorp may resell publicly Bancorp common stock they receive in the merger but only within certain limitations as to the amount of Bancorp common stock they can sell in any three-month period and as to the manner of sale. After the one-year period, affiliates of the Bank who are not affiliates of Bancorp may resell their shares without restriction. Bancorp must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934, as amended, in order for affiliates to resell, under Rule 145, shares of Bancorp common stock received in the merger. Affiliates also would be permitted to resell Bancorp common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an available exemption from the Securities Act of 1933, as amended, registration requirements. This proxy statement-prospectus does not cover any resales of Bancorp common stock received by persons who may be deemed to be affiliates of the Bank or Bancorp.

         The Securities and Exchange Commission's guidelines regarding qualifying for the "pooling-of-interests" method of accounting could also be deemed to limit sales of shares of Bancorp and the Bank by their affiliates in connection with the merger. The Securities and Exchange Commission guidelines indicate that the "pooling-of-interests" method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is consummated and ending when financial results covering at least 30 days of post-merger operations of the combined companies have been published.

         The stock certificates representing Bancorp common stock issued to affiliates in the merger may bear a legend summarizing these restrictions on transfer.

Comparison of Bank Common Stock and Bancorp Common Stock

         In the merger, shareholders of the Bank will exchange their shares of the Bank for shares of Bancorp. The Bank and Bancorp are Kentucky corporations governed by Kentucky law and their respective articles of incorporation and bylaws.

         The following is a summary of the principal differences between the current rights of Bank shareholders and those of Bancorp shareholders. The following summary is not intended to be complete and is qualified in its entirety by reference to the Kentucky Revised Statutes as well as the Bank's and Bancorp's articles of incorporation and bylaws.

         Anti-Takeover Provisions Generally. Bancorp's articles of incorporation and bylaws contain certain provisions designed to assist the Bancorp board of directors in playing a role if any group or person attempts to acquire control of Bancorp so that the Bancorp board of directors can further protect the interests of Bancorp and its shareholders under the circumstances. These provisions may help the Bancorp board of directors determine that a sale of control is in the best interests of Bancorp's shareholders, or enhance the Bancorp board of directors' ability to maximize the value to be received by the shareholders upon a sale of control of Bancorp.

         Although Bancorp's management believes that these provisions are beneficial to Bancorp's shareholders, they also may tend to discourage some takeover bids. As a result, Bancorp shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, Bancorp may be able to avoid those expenditures of time and money.

         These provisions also may discourage open market purchases by a company that may desire to acquire Bancorp. Those purchases may increase the market price of Bancorp common stock temporarily, and enable shareholders to sell their shares at a price higher than that they might otherwise obtain. In addition, these provisions may decrease the market price of Bancorp common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also may make it more difficult and time consuming for a potential acquiror to obtain control of Bancorp through replacing the board of directors and management. Furthermore, the provisions may make it more difficult for Bancorp's shareholders to replace the board of directors or management, even if a majority of the shareholders believe that replacing the board of directors or management is in the best interests of Bancorp. Because of these factors, these provisions may tend to perpetuate the incumbent board of directors and management. For more information about these provisions, see the subsections "Amendment of Articles of Incorporation and Bylaws," "Classified Board of Directors and Cumulative Voting," "Director Removal," "Limitations on Director Liability," "Indemnification," and "Business Combinations", below.

         The  Bank's  articles  of   incorporation   contain  no   anti-takeover
provisions apart from its classified board of directors.

         Authorized Capital Stock. Bancorp is authorized to issue 5,000,000 shares of common stock, none of which have been (or are expected prior to the merger to be) issued. Bancorp's board of directors may authorize the issuance of additional shares of common stock without further action by its shareholders, unless applicable laws or regulations or a stock exchange on which Bancorp's capital stock is listed requires shareholder action.

         The authority to issue additional shares of common stock provides Bancorp with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of common stock may be issued from time to time for any corporate purpose, including, stock splits, stock dividends, employee benefit and compensation plans (including awards under the Stock Award Plan), acquisitions and public or private sales for cash as a means of raising capital. The shares could be used to dilute the stock ownership of persons seeking to obtain control of Bancorp. The sale of a substantial number of shares of voting stock to persons who have an understanding with Bancorp concerning the voting of such shares, or the distribution or declaration of a dividend of shares of voting stock (or the right to receive voting stock) to its shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Bancorp.

         The Bank is authorized to issue 1,000,000 shares of common stock, of which 500,000 shares were issued and outstanding as of April 3, 2000. The Bank board of directors may authorize the issuance of additional shares of common stock without further action by its shareholders unless applicable laws or regulations require shareholder action.

         Preemptive Rights. The Kentucky Business Corporation Act provides that, unless a Kentucky corporation's articles of incorporation expressly provides for preemptive rights, shareholders of a Kentucky corporation do not have a preemptive right to acquire proportional amounts of the corporation's unissued shares upon a decision of the board of directors to issue shares. The Articles of Incorporation of neither Bancorp nor the Bank provide for preemptive rights to their shareholders.

         Amendment of Articles of Incorporation and Bylaws. Bancorp may amend its articles of incorporation in any manner permitted by Kentucky law. The Kentucky Business Corporation Act provides that a corporation's charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders. Bancorp's articles of incorporation require a vote of eighty percent (80%) or more of the shares of capital stock entitled to vote in an election of directors to amend, alter or repeal the articles of the articles of incorporation governing directors, the removal of a director from office without cause and business combinations.

         Bancorp board of directors may adopt, amend or repeal Bancorp's bylaws by a majority vote of the entire board of directors. The bylaws may also be amended or repealed by action of Bancorp's shareholders.

         Bancorp's articles of incorporation provides that Bancorp board of directors must exercise all powers unless otherwise provided by law. The board of directors may designate an executive committee and may authorize that committee to exercise all of the authority of the board of directors.

         The articles of incorporation of the Bank require a majority of the votes entitled to be cast on an amendment in order to amend, alter, modify or repeal any provision of the Bank's articles of incorporation.

         The Bank board of directors may adopt, amend or repeal the Bank bylaws by a vote of a majority of the entire board of directors, subject always to the power of the Bank shareholders to change or repeal such bylaws.

         Classified Board of Directors and Cumulative Voting. The articles of incorporation of both Bancorp and the Bank provide that the respective board of directors is to be divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of having a classified board of directors is that only approximately one-third of the members of the board of directors in question are elected each year. As a result, two annual meetings are required for shareholders to change a majority of the members of the Bank or Bancorp board of directors.

         The purpose of dividing the board of directors into classes is to facilitate continuity and stability of leadership by ensuring that experienced personnel familiar with the Bank or Bancorp, as the case may be, will be represented on the board of directors at all times, and to permit management to plan for the future for a reasonable amount of time. However, by potentially delaying the time within which an acquirer could obtain working control of the Bank or Bancorp board of directors, such provisions may discourage some potential mergers, tender offers or takeover attempts.

         Pursuant to the articles of incorporation of both the Bank and Bancorp, each holder of Bank or Bancorp common stock is entitled to one vote for each share of common stock held in the election of directors, and is entitled to cumulative voting rights in the election of directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The shareholder has the right to distribute all of his or her votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate.

         Director Removal. Bancorp's articles of incorporation provides that a director may be removed without cause by the shareholders only if the shareholders holding at least eighty percent (80%) of the voting power entitled to vote generally in the election of directors vote for such removal. The purpose of this provision is to prevent a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder. This provision may have the effect of impeding efforts to gain control of the board of directors by anyone who obtains a controlling interest in Bancorp common stock.

         The Bank articles of incorporation require the affirmative vote of at least a majority of the shares entitled to vote for the removal of any or all directors of the Bank.

         Limitations on Director Liability. Section 271B.8-330 of the Kentucky Business Corporation Act provides that a director shall not be liable for any action, or failure to take action, if he discharges his duties:

>>       in good faith;

>> with the care of an ordinarily prudent person in a like position under similar circumstances; and

>> in a manner the director reasonably believes to be in the best interests of the corporation.

         In discharging his duties, a director may rely on the information, opinions, reports or statements, including financial statements, prepared or presented by officers or employees of the corporation whom the director reasonably believes to be reliable. The director may also rely on such information prepared or presented by legal counsel, public accountants or other persons as to matters that the director reasonably believes are in the person's competence.

         The articles of incorporation of the Bank and Bancorp limit the liability of their directors to the greatest extent permitted by law and provide that no director shall be personally liable to the respective entities or their respective shareholders for monetary damages for a breach of his or her duties as a director, except for liability (a) for any transaction in which the director's personal financial interest is in conflict with the financial interest of the entity in question or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or are known to the director to be in violation of law,(c) for voting for or assenting to any distributions made in violation of Section 271B.8-330 of the Kentucky Revised Statutes or (d) for any transaction from which the director derives an improper personal benefit.

         Indemnification. Under the Kentucky Business Corporation Act, a corporation may indemnify any director against liability if the director:

>>       conducted himself or herself in good faith;

>> reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation;

>> reasonably believed, in all other civil cases, that his or her conduct was at least not opposed to the corporation's best interests; and

>> in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Unless limited by its articles of incorporation, a Kentucky corporation must indemnify, against reasonable expenses incurred by him or her, a director who was wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she is or was a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if three conditions are met:

>> the director must furnish the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct as set forth above;

>> the director must furnish the corporation a written undertaking by or on behalf of a director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses; and

>> a determination must be made that the facts then known to those making the determination would not preclude indemnification.

>> A director may apply for court-ordered indemnification under certain circumstances. Unless a corporation's articles of incorporation provide otherwise,

>> an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director;

>> the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director; and

>> a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

         The articles of incorporation of Bancorp and the bylaws of the Bank, provide for the indemnification of their respective directors and officers to the fullest extent permitted by Kentucky law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Bancorp under the provisions described above, Bancorp has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

         Special Meetings of Shareholders. Special meetings of Bancorp's shareholders may be called for any purpose or purposes whatever at any time by five (5) or more shareholders owning, in the aggregate, not less than twenty-five percent (25%) of the shares entitled to vote at such meeting.

         Special meetings of the Bank's shareholders may be called for any purpose by a majority of the members of the Bank board of directors, the Chief Executive Officer of Bank or by the holders of not less than twenty percent (20%)of all outstanding shares of Bank entitled to vote at such meeting.

         Actions by Shareholders Without a Meeting. The bylaws of both Bancorp and the Bank provide that any action required or permitted to be taken by their respective shareholders at a duly called meeting of shareholders may be effected by the unanimous written consent of the shareholders entitled to vote on such action.

         Shareholder Nominations and Proposals. The articles of incorporation and bylaws of both the Bank and Bancorp are silent as to whether a shareholder may nominate members of the board of directors or submit proposals to be presented at an annual meeting of shareholders.

         Business Combinations. Holders of eighty percent (80%) or more of Bancorp common stock must approve a merger, consolidation, a sale or lease of 10% of the assets of Bancorp or sale of Bancorp common stock if the other party to the transaction (including affiliates of such person)is a beneficial owner of 15% or more of the outstanding shares of Bancorp common stock. An eighty percent (80%) vote is not required for any merger or consolidation of Bancorp with or into any corporation or entity if a majority of the outstanding shares of voting capital stock is owned by Bancorp or if such transaction is approved by a majority of "continuing directors"(as defined in the articles of incorporation).

         The requirement of a supermajority vote of shareholders to approve certain business transactions may discourage a change in control of Bancorp by allowing a minority of Bancorp's shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the board of directors could cause an eighty percent (80%) vote to be required to approve a transaction and thereby enable management to retain control over the affairs of Bancorp. The primary purpose of the supermajority vote requirement is to encourage negotiations with Bancorp by groups or corporations interested in acquiring control of Bancorp and to reduce the danger of a forced merger or sale of assets.

         As a Kentucky corporation, Bancorp is or could be subject to certain restrictions on business combinations under Kentucky law, including, but not limited to, combinations with interested shareholders.

         Holders of a majority of the shares of Bank common stock must approve a merger, consolidation, or a sale, lease or other disposition of all or substantially all of the assets of Bank.

         Limitations on Ability to Vote Stock. The articles of incorporation and bylaws of Bancorp and the Bank contain no provisions restricting a shareholder's ability to vote shares of his voting stock of Bancorp or the Bank.

         Dissenters' Rights of Appraisal. Under the Kentucky Business Corporation Act, a shareholder is generally entitled to dissent from a corporate action and obtain payment of the fair value of his shares in certain events. These events generally include: (1) mergers, share exchanges and sales of substantially all of the corporation's assets other than in the usual and regular course of business, if the shareholder is entitled to vote on the transaction; (2) certain types of amendments of the corporation's articles of incorporatiaon that materially and adversely affects a shareholder's rights; or
(3) other corporate actions taken pursuant to a shareholder vote, to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provide for dissenters' rights. The articles of incorporation and bylaws of Bancorp and the Bank do not provide for any such additional dissenters' rights.

         For information regarding Bank shareholders' right to dissent from the transactions contemplated by the Plan of Merger, see "ANNUAL MEETING OF BANK SHAREHOLDERS -- Dissenters' Rights" and Appendix C attached to this proxy statement-prospectus.

         Shareholders' Rights to Examine Books and Records. The Kentucky Business Corporation Act provides that a shareholder of a Kentucky corporation may inspect and copy books and records of the corporation during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareholder desires to inspect.

         Dividends. Bancorp's ability to pay dividends on its common stock is governed by Kentucky corporate law. Under Kentucky corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

         The Bank's Board of Directors may declare dividends on shares of Bank common stock out of funds legally available therefor. The payment of dividends on Bank common stock is subject to certain limitations imposed by law. Under Kentucky law, dividends by Kentucky banks may be paid only from current or retained net profits. Before any dividend may be declared for any period, other than with respect to preferred stock, if any, a bank must increase its capital surplus by at least 10% of the net profits of the bank for such period until the bank's capital surplus equals the amount of its stated capital attributable to its common stock. Moreover, the Commissioner of the Kentucky Department of Financial Institutions must approve the declaration of dividends if the total dividend to be declared by a bank for any calendar year would exceed the bank's total net profits for such year combined with its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of preferred stock, if any, or debt.

         Purchase of Own Stock. Under Kentucky law, a corporation such as Bancorp may purchase, take, receive or otherwise acquire its own shares so long as such action will not (i) render the corporation unable to pay its debts as they become due in the normal course of business or (ii) render the corporation's total assets less than the sum of its total liabilities plus amounts needed (if the corporation were to be dissolved at such time) to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those whose shares are being purchased. However, in some circumstances a bank holding company may not purchase or redeem its own shares without prior notice to and approval of the Federal Reserve Board.

         Under Kentucky law, a state bank such as the Bank may not make any loan on the security of its own capital stock, or purchase its own capital stock, except to satisfy or protect a loan previously made in good faith and in the ordinary course of business. Any stock so purchased or acquired must, under Kentucky law, be sold or disposed of within six months at public or private sale.

         Taxation. In certain jurisdictions it may be more advantageous to hold shares of Bank common stock rather than Bancorp common stock, because Bank common stock may be exempt from ad valorem taxation, may entitle the holder to receive dividends tax-free and may qualify as a legal investment for fiduciaries. Some or all of these advantages may not be available with respect to Bancorp common stock.

Information Respecting Bancorp

         Bancorp has been inactive since its formation and consequently no information is available with respect to prior business operations.

         Dividends. Owners of Bancorp common stock are entitled to such dividends and other distributions as may be declared from time to time by the Board of Directors of Bancorp out of funds legally available therefor. The board of directors of a Kentucky corporation may declare dividends and make a distribution unless, after giving effect to such distribution, (i) the corporation will not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus amounts needed (if the corporation were to be dissolved at such time) to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those whose shares are being purchased.

         Bancorp's ability to pay dividends is dependent upon payment of dividends by the Bank to Bancorp. The declaration of dividends by the Bank must in turn be consistent with the requirements and limitations of Kentucky law, which requires the approval of the Kentucky Department of Financial Institutions for payment of dividends by the Bank in excess of the total of the Bank's net profits for the year declared combined with the retained net profits for the preceding two years.

         Inasmuch as the Bank has not declared a dividend on Bank common stock since the commencement of its operations, no dividends on Bancorp common stock are anticipated in the near future. It is expected that dividends on Bancorp common stock will depend upon the Bank's income and financial condition and upon other factors not presently determinable.

         Price Ranges of Bancorp Common Stock. No shares of Bancorp common stock have been issued to date. While Bancorp hopes that an established public trading market will develop for Bancorp common stock, it is contemplated that, as has been the case with respect to Bank common stock, trading in shares of Bancorp common stock will be sporadic in the near future following the merger.

         Management. The following tabulation lists the names and certain information about Bancorp's directors and executive officers as of April 3, 2000. The chart also lists the projected beneficial ownership of Bancorp common stock on the part of directors and executive officers upon consummation of the merger, assuming no shareholder dissents and exercises his appraisal rights with respect to his shares of Bank common stock. The directors and executive officers of the Bancorp are currently executive officers and directors of the Bank. For a table listing the ownership of Bank common stock of the individuals who serve as executive officers and directors of Bancorp, see "Information Respecting the Bank - Stock Ownership of Executive Officers and Directors", below. No shares of Bancorp common stock have been (or are expected prior to the merger to be) issued.


                                                   Business                           Amount and
                                                  Experience                           Nature of
      Name, Age and Position(s)                   During Past              Term       Beneficial       Percent of
         Held with Bancorp(1)                     Five Years               Began      Ownership(2)       Stock

Len Aldridge                             Vice-President, Limited           2000         45,000(3)         4.50
Age - 62                                 Partners of Lexington, Inc.
Director                                 (real estate management
                                         company)

Dennis R. Anderson                       Owner, Dennis Anderson Real       2000         10,000(4)         1.00
Age - 47                                 Estate, Inc. (real estate
Director                                 development and investment
                                         company)

John D. Barlow                           President, Barlow Homes,          2000         11,594(5)         1.16
Age - 40                                 Inc. (home builder)
Director

Julian E. Beard                          Chairman of the Board             2000          10,000(4)        1.00
Age - 62                                 of Directors and Founder
Chairman of the Board of                 of the Bank since March 1,
Directors; President                     2000; President and Chief
                                         Executive Officer of the
                                         Bank from 1997 to March 1,
                                         2000; Previously President,
                                         B.S.C., Inc. (community bank
                                         data processing and
                                         operations management
                                         company) from 1990


James R. Burkholder                      Executive Vice-President of       2000         6,000(4)           .60
Age - 50                                 Bank since 1997; Previously
Director; Vice-President                 partner, First Commonwealth
                                         Capital Management, Inc.
                                         from 1993


Harold Glenn Campbell                    President and Chief               2000         52,000(6)         5.20
Age - 49                                 Executive Officer Farmers
Director                                 State Bank, Booneville,
                                         Kentucky

William A. Combs, Jr.                    Officer and Director,             2000         20,000            2.00
Age - 59                                 Ellerslie Corp. and Dana
Director                                 Motor Company of Cincinnati

A. F. Dawahare                           President and Chief               2000         20,000(7)         2.00
Age - 68                                 Executive Officer,
Director                                 Dawahare's, Inc. (retail
                                         clothier)

Dr. Kenneth L. Gerson                    Allergist (Gerson & Greisner      2000         10,000            1.00
Age - 69                                 M.D.)
Director

Tommy R. Hall                            President and Owner, Hall's       2000         10,570            1.06
Age - 62                                 Enterprises, Inc.
Director

R. Greg Kessinger                        Executive Vice-President and      2000         10,050(8)         1.01
Age - 50                                 Chief Credit Officer of Bank
Director; Secretary/Treasurer            since 1997; Previously
                                         President and Chief
                                         Executive Officer of
                                         Whitaker Bank, N.A. from 1994

Erle L. Levy                             Owner, Kentucky Lighting and      2000         10,000(9)         1.00
Age - 66                                 Supply, Inc.
Director

David R. McCulloch                       Director of Sales, Schaefer       2000         10,000            1.00
Age - 35                                 Systems International
Director                                 (industrial packaging
                                         company)

Dr. Ira P. Mersack                       Dermatologist (Dermatology        2000         20,000(10)        2.00
Age - 59                                 Associates of Kentucky,
Director                                 P.S.C.)

Fon Rogers, II                           Manager, Mary-Lon                 2000         22,500(11)        2.25%
Age - 49                                 Investments, LLC, an
Director                                 investment limited liability
                                         company,  and Rogers Run,  LLC (manages
                                         mineral holdings in Kentucky);  Trustee
                                         of  four  trusts   containing   mineral
                                         properties  in  Kentucky,  Virginia and
                                         West Virginia

Robert J. Rosenstein                     President, Shoppers Village       2000        30,010(12)         3.00
Age - 47                                 Liquors, Inc. (d/b/a The
Director                                 Liquor Barn); Commercial
                                         real estate developer

Dr. Ronald J. Saykaly                    Rheumatologist (Ronald J.         2000        40,000(13)         4.00
Age - 57                                 Saykaly, M.D., P.S.C.)
Director


John S. Shropshire                       Community Trust Bancorp,          2000            0 (14)            0
Age - 51                                 Inc. [President, Chief
Director                                 Executive Officer and
                                         Director, Flemingsburg,
                                         Kentucky affiliate
                                         (1995-1997); Executive
                                         Vice-President and Senior
                                         Lending Officer, Pikeville,
                                         Kentucky(1997-1998);
                                         President and
                                         Chief Executive Officer
                                         Central Kentucky Region
                                         (1998-2000)]

Richard S. Trontz                        Owner, Hopewell Farm and          2000         15,000            1.50
Age - 45                                 Bluegrass Bloodstock Agency
Director                                 (bloodstock services and
                                         equine insurance)

William T. Vennes                        Retired Vice-President and        2000         25,900            2.59
Age - 59                                 General Manager of the
Director                                 Imaging Solutions Division,
                                         Lexmark International, Inc.

Kathy E. Walker                          Owner, Elm Street Resources,      2000         10,000            1.00
Age - 41                                 Inc. (coal sales agency)
Director

D. Woodford Webb, Jr.                    Attorney (Webb, Hoskins,          2000         10,000            1.00
Age - 31                                 Glover & Thompson, P.S.C.)
Director
                  Total Shareholdings                                                  398,624           39.86%

         1"Executive officer" means the president, secretary, treasurer, any vice-president in charge of a principal business function and any other person who performs similar policymaking functions for Bancorp, such as an auditor or a cashier.
         2The persons listed, unless otherwise indicated, are expected to be the sole owners of the reported securities and accordingly will exercise both sole voting and sole investment power over the securities. However, as indicated in the following footnotes, this column includes, in some instances, shares which are not expected to be held of record by the person listed. These shares are reported because of the definition of "beneficial ownership" for purposes of the federal securities laws. In each such case the director or executive officer disclaims beneficial ownership of any such shares and declares that the filing of this statement shall not be construed as an admission that the director or executive officer is, for the purposes of sections 13(d), 13(g) or 14(d) of the Securities Exchange Act of 1934, or for any other purpose, the beneficial owner of such securities.
         3Includes 10,000 shares expected to be held by Brookhaven Trust Properties of which Mr. Aldridge is a co-trustee.
         4Shares are expected to be held in an individual retirement account for the benefit of the named person.




         5Includes 1,094 shares expected to be held in an individual retirement account for the benefit of Mr. Barlow.
         6Shares are expected to be held by the Harold Glenn Campbell Trust. 7Shares are expected to be held by the S F Dawahare Estate Limited Partnership.
         8Includes 10,000 share expected to be held in an individual retirement account for the benefit of Mr. Kessinger and 50 shares expected to be held by Mr. Kessinger's wife, Lana C. Kessinger. 9Shares are expected to be jointly owned with Mr. Levy's wife, Sara Levy.
         10Includes 10,000 shares expected to be held for the benefit of Dr. Mersack by National City Bank as Custodian for Dermatology Associates of Kentucky, P.S.C. Profit Sharing Plan.
         11Includes 500 shares expected to be held by Mr. Rogers' wife, Rosella D. Rogers, 500 shares expected to be held in an individual retirement account for the benefit of Rosella D. Rogers, 500 shares expected to be held by Mr.Rogers' wife as custodian for his son, Jonathan M. Rogers and 1,000 shares expected to be held by two trusts (500 shares in each trust) for other of Mr. Rogers' children. 12Includes 10 shares expected to be held by Mr. Rosenstein as custodian for his son, Ross J. Rosenstein.
         13Shares are expected to be jointly owned with Dr. Saykaly's wife, Teresa G. Saykaly.
         14Does not reflect options for the purchase of 20,000 shares of Bancorp common stock which Mr.Shropshire is expected to hold.

         Standing Committees. Bancorp has no standing committees of the board of directors. It currently anticipates appointing in the near future an executive committee and an audit committee, which committees would perform functions for Bancorp similar to the functions performed by such committees of the Bank board of directors. See "Information Respecting the Bank: Committees of the Board of Directors," below.

         Meetings of the Board of Directors. The Board of Directors of Bancorp has held two meetings apart from its organizational meeting since it was incorporated on February 11, 2000, at which meetings this proxy statement-prospectus, the merger and the filing of all necessary regulatory applications in connection with the merger were adopted and approved. It is anticipated that following the merger the Board of Directors of Bancorp will hold regular meetings and special meetings, as deemed necessary.

         Pending Legal Proceedings. There are no material pending legal proceedings in which Bancorp is involved, including proceedings in which any director, officer or affiliate of Bancorp, any owner of record or beneficially of more than five percent (5%) of Bancorp common stock, or any associate of a director, officer or five percent (5%) security holder is a party adverse to Bancorp or has a material interest adverse to Bancorp.

         Compensation. No officers or directors of Bancorp have been compensated for their services in such capacities, and no such compensation is contemplated by Bancorp for such services in the immediate future.

Information Respecting the Bank

         Business of the Bank. The Bank, as presently constituted, was organized in 1997. The Bank actively competes on the local and regional levels with other commercial banks and financial institutions for all types of deposits, loans and the financial and other services which it offers. The Bank's general market area consists of Fayette County. The Bank is subject to competition not only from the other commercial banks located in Fayette County, but also from commercial banks located elsewhere and from other types of banks and savings and loan associations located in the Bank's service area. For several years, competition has been increasing because of the number of financial service entities that are competing for deposits and loans and providing financial management services. These other entities include money market funds, finance companies, investment banking firms, insurance companies, pension funds and large retail organizations. Many of the banks and other financial institutions with which the Bank competes have capital and resources substantially in excess of the Bank's capital and resources.

         The Bank is one of 18 commercial banks and thrift institutions with offices located in Fayette County, Kentucky, which is the Bank's primary market area. As of March 31, 2000, the Bank had total assets of $___________ and total deposits of $--------------.

         The Bank engages in a wide range of commercial and personal banking activities, including the usual acceptance of deposits for checking, savings and time deposit accounts; extension of secured and unsecured loans to corporations, individuals and others; issuance of letters of credit; rental of safe deposit boxes and financial counseling for institutions and individuals. The Bank's lending services include commercial, industrial, real estate, installment, credit cards and participation in loans with other banks.

     The Bank's main offices are located 400 East Main Street in Lexington, Kentucky. The Bank has one branch office which is located at 2100 Southview Drive in Lexington, Kentucky and intends to make application with the Kentucky Department of Financial Institution to open a second branch office at the corner of Parliament Drive and Tates Creek Road in Lexington. The Bank's current branch has a drive- through teller facility and ATM facilities.

         Both of the Bank's current offices are leased and the land for the branch facility for which the Bank has applied will be leased as well. The Bank's main office lease is for a period of five years (beginning October 15, 1997), with the bank holding the option to extend said lease term for three additional terms of three years each. During the first two years of the initial term of this lease, the Bank is obligated to pay annual rental of $66,000, with such annual rental increasing to $69,000 for the other three years of the initial term. Said annual rental during the first two and the third of the lease options will increase to $70,000 and $73,200, respectively.

         The Bank's current branch office is leased for an initial term of five years (beginning November 1, 1997), with the Bank having options to extend said lease for three additional terms of five years each. During the initial term of this lease, the Bank is obligated to make annual rental payments of $45,500, and said rental obligation would increase in any lease extension period based upon increases in the consumer price index.

         The branch office for which the Bank intends to make application will be on land leased for an initial term of four years with the Bank holding options to extend the lease for five additional terms of five years each. Under this lease the Bank will pay annual rent ranging from $55,000 in the first year of the lease to $109,514.68 in the last of the lease extension periods.

         The Bank anticipates a cost of at least $700,000 to construct, equip and furnish the new facility on the site for the branch respecting which the Bank intends to make application.

         As of April 3, 2000, the Bank had 22 full-time employees. Management considers employee relations to be good. None of the Bank's employees are covered by a collective bargaining agreement.

         Dividends. Holders of Bank common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Bank has paid no dividends since it commenced business and no such dividends are anticipated in the immediate future.

         Federal and state statutes and regulations restrict the payment of dividends by state-chartered banks. Under Kentucky law, dividends by Kentucky banks may be paid only from current or retained net profits. Before any dividend may be declared for any period, other than with respect to preferred stock, if any, a bank must increase its capital surplus by at least 10% of the net profits of the bank for such period until the bank's capital surplus equals the amount of its stated capital attributable to its common stock. Moreover, the Commissioner of the Kentucky Department of Financial Institutions must approve the declaration of dividends if the total dividend to be declared by a bank for any calendar year would exceed the bank's total net profits for such year combined with its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of preferred stock, if any, or debt. See "SUPERVISION AND REGULATION - The Bank: Dividend Restrictions".

         Price Ranges of Bank Common Stock. The common shares of the Bank are not traded on any listed stock exchange. The shares are traded in the over-the-counter market under the symbol "FSLX", on an order-match basis, whereby buyers and sellers of the stock execute transactions on a no spread basis. No bid or asked prices are quoted. Trading volume in Bank common stock is considered light and the stock is thinly traded. The following represents the reported prices for which shares of Bank common stock have been exchanged since the Bank's formation on a per share basis, as well as the total trading volume in Bank common stock:

                                 Price Per Share

                                                                   No. of Shares

                                                            Traded During Period

                                  High                Low

1997         4th Quarter          20                 20              400

1998         1st Quarter          23                 20            5,500
             2nd Quarter          25                 20            3,800
             3rd Quarter          26                 23 3/4        3,800
             4th Quarter          27                 25            2,300

1999         1st Quarter          26                 25            9,200
             2nd Quarter          26 1/2             24           34,200
             3rd Quarter          26 3/4             25 1/2       39,900
             4th Quarter          26                 21            2,100

2000         1st Quarter

     These price quotations are derived from data furnished to the Bank by the NASD OTC Bulletin Board and, accordingly, the Bank cannot guarantee the accuracy or reliability of such price quotations. Some trades may occur which are not reported to the NASD OTC Bulletin Board. Since there is no established public trading market for Bank common stock, there can be no assurance that the price information set forth above is representative of prices which could be obtained from sales of Bank common stock in established open market transactions.

     Principal Holders of Voting Securities. As of April 3, 2000, there were approximately 383 holders of Bank common stock (including both beneficial holders and record holders). The following tabulation sets forth the name and address of each person known to management who owns beneficially (as determined in accordance with the rules and regulations of the Securities and Exchange Commission) more than five percent (5%) of the outstanding shares of Bank common stock, as of April 3, 2000:

                              Amount and Nature of

Name and Address                Beneficial Ownership           Percent of Class

Donald K. Poole                       51,950                       10.39%
1999 Richmond Road
Lexington, Kentucky 40507

Harold Glenn Campbell Trust           26,000                        5.20%
Route 3, Box 67
Booneville, Kentucky 41314

         Management. The following table lists the persons currently serving as directors of the Bank in addition to the persons nominated for election at the annual meeting (see "ELECTION OF DIRECTORS"):



                             Year First                                    Business Experience
Nominee                      Elected         Positions with                  During the Past
and Age                      Director           the Bank                       Five Years

                      Serving Two-Year Terms Ending in 2001


James R. Burkholder          1997            Director; Executive           Executive Vice-President of
(50)                                         Vice-President                the Bank since 1997;
                                                                           Previously partner, First
                                                                           Commonwealth Capital
                                                                           Management, Inc. from 1993

Harold Glenn Campbell        1997            Director                      President and Chief Executive
(49)                                                                       Officer, Farmers State Bank,
                                                                           Booneville, Kentucky

William A. Combs, Jr.        1997            Director                      Officer and Director,
(59)                                                                       Ellerslie Corp. and Dana
                                                                           Motor Company of Cincinnati

Dr. Kenneth L. Gerson        1997            Director                      Allergist (Gerson & Greisner
(69)                                                                       M.D.)

Tommy R. Hall                1997            Director                      President and Owner, Hall's
(62)                                                                       Enterprises, Inc.

Richard S. Trontz            1997            Director                      Owner, Hopewell Farm and
(45)                                                                       Bluegrass Bloodstock Agency
                                                                           (bloodstock services and
                                                                           equine insurance)

William T. Vennes            1997            Director                      Retired Vice-President and
(59)                                                                       General Manager of the
                                                                           Imaging Solutions Division,
                                                                           Lexmark International, Inc.

                 Serving Three-Year Terms Ending in 2002

Julian E. Beard              1997            Chairman of the Board of      Chairman of the Board of
(62)                                         Directors and Founder         Directors and Founder of the
                                                                           Bank since March 1, 2000;
                                                                           President and Chief Executive
                                                                           Officer of the Bank from 1997
                                                                           to March 1, 2000; Previously
                                                                           President, B.S.C., Inc.
                                                                           (community bank data
                                                                           processing and operations
                                                                           management company) from 1990

Len Aldridge                 1997            Director                      Vice-President, Limited
(62)                                                                       Partners of Lexington, Inc.
                                                                           (real estate management
                                                                           company)

A. F. Dawahare               1997            Director                      President and Chief Executive
(68)                                                                       Officer, Dawahare's, Inc.
                                                                           (retail clothier)

Fon Rogers, II               1997            Director                      Manager, Mary-Lon
(49)                                                                       investment liability limited
                                                                           company, and Roger Run, LLC
                                                                           (manages mineral holdings
                                                                           in Kentucky); Trustee of
                                                                           four trusts containing
                                                                           mineral properties in
                                                                           Kentucky, Virginia and
                                                                           West Virginia

Robert J. Rosenstein         1997            Director                      President, Shoppers Village
(47)                                                                       Liquors, Inc. (d/b/a The
                                                                           Liquor Barn); Commercial real
                                                                           estate developer

Dr. Ronald J. Saykaly        1997            Director                      Rheumatologist (Ronald J.
(57)                                                                       Saykaly, M.D., P.S.C.)

Kathy E. Walker              1997            Director                      Owner, Elm Street Resources,
(41)                                                                       Inc. (coal sales agency)

         In addition to the persons listed in the table above, Michael Lischin, Don K. Poole, Irving Rosenstein, Warren W. Rosenthal and Dr. Sibu P. Saha serve as advisory directors of the Bank.

         Committees of the Board of Directors. There are six standing committees of the Board of Directors of the Bank: the Asset/Liability Management Committee, the Director Loan Policy Committee, the Investment Committee, the Audit Committee, the Community Reinvestment Act Committee and the Executive Committee.

         The Asset/Liability Management Committee consists of directors Beard, Burkholder, Kessinger, Saykaly and Shropshire. In addition, Bank Vice-Presidents Greg Doyle and Ben New serve on this committee. The Asset/Liability Management Committee establishes and monitors adherence to the Bank's asset/liability policies and monitors the Bank's interest rate sensitivity and liquidity.

         The Director Loan Policy Committee consists of directors Beard, Burkholder, Kessinger, Barlow, Hall, Levy, Rosenstein, Shropshire, Trontz, Vennes and Webb. The Director Loan Policy Committee establishes the Bank's lending policies, monitors adherence to the Bank's lending policies and regulatory lending requirements, reviews and participates in the loan approval process respecting loans in excess of $750,000 and monitors the quality of the Bank's loan portfolio, including a review of the Bank's allowance for loan and lease losses.

         The Investment Committee consists of directors Beard, Burkholder, Aldridge, Combs, Dawahare, Levy, Rogers, Saykaly and Shropshire. The Investment Committee establishes the Bank's investment policies, monitors adherence to the Bank's investment policies and regulatory investment requirements and reviews the Bank's investment portfolio.

         The Audit Committee consists of directors Anderson, Dawahare, Gerson and McCulloch. The Audit Committee nominates an independent accounting firm to conduct an annual audit of the Bank, reviews the Bank's audited financial statements and monitors and supervises the Bank's internal audit control. The Audit Committee reports the result of the annual audit in writing to the Board, such report stating whether the Bank is in a sound condition and whether adequate internal controls and procedures are being maintained.

         The Community Reinvestment Act Committee consists of directors Beard, Burkholder, Kessinger, McCulloch, Saykaly, Shropshire, Walker and Webb. In addition, Bank Vice-President Ben New serves as secretary to this committee. The Community Reinvestment Act Committee monitors the Bank's adherence to the Community Reinvestment Act of 1978.

         The Executive Committee consists of directors Beard, Burkholder, Kessinger, Aldridge, Campbell, Combs, Rogers, Rosenstein, Shropshire and Vennes. The Executive Committee previews all matters that are brought to the Bank's Board of Directors and has the power to direct the business of the Bank except for such actions as are required by law to be effected by the entire Board of Directors.

         Board and Board Committee Meetings. In 1999, there were 13 meetings held by the Board of Directors. With respect to Board of Directors committees, such committees held the following number of meetings in 1999: Asset Liability Management Committee, 5 meetings; Director Loan Policy Committee, 21 meetings; Investment Committee, 6 meetings; Audit Committee, 3 meetings; Community Reinvestment Act Committee, 4 meetings; and Executive Committee, 13 meetings.

         Stock Ownership of Executive Officers and Directors. The table below gives information as to the shares of Bank common stock beneficially owned as of April 3, 2000 by each Bank director and executive officer, and by all such persons as a group. Unless otherwise indicated, beneficial ownership includes both sole voting power and sole investment power.


                             Amount and Nature of                     Eligible
                             Beneficial Ownership of                  Shares
                             Bank Common Stock as of    Percent of    Subject to
Name of Beneficial Owner        April 3, 2000           Class*        Warrants**


Julian E. Beard             5,000(1)                    1.00          1,340

James R. Burkholder         3,000(1)                     .60              0

R. Greg Kessinger           5,025(2)                    1.01              0

Len Aldridge               22,500(3)                    4.50              0

Dennis R. Anderson          5,000(1)                    1.00          1,340

John D. Barlow              5,797(4)                    1.16          1,340

Harold Glenn Campbell      26,000(5)                    5.20              0

William A. Combs, Jr.      10,000                       2.00          1,340

A. F. Dawahare             10,000(6)                    2.00          2,948

Dr. Kenneth L. Gerson       5,000                       1.00          1,340

Tommy R. Hall               5,285                       1.06          1,340

Erle L. Levy                5,000(7)                    1.00          1,340

David R. McCulloch          5,000                       1.00          1,340

Dr. Ira P. Mersack         10,000(8)                    2.00          2,747

Fon Rogers, II             11,250(9)                    2.25          2,948

Robert J. Rosenstein       15,005(10)                   3.00          4,422

Dr. Ronald J. Saykaly      20,000(11)                   4.00              0

John S. Shropshire              0(12)                      0              0

Richard S. Trontz           7,500                       1.50          2,211

William T. Vennes          12,950                       2.59          1,340

Kathy E. Walker             5,000                       1.00              0

D. Woodford Webb, Jr.       5,000                       1.00          1,340

TOTAL:                    199,312                      39.86         28,676


         *Exclusive of shares of Bank common stock that may be purchased pursuant to warrants. **Represents rights to purchase the number of shares of Bank common stock indicated at a price of $20.00 per share (or, following the merger, Bancorp shares equal to double the amount of shares of Bank indicated at a price of $10.00 each) at any time during the sixth full calendar year of Bank operations. These warrants were issued to the individuals reflected in 1997 by virtue of such persons' actions as initial investors of the Bank.
         1Shares are held in an individual retirement account for the benefit of the named person.
         2Includes 5,000 shares held in an individual retirement account for the benefit of Mr. Kessinger and 25 shares held by Mr.Kessinger's wife, Lana C. Kessinger.
         3Includes 5,000 shares held by Brookhaven Trust Properties of which Mr. Aldridge is a co-trustee.
         4Includes 547 shares held in an individual retirement account for the benefit of Mr. Barlow.
         5Shares are held by the Harold Glenn Campbell Trust.
         6Shares are held by the S F Dawahare Estate Limited Partnership. 7Shares are jointly owned with Mr. Levy's wife, Sara Levy.
         8Includes 5,000 shares held for the benefit of Dr. Mersack by National City Bank as Custodian for Dermatology Associates of Kentucky, P.S.C. Profit Sharing Plan.
         9Includes 250 shares held by Mr. Rogers' wife, Rosella D. Rogers, 250 shares held in an individual retirement account for the benefit of Rosella D. Rogers, 250 shares held by Mr.Rogers' wife as custodian for his son, Jonathan M. Rogers and 500 shares held by two trusts (250 shares in each trust)for other of Mr. Rogers' children.
         10Includes 5 shares held by Mr. Rosenstein as custodian for his son, Ross J. Rosenstein.
         11Shares are jointly owned with Dr. Saykaly's wife, Teresa G. Saykaly. 12Does not reflect 10,000 shares of Bank common stock respecting which the Bank has agreed to extend options to Mr.Shropshire.

         Compensation of Executive Officers and Directors. The following table sets forth information with respect to the Bank's three (3) executive officers (apart from John S. Shropshire whose employment with the Bank began March 1, 2000 and whose compensation is described at "THE MERGER - Interests of Certain Persons in the Merger: Shropshire Agreement") for the three (3) fiscal years ended December 31, 1999:


                                  Annual Compensation


                                                                              Long-Term
                                                                             Compensation

                                                                               Awards

Name and                       Fiscal                                     Restricted Stock        All Other
Principal Position              Year       Salary           Bonus             Awards             Compensation(1)

Julian E. Beard                 1999       100,000          ---                   ---             4,285.68
Chairman of the Board of        1998       100,000          ---                   ---             4,285.68
Directors and Founder           1997        75,000
(President and CEO until
March 1, 2000)

James R. Burkholder             1999        85,000         1,000                  ---             3,187.68
Executive Vice-President        1998        85,000          ---                   ---             3,187.68
                                1997        63,750

R. Greg Kessinger               1999        80,000         1,000                  ---             2,400.00
Executive Vice-President        1998        80,000          ---                   ---             2,400.00
and Chief Credit Officer        1997        46,666


(1) Represents the amounts contributed by the Bank to the named participants' accounts in the Bank 401(k) Profit Sharing Plan.


         Directors of the Bank currently receive no fees for their services in such capacity.

         Transactions with Management. The Bank has had and expects in the future to have banking transactions in the ordinary course of business with directors and executive officers of the Bank and their associates. All loans to such persons or their associates have been on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and have not involved more than normal risk of collectibility or other unfavorable features.

         Management's Discussion and Analysis of Financial Condition and Results of Operations. The following discussion and analysis is presented to illustrate and describe an overview of the business, and the results of operations and financial condition of the Bank. It identifies trends and significant changes that occurred during the reported periods and should be reviewed in conjunction with the Bank's audited financial statements included in Appendix B to this proxy statement-prospectus.

                             Overview of Operations

         The mission of the Bank is to firmly establish itself in Lexington, Kentucky as a community owned and operated full-service bank providing traditional products and services typically offered by commercial banks. The Lexington banking market is highly competitive with 18 commercial banks and thrift institutions currently serving the market. Management believes that the Bank's ability to compete is enhanced by its posture as a locally managed bank with a base of local shareholders and board of directors. Most of the banks in Lexington are part of larger bank holding companies headquartered outside of the Lexington/Fayette County market and Kentucky. Promoting local management and ownership has proven effective for the Bank in attracting customers, fostering loyalty to the Bank and establishing and maintaining strong asset quality. Management has and intends to continue emphasizing the Bank's Lexington roots, and the Bank's philosophy of giving its customers prompt and responsive personal service.

         Following   completion  of  a  $10,000,000  initial  capital  offering,
($9,802,884 net of commissions on the sale of stock), the Bank commenced operations as a newly chartered commercial bank on November 17, 1997 at 400 East Main Street, Lexington, Kentucky. At December 31, 1997, approximately six weeks after opening, the Bank had total assets of $13,736,200 and had incurred a net loss from operations of $253,880 which includes $133,185 of pre-opening expenses reimbursed to the organizers upon commencement.

                              Results of Operations

         The operating results for the Bank substantially depend on net interest income, which is the difference between interest income on interest-earning assets, primarily loans and investment securities, and interest expense on interest-bearing liabilities, primarily deposits. The Bank's net income or loss is also affected by the amount of the provision for loan loss and other income and operating expenses.

         Net  Interest   Income.   Net  interest  income  is  determined  by  an
institution's interest rate spread (i.e. the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the amount of interest-earning assets financed by noninterest-bearing liabilities or stockholders' equity. Net interest income is primarily affected by volume and rate of average interest-earning assets and interest-bearing liabilities. The following table sets forth, for the periods ending December 31, 1999 and 1998, information regarding the total dollar amount of interest income from interest-earning assets and the resultant average yields earned; the total dollar amount of interest expense on interest-bearing liabilities and the resultant average rate; net interest income; interest rate spread; and net yield on interest-earning assets (also referred to herein as net interest margin):

AVERAGE BALANCE SHEETS AND RATES

                                               Year ended December 31, 1999                     Year ended December 31, 1998

                                          Average                         Average         Average                          Average
ASSETS                                   Balance (1)        Interest       Rate          Balance (1)        Interest        Rate

Interest -Earning Assets


Securities                                $ 3,868,770       $205,410        5.31%          $ 1,519,609       $ 83,806         5.51%

   Unrealized gain on
   available for sale
   securities                             (    55,387)       ________                              372        ________


Total investment securities                 3,813,383        205,410        5.39             1,519,981         83,806         5.51



Loans (2)

   Commercial                              20,526,232      1,733,964        8.45             5,369,402        470,410         8.76

   Real estate commercial                  23,920,929      2,035,777        8.51             5,539,470        514,596         9.29

   Real estate residential                  5,743,709        469,694        8.18             2,254,788        182,304         8.09

   Consumer                                 5,942,717        494,397        8.32             1,765,298        149,462         8.47

Total                                      56,133,587      4,733,832        8.43            14,928,958      1,316,772         8.82



Federal funds sold                          9,040,428        447,535        4.95            13,307,149        717,107         5.39



Total interest-earning assets             $68,987,398     $5,386,777        7.81%          $29,756,088     $2,117,685         7.12%



Allowance for loan losses                (    579,376)                                    (    103,865)



Non-interest earning assets

   Furniture, fixtures,
   equipment and leasehold
   improvements                               804,998                                          733,628

   Cash and due from banks                  1,789,128                                          717,789

   Interest receivable and other
   assets                                     479,612                                          296,160

Total Assets                              $71,481,760                                      $31,399,800


LIABILITIES AND STOCKHOLDERS' EQUITY

                                 Year ended December 31, 1999                Year ended December 31, 1998
Interest-bearing liabilities

Deposits


Interest-bearing

demand deposits                  $15,159,860    $ 660,759         4.36%    $7,603,916    $ 350,626    4.61%


Savings deposits                   3,475,784      135,820         3.91      1,333,291       49,093    3.68

Time deposits                     40,219,978    2,198,432         5.47     11,976,853      693,483    5.79

Total interest-bearing deposits   58,855,622    2,995,011         5.09%    20,914,060    1,093,202    5.23



Federal funds purchased and
   securities sold under
   agreement to repurchase         309,106         15,170         4.91              -            -       -

Total interest-bearing

   liabilities                 $59,164,728      $3,010,181        5.09%   $20,914,060    $1,093,202   5.23%



Noninterest-bearing
   liabilities

Noninterest-bearing demand

   deposits                      3,836,962                                  1,420,442

Interest payable and other
  liabilities                      351,132                                    142,570

Stockholders' equity             8,128,938                                  8,922,728



Total Liabilities and

   Stockholders' Equity         $71,481,760                                $31,399,800



Interest margin recap
  Net interest income and
  interest rate spread                          $2,376,596         2.72%                  $1,024,483    1.89%

   Net interest income margin
   on interest-earning assets                                      3.45%                                3.44%

(1)  Average balances are computed using daily balances.
(2) Non-accrual loans (if any) are included in average loan balances and loan fees received are included in interest income. oan fees were $246,341 for 1999 and $101,390 for 1998.


         It is not uncommon for newly organized banks, like the Bank, to incur net losses during the first two to three years of operation. During 1998, the Bank's first full year of operation, the Bank incurred a net loss of $(1,260,582). Of this amount, $328,948 was provided to the Bank's allowance for loan loss reserve account, and $152,782 was a non-recurring charge for a change in accounting principle related to organizational costs. For the period ending December 31, 1999, the Bank's second full year of operation, the Bank achieved net income of $21,846.

         The Bank's total interest income increased from $2,117,685 in 1998 to $5,386,777 in 1999. The increase in interest income during 1999 was primarily a result of the increase in outstanding loans. The Bank's total interest expense increased from $1,093,202 in 1998 to $3,010,181 in 1999. The increase in interest expense was due to an increase in interest-bearing liabilities. Comparing the same periods, the Bank's spread increased from 1.89% to 2.72% while the Bank's margin increased slightly from 3.44% to 3.45%. The increase in spread is the result of both the growth in loans which earn at higher rates than other interest-earning assets and an overall decrease in the average rate paid on interest-bearing deposits. The margin remained relatively constant primarily due to the growth in loans being funded by time deposits which carry higher average rates than other interest-bearing liabilities. While both the spread and margin increased, they remain lower than other financial institutions of similar size because of management's aggressive pricing strategies which are needed to grow the Bank to a size necessary to achieve profitability. The Bank's spread and margin are also negatively impacted by the slower growth in inexpensive funding sources such as noninterest-bearing deposits and stockholders' equity, which is common for newly formed Banks. Management expects to continue its aggressive growth policies for the foreseable future.

         The following table depicts the dollar effect of volume and rate changes from December 31, 1998 to December 31, 1999. Changes not specifically attributable to volume or rate were allocated proportionately between rate and volume using absolute values of each for a basis for the allocation:

                              VOLUME/RATE ANALYSIS

                                          Change from December 31, 1998 to
                                             December 31, 1999 Due to

                                        Volume        Rate            Total

Interest income

  Securities                        $  123,579    $  (1,975)     $    121,604
  Loans                              3,477,347      (60,287)        3,417,060
  Federal funds sold                  (215,006)     (54,566)         (269,572)

      Total interest income          3,385,920     (116,828)        3,269,092

Interest expense

  Interest-bearing demand deposits     330,331      (20,198)          310,133
  Savings deposits                      83,543        3,184            86,727
  Time deposits                      1,545,898      (40,949)        1,504,949
  Federal funds purchased and securities
     sold under agreement to repurchase 15,170          -              15,170

     Total interest expense          1,974,942      (57,963)        1,916,979



 Net interest income              $  1,410,978    $  (58,865)     $ 1,352,113

         Other profitability ratios often used to evaluate a bank's earnings performance are Return on Average Assets (ROAA) and Return on Average Equity
(ROAE). ROAA and ROAE in 1998 were (4.01%) and (14.13%) respectively, as compared to 1999 ROAA and ROAE of .03% and .27%, respectively. Management does not believe, however, that these performance ratios are particularly meaningful during a bank's first two years of operation due to the substantial amount of up-front costs necessary for a commercial bank to grow assets, deposits and the resultant net interest spread to levels sufficient to generate net earnings. Also, in January of 1998, two months after opening, the Bank opened its second Lexington office location at 2100 Southview Drive. Most new banks, familiar to management, have not incurred the extra costs associated with opening a second office so soon after commencing operations. The Bank's growth generated through this second office, however, exceeded management's expectations, generating total deposits of $17,920,277 and $44,030,485 at December 31, 1998 and 1999,
respectively. This represents deposit growth at the second office during 1999 of 145%. Additionally, this office generated total loans through December 31, 1998 of $4,750,651. At December 31, 1999, total loans at the second office increased 92.6% over 1998 to $9,150,553.

     The Bank's average total assets during 1998 as shown in the table above were $31,399,800. At December 31, 1998, total assets were $47,134,586. Total average assets during 1999 grew to $71,481,760, while total assets at December 31, 1999 were $94,514,548. Average loans increased 276% from $14,928,958 in 1998 to $56,133,587 in 1999. Total loans outstanding increased from $34,402,412 at December 31, 1998 to $78,196,747 at December 31, 1999. Total average deposits increased from $22,334,502 in 1998 to $62,692,584 in 1999. Total deposits at December 31, 1999 were $83,411,724, up from $38,612,839 at December 31,1998, an increase of 116% over December 31, 1998. The Bank's equity to total asset ratio at December 31, 1998 and 1999 was 17.6% and 8.7%, respectively. This decrease in the equity to asset ratio (which ratio was still within bank regulatory capital guidelines)is a result of the substantial growth in assets during 1999.

         In addition to total loans outstanding, the Bank had unfunded loan commitments outstanding to borrowers as of December 31, 1999 of $17,269,426, including unfunded home equity lines of credit, which, if drawn upon, would reduce the Bank's liquidity. To meet short term funding requirements, the Bank borrowed federal funds from a correspondent bank once for a three day period during 1999. The Bank may need to draw upon existing borrowing arrangements in the future to fund loan growth and maintain an adequate level of liquidity if it does not continue to attract deposit volume within its market sufficient to meet future loan demand. This could result in an increase to the Bank in its cost of interest-bearing liabilities that could have the effect of decreasing net interest income and net interest margin. In addition, should the Bank's core deposit growth not continue to meet loan demand, resorting to other alternative funding sources could limit the growth in assets and earnings of the Bank since these alternative funding sources are limited. See "Financial Condition:
Deposits and Other Borrowings", below.

         Subject to approval from the Bank's regulators, the Bank is planning to open its third office in Lexington, Kentucky during the second half of 2000. The initial start-up costs associated with opening a new office are anticipated to be funded out of cash flow from the Bank's earnings, and, if needed, the Bank's capital, should the Bank not generate earnings sufficient to cover the start-up costs associated with this project. The immediate impact of establishing a new branch office will result in an increase in noninterest-earning assets, and could initially result in a decrease in net interest income. The Bank's net capital position and book value per share could also be negatively impacted if the Bank's earnings are not sufficient to cover the start-up costs associated with building and staffing the new office. The Bank believes, however, that the potential longer term benefits, including the prospects for new loan and deposit growth associated with opening this third location, outweigh these potential shorter term negative impacts.

         Non-interest Income and Expense. Non-interest income of the Bank is comprised primarily of service charges on deposit accounts. Total service charges increased from $36,109 in 1998 to $102,354 in 1999. Service charges increased during the reported periods primarily as a result of the increase in the number of deposit accounts. Management anticipates service charge income will continue to increase as the Bank continues to grow its deposit portfolio.

     The largest components of end of period non-interest expense are salaries and benefits that increased by $37,380, or 3.5%, from 1998 to 1999. From 1998 to period end 1999, all other non-interest expense increased from $784,602 to $909,467, exclusive of the cumulative effect of a change in accounting principle discussed below. Two of the more commonly used ratios to analyze a bank's non-interest expense performance are (i) assets per employee, and (ii) efficiency ratio. The assets per employee ratio is computed by dividing total end of period assets by the number of full-time equivalent employees at the end of the period. The efficiency ratio expresses non-interest expenses as a percentage of net interest income plus other fee income. At December 31, 1999, the Bank's assets per employee ratio was $4.3 million versus $2.1 million at December 31, 1998. For both periods, the Bank had 22 full-time equivalent employees. The Bank's efficiency ratio improved from 173% for the 1998 period to 80% at period end 1999 as a result of the growth in earning assets during the reported periods.

         Through December 31, 1999, the Bank had not recorded any income tax expense. This is a result of net operating losses that for tax purposes have accumulated since the time the Bank commenced operations. As of December 31, 1999, the Bank had a net operating loss for tax purposes of $885,007, which can be carried forward as a deferred tax asset, subject to some limitations, to offset future taxable income. (See Note 8 to the Bank's financial statements at Appendix B). Due to the uncertainty concerning the Bank's near-term ability to utilize this asset, a valuation allowance in the same amount has been established. The valuation allowance will be reduced as the net operating loss carry forward is utilized, and will be reversed entirely at such time that the Bank's historical and projected earnings become sufficient to support a conclusion that the Bank will be able to fully realize this asset.

         The Bank adopted Statement of Position 98-5 in 1998 that resulted in a change in accounting principle which increased the Bank's 1998 net loss by $152,782. (See Note 13 of the Bank's financial statements at Appendix B).

                               Financial Condition

         Investment Securities. Through the 1998 and 1999 reporting periods, the Bank's investment portfolio was primarily comprised of U.S. Government agency securities. Management's intent is to maximize the yield on securities, while maintaining management's primary emphasis of utilizing the securities portfolio as a secondary source of liquidity. The Bank's investment policy allows it to invest in other liquid securities, including but not limited to tax-exempt municipal securities, Federal Deposit Insurance Corporation insured certificates of deposit and investment grade corporate bonds. The weighted average maturity of the Bank's investment portfolio was 2.7 years at December 31, 1999.

         The following table reflects the amortized costs, fair value and weighted average yield of the Bank's investment securities portfolio for the periods ending December 31, 1999 and 1998:


                    INVESTMENT PORTFOLIO

                                                   As of December 31, 1999                         As of December 31, 1998

                                                                        Weighted                                         Weighted
                                          Amortized          Fair       Average           Amortized       Fair           Average
                                           Cost              Value      Yield             Cost            Value          Yield


 Investment securities
   available for sale



 U.S. Treasury and
 U.S. Government Agencies

   Within one year                         $1,500,906      $1,496,950    5.01%           $2,497,774       $2,497,515         4.88%
   Over one year through five years         2,251,084       2,185,587    5.34             2,005,444        1,999,650         5.31


 Total                                      3,751,990       3,682,537    5.21             4,503,218        4,497,165         4.57


 Mortgage-backed securities:
    Over five years through ten years         655,329         629,036    6.17               498,392          496,920         6.00


  Equity securities                            20,000          20,000                        20,000           20,000


 Total available for sale
   investment securities                   $4,427,319       $4,331,573   5.33%           $5,021,610       $5,014,085         5.14%

     The recent increase in interest rates resulted in a $95,746 unrealized loss in the fair value of the Bank's bond portfolio as of December 31, 1999. Management believes the unrealized loss is a result of changes in interest rates since these securities were purchased and is accordingly due to market risk rather than credit risk. If interest rates continue to increase as they have since mid-1999, the fair value of the Bank's existing investment portfolio would continue to decrease, resulting in an increase in the portfolio's unrealized loss. Through the reporting periods, all of the securities comprising the Bank's investment portfolio are classified as "available for sale", which requires these securities to be carried at fair value. Unrealized gains and losses are included as a separate component of equity. Gains or losses on securities are realized in the income statement only when securities are sold or called, or when the unrealized loss is other than temporary. Investment transactions resulting in an actual loss of principal to the Bank could occur if the Bank's liquidity needs dictate the sale, at a loss, of one or more of the securities, or if other alternatives for funding new loans are either unavailable, or more costly, to the Bank.

         Loans. Net loans increased $43,310,156, or 127%, from December 31, 1998 to December 31, 1999. The majority of this increase was in commercial loans and commercial real estate loans. The Bank has a significant amount of its loans to commercial and commercial real estate borrowers. At December 31, 1999, approximately 80% of the Bank's loan portfolio was in loans to commercial businesses and commercial real estate borrowers. The growth of commercial loans and commercial real estate loans is a result of increased marketing and competitive pricing in the Bank's primary market. Management expects to continue attracting new commercial and commercial real estate borrowers, but future loan growth in these areas of the Bank's portfolio will likely not be at a pace consistent with 1999 increases. The Bank's loan portfolio is primarily to customers within the Fayette County area.

         Substantially all of the Bank's loans at December 31, 1999 mature or reprice within five years or less. The Bank holds residential (1 - 4 family) real estate loans in its own portfolio, the majority of which amortize up to thirty years, but that mature or reprice in five years or less. At December 31, 1998 and 1999, residential loans in the Bank's portfolio were $3,830,621 and $7,449,166, respectively. In order to accommodate customers that prefer longer term fixed rate mortgage loans, the Bank has established a relationship with a local mortgage company which underwrites and sells these long term fixed rate loans into the secondary market. Income received by the Bank from this relationship is included as other income.

         Management seeks to maintain a high quality of assets through conservative underwriting and sound lending practices. The Bank's commercial real estate portfolio is comprised primarily of loans to owner-occupied commercial businesses. The Bank has experienced no delinquency or default in its commercial and commercial real estate portfolio since opening in 1997. In addition, the Bank has had no real estate owned by means of foreclosure during the same period.

         While there is no assurance that the Bank will not suffer losses on its commercial loans or its commercial real estate loans, management believes that it has reduced the risks associated therewith because, among other things, primarily all such loans relate to owner-occupied projects where the borrower has demonstrated to the Bank's management that its business will generate sufficient cash flow to repay the loan. The Bank primarily enters into agreements with individuals who are familiar to Bank personnel, are residents of the Bank's primary market area and are believed by management to be creditworthy.

     In an effort to maintain the quality of the loan portfolio, management seeks to minimize higher risk types of lending. To the extent risks are identified, additional precautions are taken in order to reduce the Bank's risk of loss. Commercial loans entail certain additional risks because repayment of such loans is usually dependent upon the successful operation of the commercial enterprise, which in turn is subject to adverse conditions in the economy. Commercial loans are generally riskier than residential real estate loans because they are typically underwritten on the basis of the ability to repay from the cash flow of a business rather than on the ability of the borrower or any guarantor to repay. Further, the collateral underlying commercial loans may be subject to greater fluctuations in market value over time than residential real estate, and may fluctuate in value based on the success of the business.

         The board of directors and senior management of the Bank have placed emphasis on loan review and underwriting procedures. Management has established an independent risk rating and review process with the objective of quickly identifying, evaluating and initiating necessary corrective action for commercial and commercial real estate loans. The goal of the risk rating process is to develop a "watch list" of substandard and non-performing loans as early as possible. These components of risk management are integral elements of the Bank's loan program which have contributed to the loan portfolio performance to date. Nonetheless, management maintains a cautious outlook in attempting to anticipate the potential effects of uncertain economic conditions (both locally and nationally).

         The following tables reflect outstanding balances by loan type for the years ended 1999 and 1998 as well as the maturity distribution of the Bank's loans for the year ended 1999:


LOANS
                                                   December 31, 1999                    December 31, 1998

            Commercial                                $26,596,357                           $12,469,646

            Real Estate - Commercial                   35,855,281                            14,123,827

            Real Estate - Residential                   7,449,166                             3,830,621

            Consumer                                    8,295,943                             3,978,318

            Total                                     $78,196,747                           $34,402,412


SELECTED LOAN DISTRIBUTION

 As of December 31, 1999

                                                                            Over One

                                         Total            One Year or       Through Five      Over Five Years
                                                          Less              Years

Fixed rate maturities                 $47,475,690         $7,107,579        $38,643,942           $1,724,169

Variable rate repricing frequency      30,721,057         26,182,553          4,538,504

Total                                 $78,196,747        $33,290,132        $43,182,446           $1,724,169

     Allowance for Loan Losses and Asset Quality. The allowance for loan losses is regularly evaluated by management and reported quarterly to the Bank's board of directors. Management and the board of directors maintain the allowance for loan losses at a level believed to be sufficient to absorb losses in the portfolio. Periodic revisions to the allowance are made as necessary. Factors considered in establishing an appropriate allowance include: an assessment of the financial condition of the Bank's borrowers; a determination of the value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industries of the Bank's borrowers; a comprehensive analysis of the levels and trends of loan categories; results of regulatory examinations; a review of delinquent and classified loans; and because of limited historical data of the portfolio, peer information, in part, is also being considered. This analysis of the allowance is prepared to determine a specific allocation for loans which represent significant loss exposure and an allocation based on historical loan loss experience and the other factors mentioned. Management believes the allowance for loan losses at December 31, 1999 was adequate. Although management believes it uses the best information available to make allowance provisions, future adjustments which could be material may be necessary if the assumptions used to determine the allowance differ from future loan portfolio performance.

The table below illustrates how the Bank allocated its allowance for loan losses account to the types of loans in the Bank's portfolio:

MANAGEMENT'S ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                         December 31, 1999              December 31, 1998
                       Allocated     % of Loans       Allocated     % of Loans
                       Allowance     to Total Loans   Allowance   to Total Loans

Commercial              $348,221        34.0%         $142,371           36.2%

Real Estate - Commercial 269,996        45.9           110,389           41.1

Real Estate - Residential 70,494         9.5            25,471           11.1

Consumer                 130,340        10.6            56,641           11.6
Total                   $819,051       100.0%       $  334,872          100.0%

         The recorded values of loans actually removed from the balance sheet are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, are referred to as net loan charge-offs. The Bank's policy is to charge off a loan, when, in management's opinion, the loan is deemed uncollectible, although concerted efforts are made to maximize recovery.

         The following table sets forth the Bank's loan charge-offs and recoveries for the years ended December 31, 1999 and 1998:

SUMMARY OF LOAN LOSS EXPERIENCE

                                               For the Years Ended

                                        December 31, 1999     December 31, 1998

  Balance at beginning of period            $334,872                $15,154


            Charge-offs

               Commercial                   ------                   ------

               Real Estate                  ------                   ------

               Installment (Consumer)        (3,172)                  (9,230)

                    Total                   $(3,172)                  (9,230)



            Recoveries

               Commercial                    ------                   ------

               Real Estate                   ------                   ------

               Installment (Consumer)           606                   ------


                    Total                       606                   ------


            Net charge-offs                $ (2,566)                $ (9,230)


            Provision for loan losses       $486,745                $328,948


            Balance at end of period        $819,051                $334,872


            Loans at end of period       $78,196,747             $34,402,412


            Average loans                $56,133,587             $14,928,958

            Ratios:
               Allowance for loan losses to
               total loans                      1.05%                   0.97%

               Net loan charge-offs to average
               loans for the period            0.00%                    .06%

     The table above illustrates how the Bank's provision for loan losses significantly increased during the two reported periods. During 1999, management recorded a provision to attain an allowance for loan losses to total loans of approximately 1.1%, less loans with no risk of loss such as loans fully secured by certificates of deposit, and loans adequately secured by cash or their equivalent. This increased provision from 1998 to 1999 primarily resulted from an increase in the volume of Bank loans, particularly commercial and commercial real estate loans.

          The level of non-performing loans is an important element in assessing asset quality and the relevant risk in the Bank's credit portfolio. Non-performing loans include non-accrual loans and loans delinquent 90 days or more. Loans are classified as non-accrual when management believes that collection of interest is doubtful, but for which principal is considered collectable. A loan is defined as impaired when full payment under the loan terms is not expected. Impairment is evaluated on an aggregate basis for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual basis for larger balance commercial loans. The Bank's policy is to charge off all or a portion of an impaired loan upon a determination that it is probable the full amount will not be collected. As the table below illustrates, the Bank has experienced a relatively small number (and dollar amount) of charge-offs during its first two years of operation.
Management expects charge-offs to increase in future periods as the loan portfolio matures, and as loans to consumers and small businesses increase. In addition, adverse changes in the economy could negatively affect the Bank's commercial and commercial real estate loans.

     The table below sets forth the Bank's non-performing assets for the years ended December 31, 1999 and 1998:
NON-PERFORMING ASSETS

                                    December 31, 1999          December 31, 1998

 Loans on non-accrual status             ------                      $6,000

 Loans past due 90 days or more          ------                      ------

 Total non-performing loans              ------                      $6,000

 Other real estate owned                 ------                       ------

 Total non-performing assets             ------                      $6,000

 Percentage of non-performing loans
 to total loans                          ------                         .02%

 Percentage of non-performing
 assets to total loans                   ------                         .02%


         Deposits and Other Borrowings. The deposit base provides the major funding source for earning assets. The following table shows that the deposit growth experienced by the Bank has been consistent across all categories of deposits. The Bank operates in a highly competitive market for deposits. As is often the case with newly chartered banks, in order to attract depositors, the Bank sometimes pays above market rates on a portion of transaction deposit accounts, savings deposits and time deposits.

     The table below illistrated the Bank's deposits by major category for the years ended December 31, 1999 and 1998:

DEPOSITS

                                      December 31, 1999      December 31, 1998

 Interest-bearing demand deposits        $17,488,073             $12,192,116

 Savings deposits                          6,598,059               3,717,565

 Time deposits                            39,771,362              14,709,863

 Time deposits $100,000 and over          14,397,425               5,247,380

   Total interest-bearing deposits        78,254,919              35,866,924

   Total noninterest-bearing deposits      5,156,805               2,745,915

   Total                                 $83,411,724             $38,612,839
                                         ===========             ===========

         The following table shows the amount and maturity schedule of the Bank's $100,000 and over time deposits at December 31, 1999:

                 MATURITIES OF TIME DEPOSITS $100,000 AND OVER
                                                        December 31, 1999

                 0-3 months                                  $5,454,541

                 3-6 months                                   4,357,758

                 6-12 months                                  1,709,207

                 12 months and over                           2,875,920


                 Total                                      $14,397,426
                                                            ===========

                    Liquidity.  Liquidity management is the process by which the
            Bank ensures that adequate liquid funds are available to meet financial commitments on a timely basis. These commitments include withdrawals by depositors, funding credit obligations to borrowers, servicing long-term obligations, paying operating expenses, funding capital expenditures, and maintaining reserve requirements. Liquidity is monitored closely by the Asset/Liability Management Committee of the Bank's board of directors, which monitors interest rates and liquidity risk while implementing appropriate funding and balance sheet strategies.

                    The Bank has  established a limited number of alternative or secondary sources to provide additional liquidity and funding sources when needed to support lending activity. These alternative funding sources currently include unsecured federal funds lines of credit from two correspondent banks aggregating approximately $5,000,000; secured repurchase agreement line of credit from a correspondent bank based upon the market value of pledged securities; and a secured line of credit in the amount of approximately $1,000,000 from the Federal Reserve Bank of Cleveland. Additionally, the Bank became a member of the Federal Home Loan Bank of Cincinnati ("FHLB") in 1999. Although the Bank has not, as yet, borrowed from the FHLB, the Bank has the ability to borrow approximately $5,000,000 based on the level of residential loans in the Bank's portfolio as of December 31, 1999 which serve as collateral for this type of borrowing. The only borrowings on the Bank's balance sheet at December 31, 1999 were in the form of customer repurchase agreements totaling $2,381,968. There were no repurchase agreements or other borrowings at December 31, 1998. These repurchase agreements provide the Bank customers cash management services. The need for future borrowing arrangements above current levels will be evaluated by management, with consideration given to the growth prospects of the Bank's loan portfolio, liquidity needs, cost of deposits, market conditions and other factors. Management believes that the Bank has adequate sources of funds to meet existing commitments to both borrowers and to depositors.

                    Asset/Liability  Management and Market Risk. Asset/liability management control is designed to ensure safety and soundness, maintain liquidity and regulatory capital standards and achieve acceptable net interest income. Management considers interest rate risk to be the Bank's most significant market risk. Interest rate risk is the exposure to adverse changes in the net interest income as a result of market fluctuations in interest rates. The Bank's interest rate sensitivity position is influenced by the distribution of interest-earning assets and interest-bearing liabilities among the maturity categories. Changes in interest rates can affect the rate at which pre-payments occur. Should interest rates rise, the rate of pre-payments, particularly on fixed rate loans, may slow, whereas a falling rate environment could have the opposite effect.

         Management regularly monitors interest rate risk in relation to prospective market and business conditions. The Bank's board of directors sets policy guidelines establishing maximum limits on the Bank's interest rate risk exposure. The Asset/Liability Management Committee of the Bank's board of directors monitors and manages interest rate risk to maintain an acceptable level of change to net interest income resulting from market interest rate changes. Management monitors and adjusts exposure to interest rate fluctuations as influenced by the Bank's loan and deposit portfolios.

         On a quarterly basis, the Bank uses an earnings simulation model to analyze net interest income sensitivity and the resulting net interest margin. Net interest margin ("NIM") expresses net interest income as a percentage of average earning assets. The Bank's model projects the effect of instantaneous movements in interest rates (rate shock) to the extent of a 400 basis point movement in either direction. Rate shock is a method for stress testing the net interest spread and NIM over the next four quarters using certain growth assumptions under several rate change levels. These levels span four 100 basis point increments in either direction from the current interest rates. Potential changes in market interest rates and their subsequent effect on interest income are then evaluated. Management uses these financial models to measure and interpret the degree of interest rate risk and liquidity associated with hypothetical balance sheet positions and interest rate environments. The results of these analyses are reported to the Bank's board of directors quarterly.

         The interest rate sensitivity table below illustrates the effect as of December 31, 1999 on the Bank's projected net interest income using a 100 and 200 basis point change in interest rates. In order to simulate activity, maturing balances are replaced with new balances at the new rate level and repricing balances are adjusted to the new rate shock level. The interest is recalculated for each level along with the new average yield. NIM is then calculated and a margin risk profile is developed. Assumptions based on the historical behavior of the Bank's deposit rates and balances in relation to changes in interest rates are also incorporated into the model.

     The table below illustrates the Bank's interest rate sensitivity at the period ending December 31, 1999. Presentation of the Bank's 1998 interest rate sensitivity has been omitted because management does not consider it to be meaningful to this presentation:

INTEREST RATE SENSITIVITY
                                   Decrease in Rates                                Increase in Rates

                              200              100             BASE               200                 100
                          Basis Points     Basis Points                       Basis Points       Basis Points

 Projected interest
     income


 Loans                    $5,922,000         $6,331,000     $6,694,000          $7,025,000         $7,349,000

 Investments                 222,000            233,000        244,000             255,000            266,000

 Short-term investments      336,000            412,000        488,000             563,000            639,000

 Total interest income     6,480,000          6,976,000      7,426,000           7,843,000          8,254,000


 Projected interest
    expense

 Deposits                  3,224,000          3,653,000      4,081,000           4,510,000          4,939,000

 Other borrowings             78,000             97,000        118,000             137,000            157,000

 Total interest expense    3,302,000          3,750,000      4,199,000           4,647,000          5,096,000

 Net interest income      $3,178,000         $3,226,000     $3,227,000          $3,196,000         $3,158,000

 Change from base           $(49,000)           $(1,000)                          $(31,000)          $(69,000)

 % Change from base           (1.52%)            (0.03%)                            (0.96%)            (2.14%)

     The Bank's sensitivity to interest rate changes at December 31, 1999 is nearly equal in a positive or negative rate environment. Given a sudden sustained 100 or 200 basis point increase in rates, the impact would decrease net interest income of $31,000 (.96%) or $69,000 (2.14%). Given a sudden sustained 100 or 200 basis point increase in rates, the impact would decrease net interest income of $1,000 (.03%) or $49,000 (1.52%). Net interest income will decrease marginally in either a rising or declining rate scenario because the Bank's assets are more sensitive than liabilities in a declining rate environment while liabilities are more sensitive than assets in a rising rate environment. Most institutions do not predict the same effect on income when comparing rising and falling rate scenarios. The degree of change is relatively minor in comparison to other financial institutions and results primarily because the assets and liabilities are reasonably matched and fairly short term.
 . These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model's simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application of various management strategies.

         Capital. Bank regulatory authorities have established five levels of capital adequacy based on corresponding capital ratios. The highest of these is well capitalized which requires a Tier I risk-based capital ratio (Tier I capital to risk-weighted assets) of at least 6.0%, a total risk-based capital ratio (total capital to risk-weighted assets) of at least 10.0% and a Tier I leverage ratio (Tier I capital to average assets) of at least 5.0%. In connection with the initial approval of its charter, the Bank was required to maintain a Tier I leverage ratio of at least 8.0% during the first three years of operation. As of December 31, 1999, the Bank's Tier I risk-based capital ratio was 10.47%, its total risk-based capital ratio was 11.50%, and its Tier I leverage capital ratio was 9.39%. As of December 31, 1999, the Bank met the "well capitalized" requirements for all three ratios.

         The Bank Board of Directors recommends a vote "FOR" the ratification of the Plan of Merger and the merger.

                           SUPERVISION AND REGULATION

         Bank holding companies and banks are extensively regulated under both federal and state law. The following is a brief summary of statutes and rules and regulations that will affect Bancorp and the Bank. This summary is qualified in its entirety by reference to the particular statutes and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations that are (or will be) applicable to the business of Bancorp or the Bank. Supervision, regulation and examination of Bancorp and the Bank by the regulatory agencies are intended primarily for the protection of depositors rather than our shareholders.

Bancorp

         General. Bancorp's activities are (or will be) subject to the supervision of Kentucky and federal law. With respect to Kentucky law, Kentucky Revised Statutes Section 287.900 provides that any individual (which is defined to mean a natural person, partnership, association, business trust, voting trust or similar organization, but not a corporation) or bank holding company having its principal place of business in Kentucky may acquire control of one or more banks or bank holding companies wherever located within the Commonwealth of Kentucky, subject to two general restrictions (which restrictions would be eliminated or altered if pending legislation in the Kentucky General Assembly becomes law): (1) neither an individual, which on the effective date of the legislation controlled a bank or bank holding company, nor a bank holding company can acquire control of any bank located in Kentucky, if the bank was chartered after July 13, 1984 but has been in existence for fewer than five years on the date of its acquisition (except for one bank holding company formations); and (2) no individual or bank holding company may acquire control of any bank or bank holding company if, upon the acquisition, the individual or bank holding company would control banks located in Kentucky holding more than fifteen percent (15%) of the total deposits of all federally-insured depository institutions in Kentucky.

         In addition to Kentucky Revised Statutes Section 287.900, Kentucky Revised Statutes Section 287.905 also contains provisions requiring any bank holding company to seek and obtain the approval of the Commissioner of the Kentucky Department of Financial Institutions before acquiring control of any bank chartered in Kentucky or any bank holding company controlling a bank which is chartered in the Commonwealth of Kentucky. Control is defined the same as in the Bank Holding Company Act of 1956, as amended, which generally means the power to vote 25% or more of any class of voting securities, the power to elect a majority of the board of directors or the power to directly or indirectly exercise a controlling influence over the management or policies of a bank or bank holding company.

         The Commissioner of the Kentucky Department of Financial Institutions must approve an application by a bank holding company to acquire a bank or bank holding company unless he finds:

>> the terms of the acquisition are not in accordance with the laws of Kentucky;

>> the financial condition or the competence, experience and integrity of the acquiring company or its principals are such as will jeopardize the financial stability of the acquired entity;

>> the public convenience and advantage will not be served by the acquisition; or

>>       a  federal   regulatory   authority  whose  approval  is  required  has
         disapproved the transaction because it would result in a monopoly or substantially lesser competition.

         Bank holding companies are required to obtain the prior approval of the Federal Reserve Board before they may:

>> acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank;

>>       acquire all or substantially all of the assets of any bank; or

>>       merge or consolidate with any other bank holding company.

         The Federal Reserve Board generally may not approve any transaction that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States. Nor can the Federal Reserve Board approve a transaction that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade. But the Federal Reserve Board may approve any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweighs the anticompetitive effects of the proposed transaction. The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below. Consideration of convenience and needs include the parities' performance under the Community Reinvestment Act of 1977.

         Restrictions on Activities. In addition to the effect of Kentucky law, Bancorp is also restricted in our activities by federal law. Under the Bank Holding Company Act, a bank holding company is, with limited exceptions, prohibited from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank, or engaging in any activity other than managing and controlling banks.

         Among the activities which are permissible for bank holding companies are:

>> acquiring and holding shares of any company engaged solely in the business of the holding and operating of properties used wholly or substantially by a subsidiary bank, conducting a safe deposit business or furnishing services to or performing services for a subsidiary bank;

>> acquiring and holding up to five percent (5%) of the outstanding voting shares of any company;

>> acquiring and holding up to five percent (5%)of the outstanding voting shares of an investment company that is solely engaged in investing in securities and that does not own or control more than five percent (5%) of the outstanding shares of any class of voting securities of any company; and

>> acquiring and holding shares of any company, the activities of which the Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

         In determining whether a particular activity is permissible, the Federal Reserve Board must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits that the Federal Reserve Board considers include greater convenience, increased competition, or gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. Among the activities which the Federal Reserve Board has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto and which may be engaged in by a bank holding company or a subsidiary thereof in accordance with the rules and regulations of the Federal Reserve Board are:

>>       making, acquiring and servicing loans and other extensions of credit;

>> operating an industrial bank, Morris Plan bank or industrial loan company;

>> performing functions or activities that may be performed by a trust company;

>>       acting as an investment or financial advisor;

>> leasing personal or real property if the lease is to serve as the functional equivalent of an extension of credit to the lessee and meets other criteria;

>> making investments in corporations or projects designed primarily to promote community welfare;

>> providing data processing and data transmission services if the data to be processed or furnished are financial, banking or economic in nature;

>> acting as a principal, agent or broker for insurance that is directly related to an extension of credit by the holding company or a bank subsidiary of the holding company, or engaging in any insurance agency activity in a place where the holding company (or a subsidiary) has a lending office and that has a population not exceeding 5,000;

>>       owning, controlling or operating a savings association;

>> providing courier services for financial instruments exchanged among banks and financial institutions;

>> providing management consulting advice to banks and other depository institutions not affiliated with the holding company;

>> issuing and selling money orders and similar consumer-type payment instruments having a face value of not more than $1,000;

>>       performing appraisals of real estate and personal property;

>> acting as intermediary for the financing of commercial or industrial income-producing real estate;

>> providing securities brokerage services, if the services are restricted to buying and selling securities solely as agent for the account of customers and do not include securities underwriting or dealing or investment advice or research services;

>> underwriting and dealing in government obligations and money market instruments;

>> providing general information and statistical forecasting with respect to foreign exchange markets and transnational services with respect thereto;

>>       acting as futures commissions merchant for nonaffiliated persons;

>> providing investment advice on financial futures and options on futures;

>>       providing consumer financial counseling;

>>       providing tax planning and preparation services;

>>       providing check guaranty services;

>>       operating a collection agency; and

>>       operating a credit bureau.

         The Federal Reserve Board has determined that the following nonbanking activities (among others) are not so closely related to banking or managing or controlling banks as to be a proper incident thereto:

>> insurance premium funding or the combined sale of mutual funds and insurance;

>> underwriting life insurance, except in low-population areas, that is not sold in connection with a credit transaction by a bank holding company system;

>>       real estate brokerage;

>>       land development;

>>       real estate syndication;

>>       management consulting;

>>       property management; and

>>       operation of a travel agency.

         The Gramm-Leach-Bailey Act of 1999 (the "Gramm Act") has expanded the permissible activities of a bank holding company. The Gramm Act allows qualifying bank holding companies to elect to be treated as "financial holding companies." A bank holding company qualifies to be a financial holding company if its depository institution subsidiaries are well-managed, well capitalized and received at least a "satisfactory" Community Reinvestment Act rating as of the most recent examination. A financial holding company may engage in activities and acquire companies engaged in activities that are "financial" in nature or "incidental" or "complementary" to such financial activities including:

>> acting as a principal, agent or broker in selling various forms of insurance,

>> providing financial investment and economic advisory services, including advising investment companies,

>> underwriting, dealing or making a market in securities, without any revenue limitation,

>> investing in shares or other ownership interests in any entity in course of a bond fide underwriting, merchant banking or investment banking business, provided that such investments are not made by a depository institution or its subsidiary, and

>> investing, through an insurance subsidiary in the ordinary course of its business in accordance with relevant state law, in any entity, but subject to conditions analogous to those for merchant banking investments.

         The Federal Reserve Board and the Treasury Department have the authority to expand the list of permissible activities for a financial holding company. Any bank holding company which cannot or chooses not to become a financial holding company will remain subject to the previous rules of the Bank Holding Company Act.

         Bank holding companies are not limited under section 4(c)(8) of the Bank Holding Company Act to activities previously approved by the Federal Reserve Board. If a bank holding company is of the opinion that other activities in the circumstances surrounding a particular case are closely related to banking or managing or controlling banks, the holding company may apply for Federal Reserve Board approval to engage in the activity or acquire an interest in a company that is engaged in the activity.

         There  are  no  territorial   limitations  on  permissible  non-banking
activities of bank holding companies. Despite prior approval, the Federal Reserve Board has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company may result from such activity.

     Bancorp may seek to engage, or to acquire an interest in a company that engages, in nonbanking activities so closely related to banking or managing or controlling banks as to be a proper incident thereto. No negotiations for the acquisition of any entities other than the Bank have been carried on by us, nor are any such negotiations specifically contemplated, nor are any plans currently under consideration under which Bancorp would engage in any nonbanking activities. There can be no assurance that any such entity will be acquired by us or that we will engage in any nonbanking activities in the future.

         Capital Adequacy. Bancorp and the Bank will be required to comply with the capital adequacy standards established by the Federal Reserve Board and the Federal Deposit Insurance Corporation, respectively. There are two basic measures for capital adequacy for bank holding companies and the depository institutions that they own: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio ("Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including some off-balance sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and other permissible intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital").

         In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and permissible other intangible assets, of 3.0% for bank holding companies that meet specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. The guidelines also provide that bank holding companies that experience internal growth to make acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

         The federal bank regulators continue to indicate their desire to raise the capital requirements that apply to banks beyond their current levels. The Federal Reserve Board, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency have proposed an amendment to the risk-based capital standards that would calculate the change in a bank's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.

         Reporting Obligations. A bank holding company is required to file with the Federal Reserve Board annual reports and other information regarding its business operations and the business operations of its subsidiaries. It is also subject to examination by the Federal Reserve Board and is required to obtain Federal Reserve Board approval prior to acquiring, directly or indirectly, ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting stock of such bank unless it already owns a majority of the shares of voting stock of such bank.

         Support of Subsidiary Institutions. Under Federal Reserve Board policy Bancorp will be expected to act as a source of financial strength for, and to commit resources to support, the Bank. This support may be required at times when, absent such Federal Reserve Board policy, Bancorp may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Under the Federal Deposit Insurance Act, a depository institution insured by the Federal Deposit Insurance Corporation can be held liable for any loss incurred by, or reasonably expected to be incurred by, the Federal Deposit Insurance Corporation after August 9, 1989, in connection with (i) the default of a commonly controlled Federal Deposit Insurance Corporation-insured depository institution or (ii) any assistance provided by the Federal Deposit Insurance Corporation to any commonly controlled Federal Deposit Insurance Corporation-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of conditions indicating that a default is likely to occur in the absence of regulatory assistance. The Federal Deposit Insurance Corporation's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The Bank is subject to these cross-guarantee provisions. As a result, any loss suffered by the Federal Deposit Insurance Corporation in respect of the Bank would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of Bancorp's respective investment in any other subsidiary depository institution.

The Bank

         General. As a bank organized under Kentucky law, the Bank is subject to the regulation and supervision of the Kentucky Department of Financial Institutions. As an insured bank under the Federal Deposit Insurance Act, the Bank is also subject to regulation and examination by the Federal Deposit Insurance Corporation. Although the Bank is not a member of the Federal Reserve System, it is nevertheless be subject to provisions of the Federal Reserve Act and regulations promulgated thereunder.

         The Federal Deposit Insurance Corporation and the Kentucky Department of Financial Institutions regularly examine the operations of the Bank. State banks also are subject to regulation requiring the maintenance of prescribed minimum capital levels, and the Bank is required to file annual reports and such additional information as the Kentucky Department of Financial Institutions and Federal Deposit Insurance Corporation regulations require. The Bank is also subject to restrictions on loan limits, interest rates, "insider" loans to officers, directors and principal shareholders, restrictions on tie-in arrangements and transactions with affiliates, as well as many other matters. Strict compliance at all times with state and federal banking laws is required. Supervision, regulation, and examination of the Bank by bank regulatory agencies is intended for the protection of the Bank's depositors, not the Bank's shareholders. Federal and state regulators have authority to impose sanctions on the Bank and its directors and officers if the Bank engages in unsafe or unsound practices, or otherwise fails to comply with regulatory standards.

         The following summaries of statutes, regulations and policies affecting banks do not purport to be complete, and the statutes and regulations described should be referred to by all prospective investors.

         Interstate Banking. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 has introduced a process that will enable nationwide interstate banking through bank subsidiaries and interstate banking mergers. Effective September 29, 1995, the Riegle-Neal Act allowed adequately capitalized and well-managed bank holding companies to acquire control of a bank in any state subject to concentration limits. The Riegle-Neal Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible, or "opt out" and prohibit interstate branching altogether.

         Kentucky has enacted "opt-in" legislation that permits banks from other states to establish branches in Kentucky by acquisition of a Kentucky bank after June 1, 1997. Restrictions currently imposed upon Kentucky banks will continue to apply under the legislation, including prohibiting bank holding companies from chartering a new bank in Kentucky or acquiring a bank in Kentucky which has been in existence for less than five years, generally prohibiting a bank from establishing a branch office in Kentucky outside its home county except by merging with a bank that has operated an office in the target county for at least five years, and prohibiting acquisitions which have the result of concentrating control of more than fifteen percent (15%) of the federally insured deposits in Kentucky.

         It is expected that the Riegle-Neal Act will increase competition in the banking industry as it will allow out of state banks to branch into Kentucky through acquisitions of banks in Kentucky.

         State Regulation. Kentucky law places numerous restrictions and requirements on the banking operations of state-chartered banks. State-chartered banks must report to the Kentucky Department of Financial Institutions periodically upon request, and at least annually, regarding the financial condition and operations of the bank.

         Kentucky Revised Statutes Section 287.100(2) limits a bank's investment in real estate and provides that a bank may only hold title to real estate necessary or appropriate for the transaction of legitimate business and the cost of such real estate, including furniture and fixtures, generally may not exceed forty percent (40%) of the total paid-in capital, unimpaired surplus and undivided profits of the bank without approval of the Kentucky Department of Financial Institutions. A state-chartered bank may invest in real estate other than that related to its legitimate business within its generally accepted banking market provided such investment does not exceed ten percent (10%) of the bank's actual paid-in capital and surplus at the time the investment is made. Exceptions to the foregoing rules apply in the case of real estate conveyed to a bank in satisfaction of a debt previously contracted.

         With respect to expansion, the Bank may currently establish branches only within the geographical limits of Fayette County, Kentucky, and at locations which are subject to approval by the Kentucky Department of Financial Institutions. However, recent legislation will, effective July, 2000, permit the Bank to establish a branch office anywhere in Kentucky. The Bank is also subject to the banking and usury laws of Kentucky restricting the amount of interest it may charge in making loans or other extensions of credit.

         Though pending legislation before the Kentucky General Assembly would remove such restriction, Kentucky law also currently imposes a time restriction on the acquisition of recently chartered banks in Kentucky. Except for mergers or consolidations of banks whose principal place of business is in the same county, Kentucky Revised Statutes Section 287.900 provides that a bank or bank holding company may not be acquired unless it has been in existence for at least five years at the time of the acquisition.

         Dividend Restrictions. Federal and state statutes and regulations restrict the payment of dividends by state-chartered banks. Under Kentucky law, dividends by Kentucky banks may be paid only from current or retained net profits. Before any dividend may be declared for any period (other than with respect to preferred stock, if any), a bank must increase its capital surplus by at least ten percent (10%) of the net profits of the bank for such period until the bank's capital surplus equals the amount of its stated capital attributable to its common stock. Moreover, the Commissioner of the Kentucky Department of Financial Institutions must approve the declaration of dividends if the total dividend to be declared by a bank for any calendar year would exceed the bank's total net profits for such year combined with its retained net profits for the preceding two years, less any required transfers to surplus or a fund for the retirement of preferred stock, if any, or debt.

         The Kentucky Business Corporation Act provides additional restrictions on distributions by a Kentucky corporation, including Bancorp and the Bank.

         The Federal Deposit Insurance Corporation may also restrict the Bank's payment of dividends. If the Federal Deposit Insurance Corporation determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the Federal Deposit Insurance Corporation may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends. Moreover, regulations of the Federal Deposit Insurance Corporation requiring the Bank to maintain certain capital levels will also affect the Bank's ability to pay dividends. See "THE MERGER - Information Respecting the
Bank: Dividends" on page 44.

         Prompt Corrective Action for Capital Deficiencies. The Bank is subject to risk-based and leverage capital requirements similar to those imposed upon Bancorp as described above under "Capital Adequacy." The failure of the Bank to meet its capital guidelines would subject it to a variety of enforcement remedies and other restrictions on its business. The Federal Deposit Insurance Corporation Improvement Act of 1991 establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized). With respect to institutions in the three undercapitalized categories, the regulators must take prescribed supervisory actions and are authorized to take other discretionary actions. Generally, subject to a narrow exception, the Improvement Act requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         An institution is deemed to be well capitalized if it

>>       has a Total Capital Ratio of 10% or greater;

>>       has a Tier 1 Capital Ratio of 6.0% or greater;

>>       has a Leverage Ratio of 5.0% or greater; and

>> is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by its federal banking agency.

         An institution is considered to be adequately capitalized if it has

>>       a Total Capital Ratio of 8.0% or greater;

>>       a Tier 1 Capital Ratio of 4.0% or greater; and

>>       a Leverage Ratio of 4.0% or greater.

         An institution is considered to be undercapitalized if it has

>>       a Total Capital Ratio of less than 8.0%;

>>       a Tier 1 Capital Ratio of less than 4.0%; or

>>       a Leverage Ratio of less than 4.0%.

         An institution is considered to be significantly undercapitalized if it has

>>       a Total Capital Ratio of less than 6.0%;

>>       a Tier 1 Capital Ratio of less than 3.0%; or

>>       a Leverage Ratio of less than 3.0%.

         An institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under the Improvement Act, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to limitations. The obligations of a controlling bank holding company under the Improvement Act to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the Federal Deposit Insurance Corporation. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the Improvement Act.

         For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions:

>> sell enough shares, including voting shares, to become adequately capitalized;

>> merge with, or be sold to, another institution or holding company, but only if grounds exist for appointing a conservator or receiver;

>> restrict transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist;

>>       otherwise restrict transactions with bank or non-bank affiliates;

>> restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region";

>>       restrict asset growth or reduce total assets;

>>       alter, reduce, or terminate activities;

>>       hold a new election of directors;

>> dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with prescribed procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;

>>       employ "qualified" senior executive officers;

>>       cease accepting deposits from correspondent depository institutions;

>>       divest nondepository affiliates which pose a danger to the institution;
         or

>>       be divested by a parent holding company.

         In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.

         Deposit Insurance. The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the statutory limit of $100,000 per depositor through the Bank Insurance Fund. Under current law, the insurance assessment paid by Bank Insurance Fund-insured institutions is set by the Federal Deposit Insurance Corporation and is designed to achieve a target reserve ratio of 1.25 percent of estimated insured deposits, or such higher ratio as the Federal Deposit Insurance Corporation may determine in accordance with law. The Federal Deposit Insurance Corporation is also authorized to impose one or more special assessments in any amount deemed necessary to enable repayment of amounts borrowed by the Federal Deposit Insurance Corporation from the Treasury Department. Bank Insurance Fund annual assessment rates currently range from 0 to 27 basis points. The actual assessment rate paid by individual institutions is determined by the risk category rating of the institution as determined by the Federal Deposit Insurance Corporation.

         On September 30, 1996, Congress enacted the Deposit Insurance Funds Act of 1996. The Funds Act authorized the Financing Corporation to levy assessments on Bank Insurance Fund-assessable deposits and stipulates that the rate must equal one-fifth of the Financing Corporation assessment rate that is applied to deposits assessable by the Savings Association Insurance Fund. Based on June 30, 1996, deposit date, Financing Corporation assessments imposed on Bank Insurance Fund-insured deposits in annual amounts are presently estimated at 1.26 basis points.

         Effects of Governmental Policies and Economic Conditions. The Bank's earnings are affected by the difference between the interest earned by the Bank on its loans and investments and the interest paid by the Bank on its deposits or other borrowings. The yields on its assets and the rates paid on its liabilities are sensitive to changes in prevailing market rates of interest. Thus, the earnings and growth of the Bank are influenced by general economic conditions, fiscal policies of the Federal government, and the policies of regulatory agencies, particularly the Federal Reserve Board, which establishes national monetary policy, all of which are beyond the Bank's control. The nature and impact of any future changes in fiscal or monetary policies cannot be predicted.

         From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial institutions. For example, the Depository Institutions Deregulation and Monetary Control Act of 1980 provided for the phasing out of restrictions on deposit interest rate ceilings, the authorization of new accounts and related services, and the expansion of the lending authority of savings and loan associations. The Depository Institutions Deregulation Act, has altered the competitive relationship that previously existed among financial institutions, and has resulted in a substantial reduction in the historical distinction between the services offered by banks, savings and loan associations and other financial institutions.

         Monetary Policy. Commercial banks, including the Bank, are affected by the credit policy of various regulatory authorities, including the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the national supply of bank credit. Among the instruments of monetary policy used by the Federal Reserve Board to implement these objectives are open market operations in U.S. government securities, changes in reserve requirements on bank deposits, changes in the discount rate on bank borrowings and limitations on interest rates that banks may pay on time and savings deposits. The Federal Reserve Board uses these means in varying combinations to influence overall growth of bank loans, investments and deposits, and also to affect interest rates charged on loans, received on investments or paid for deposits.

         The monetary and fiscal policies of regulatory authorities, including the Federal Reserve Board, also affect the banking industry. Through changes in the reserve requirements against bank deposits, open market operations in U.S. government securities and changes in the discount rate on bank borrowings, the Federal Reserve Board influences the cost and availability of funds obtained for lending and investing. No prediction can be made with respect to possible future changes in interest rates, deposit levels or loan demand or with respect to the impact of such changes on the business and earnings of the Bank.

                       ANNUAL MEETING AGENDA ITEM NUMBER 3
                        APPROVAL OF THE STOCK AWARD PLAN

         The Bank board of directors proposes that the shareholders approve the Stock Award Plan, a copy of which is attached to this proxy statement-prospectus as Appendix D. Shareholders are encouraged to review the Stock Award Plan carefully. Any description in this proxy statement-prospectus of the Stock Award Plan is qualified in its entirety by a reference to Appendix D.

         On March 21, 2000, the Bank board of directors adopted the Stock Award Plan, subject to approval by the shareholders at the annual meeting. The Stock Award Plan is being submitted to shareholders in an effort, among other things, to meet the requirements for incentive stock options under the Internal Revenue Code. If shareholder approval of the Stock Award Plan is not obtained, no options or other equity participation will be issued under the Stock Award Plan.

         If the Stock Award Plan is approved at the annual meeting and the merger is consummated, the Bank's rights and obligations under the Stock Award Plan will be assumed by Bancorp. Accordingly, following the merger,references in the following discussion to "Bank" will generally be applicable to Bancorp, and references to Bank common stock will generally be applicable to Bancorp common stock.

Purpose

         The purpose of the Stock Award Plan is to provide the Bank with greater flexibility in the composition of incentive awards and to secure for the Bank and its stockholders the continued services of employees, directors and advisory directors important to the success and growth of the business of the Bank and its subsidiaries. The Bank believes that awards under the Stock Award Plan may serve to broaden the equity participation of such employees, directors and advisory directors further link the long-term interests of management and shareholders. The Bank will consider awards pursuant to the Stock Award Plan in light of its overall compensation philosophy and competitive conditions in the marketplace.

         The Bank board of directors adopted the Stock Award Plan in the belief that the flexibility to selectively use options and other stock awards as part of an overall compensation package may enhance the Bank's ability to attract and retain important individuals in an intensely competitive business environment. A number of the Bank's competitors utilize equity awards as a significant component of their incentive compensation programs. The use of equity-based compensation as a larger percentage of total compensation should more closely align incentives with the long-term goals of the Bank's shareholders, in a tax-efficient manner.

Description of the Stock Award Plan

         The Stock Award Plan is set forth as Appendix D to this proxy statement-prospectus and the summary of the material terms of the Stock Award Plan contained herein is qualified in its entirety by a reference to Appendix D. All references to the "Plan" in the remaining text of this subsection shall mean the Stock Award Plan.

         The determination of employee recipients of options and awards, their terms and conditions within the restrictions of the Plan and the number of shares covered by each option or award will be determined and administered by the Bank board of directors or a committee appointed by the board of directors from among its members (collectively, the "Board").

     Employees, directors and advisory directors of the Bank are eligible to participate in the Plan based upon its terms and conditions. Awards may be granted by the Board and may include: (i) options to purchase shares of Bank common stock in the form of incentive stock options, as defined in Section 422 of the Internal Revenue Code ("ISOs"), or non-qualified stock option; ("NQSOs");
(ii) stock appreciation rights granted alone or in tandem with such options ("SARs"); (iii) restricted stock awards; and (iv) stock units representing the right to receive shares of Bank common stock at the end of a specified deferral period. ISOs and SARs may be granted only to salaried employees of the Bank or any subsidiary or parent corporation thereof now existing or hereafter formed or acquired. NQSOs may be granted to such salaried employees as well as to directors or advisory directors. At the time of the original grant of options, the Board may also authorize the grant of reload options, which shall be non-qualified stock options for such number of shares of Bank common stock as were used by the participant to pay the purchase price upon the exercise of previously granted options, but are still subject to the other terms set forth in the Plan. For each calendar year, during any part of which the Plan is in effect, no participant may be granted awards relating in the aggregate to more than 10,000 shares of Bank common stock,as adjusted to reflect certain changes to the outstanding Bank common stock pursuant to the Plan. Awards of options and SARs are not transferable except by will or the laws of descent and distribution. However, non-qualified stock options may be transferred, for no consideration, to certain family members of the plan participant or to trusts for such family members. Restricted stock awards and deferred stock units remain subject to the restrictions established by the Board for the restriction or deferral period and may not be sold, transferred, pledged or otherwise encumbered during such period. Shares of such restricted stock and deferred stock units will be forfeited and will revert to the Bank upon the recipient's termination of employment during the restriction or deferral period, except to the extent that the Board finds that such forfeiture is not in the best interests of the Bank.

         The option price per share of options granted under the Plan shall be determined by the Board. However, the per share option price of any ISO shall not be less than 100% of the fair market value (as hereinafter defined) of a share of Bank common stock at the time the ISO is granted, and the per share option price of any NQSO shall not be less than 50% of the fair market value of a share of Bank common stock at the time the NQSO is granted. The "fair market value" of the Bank common stock on any date means (i) if the Bank common stock is listed on a national securities exchange or quotation system, the closing sales price on such exchange or quotation system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, (ii) if the Bank common stock is not listed on a national securities exchange or quotation system, the mean between the bid and offered prices as quoted by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") for such date or
(iii) if the Bank common stock is neither listed on a national securities exchange or quotation system nor quoted by NASDAQ, the fair value as determined by such other method as the Committee determines in good faith to be reasonable. At the close of trading on April 3, 2000, the closing sales price of Bank common stock as reported by the NASD OTC Bulletin Board was $________ per share. Each option shall be exercisable at such times, or upon the occurrence of such events, and in such amount, as may be determined by the Board and stated in the option award agreement. The term of each ISO may not exceed ten years from the date of grant. Payment of the option price upon exercise of an option may be made (i) by check payable to the Bank, (ii) with the consent of the Board by delivery of Bank common stock already owned by the optionee for at least six months (which may include shares received as the result of a prior exercise of an option) having a fair market value (determined as of the date such option is exercised) equal to all or part of the aggregate purchase price, (iii) with the consent of the Board, and at the election of the participant, by withholding from those shares that would otherwise be obtained upon exercise of the option a number of shares having a fair market value equal to the option exercise price,
(iv) in accordance with a cashless  exercise program as specified in the Plan or
(v) by a combination of the foregoing alternatives or by any other means that the Board deems appropriate. No optionee shall have any rights to dividends or other rights of a shareholder with respect to his or her shares subject to the option until the optionee has given written notice of exercise and paid in full for such shares.

         The Board may, in its sole discretion, with respect to each option granted under the Plan, grant tandem SARs, that is, the right to relinquish such option in whole or in part and to receive a cash payment equal to the excess of the fair market value of the stock covered by the relinquished option (or part thereof) over the applicable option price.

         Awards of restricted stock under the Plan may be in addition to or in lieu of option grants. During the restriction period (which may be a restriction period that ends after certain period(s) of time and/or upon the attainment of certain performance goals, as set by the Board) the recipient of restricted stock is not permitted to sell, transfer, pledge or otherwise encumber the shares, and upon the recipient's termination of employment during the restriction period, shares of restricted stock shall generally revert to the Bank. If provided by the Board shares of restricted stock may become free of restriction under certain circumstances such as death, permanent disability or retirement of the recipient or the occurrence of a Change in Control of the Bank (as hereinafter defined) or following any other termination of employment where the Board determines that forfeiture is not in the best interests of the Bank.

         Deferred stock units represent the right to receive shares of Bank common stock after the deferral period and subject to such other terms and conditions as set by the Board. During the deferral period, dividends on the specified number of shares of Bank common stock covered by the deferred stock units may be paid in cash, or deferred and/or the value thereof automatically reinvested in additional deferred stock units as the Board may determine or permit the participant to elect.

         In the event of a Change in Control of the Bank, the Board may, to assure fair and equitable treatment of the participants in the Plan (i) accelerate the exercisability of any outstanding options, or the expiration of restriction periods of restricted stock or deferred stock units awarded pursuant to the Plan; (ii) offer to purchase any outstanding option, shares of restricted stock or deferred stock units made pursuant to the Plan from the holder for its equivalent cash value; and (iii) make adjustments or modifications to outstanding options, restricted stock or deferred stock units as the Board deems appropriate to maintain and protect the rights and interests of participants in the Plan following such Change in Control. In no event, however, may any option be exercised prior to the expiration of six months from the date of grant (unless otherwise provided in the option agreement pursuant to which such option was granted) or after ten years from the date of grant. "Change in Control" means: (a) a majority of the Bank board of directors ceases to consist of continuing directors (as hereinafter defined), (b) any person becomes the beneficial owner of 25% or more of the outstanding voting power of the Bank unless such acquisition is approved by a majority of the continuing directors,
(c) the stockholders of the Bank approve an agreement to merge or consolidate into any other entity, unless such merger or consolidation is approved by a majority of the continuing directors or (d) the stockholders of the Bank approve an agreement to dispose of all or substantially all of the assets of the Bank unless such disposition is approved by a majority of the continuing directors. "Continuing directors" means those members of the board of directors on the effective date of the Plan or who are elected to the board of directors after such date upon the recommendation or with the approval of a majority of the continuing directors at the time of such recommendation or approval.

     An aggregate of 50,000 shares of Bank common stock (subject to adjustment as described below and provided in the Plan including an adjustment of 100,000 shares of Bancorp common stock under the merger) will be subject to the Plan. No more than 10,000 of such shares may be awarded as restricted stock awards. Share subject to options which terminate or expire unexercised, or shares of restricted stock which are forfeited, will become available for future option grants or restricted stock awards.

         The Bank's board of directors may terminate, modify or amend the Plan, but no amendment may be made which would, without the approval of the shareholders (i) change the class of employees eligible to receive an award of restricted stock or options payable in Bank common stock, (ii) increase the total number of shares reserved for issuance under the Plan or (iii) materially increase the benefits accruing to participants under the Plan, within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Committee may amend the terms of any award of restricted stock or option already granted, provided that any such retroactive amendment is consistent with the provisions of the Plan and does not disqualify an ISO under the provisions of
Section 422 of the Internal Revenue Code.

     In the event of certain changes to the outstanding Bank common stock such as merger, consolidation, stock splits, stock dividends, reclassifications or recapitalization, the board of directors (or the board of directors of any entity assuming the obligation of the Plan pursuant to any such merger or reorganization) shall appropriately adjust the character and numberof shares available under the Plan and shall appropriately adjust the character, number and price of shares subject to outstanding options to reflect such changes.

         The Plan became effective on the date of its adoption by the Board of Directors, subject to approval by the shareholders at the annual meeting. The Plan will terminate upon the earlier of (i) the adoption of a resolution of the Bank's Board of Directors to terminate the Plan, (ii) the date all shares of Bank common stock subject to the Plan are purchased according to the Plan or
(iii) ten years from the effective date of the Plan.

     The size of future grants of stock options and stock appreciation rights and awards of restricted stock or deferred stock units to directors, and advisory directors and employees eligible to participate in the Plan is not determinable as of the date of this proxy statement-prospectus because of the discretionary nature of such grants and awards. There has been no determination to grant any options or other incentive awards under the Plan apart from awards expected to be made to John S. Shropshire. See "THE MERGER - Interests of Certain Persons in the Merger: Shropshire Agreement".

Certain Federal Income Tax Consequences

         The following discussion is based on the Internal Revenue Code and applicable regulations thereunder in effect on the date hereof. Any subsequent changes in the Internal Revenue Code or such regulations may affect the accuracy of this discussion. In addition, this discussion does not constitute any state, local or foreign tax consequences or any circumstances that are unique to a particular Plan participant that may affect the accuracy or applicability of this discussion.

         Incentive Stock Options

                  (a) Neither the grant nor the exercise of an ISO will be treated as the receipt of taxable income by the employee or a deductible item by the Bank. The amount by which the fair market value of the shares issued upon exercise exceeds the option strike price will constitute an item of adjustment that must be taken into account in determining the employee's alternative minimum tax.

                  (b) If the employee holds shares acquired by him or her upon the exercise of an ISO until the later of two years from the date of grant of the option and one year from such exercise and has been an employee of the Bank at all times from the date of grant of the ISO to the day three months before such exercise, then any gain realized by the employee on a later sale or exchange of such shares will be a capital gain and any loss sustained will be a capital loss. The Bank will not be entitled to a tax deduction with respect to any such sale or exchange of ISO shares.

                  (c) If the employee disposes of any shares acquired upon the exercise of an ISO during the two-year period from the date of grant of the option or the one-year period beginning on the date after such exercise (i.e., a "disqualifying disposition"), the employee will generally be obligated to report as ordinary income for the year in which the disposition occurred the amount by which the fair market value of such shares on the date of exercise of the option (or, as noted in clause (d) below, in the case of certain sales or exchanges of such shares for less than such fair market value, the amount realized upon such sale or exchange) exceeds the option strike price, and the Bank will be entitled to an income tax deduction equal to the amount of such ordinary income reported by the employee on his or her federal income tax return.

                  (d) If an ISO holder who has acquired stock upon the exercise of an ISO makes a disqualifying disposition of any such stock, and the disposition is a sale or exchange with respect to which a loss (if sustained) would be recognized by the ISO holder, then the amount includable in the ISO holder's gross income, and the amount deductible by the Bank will not exceed the excess (if any) of the amount realized on the sale or exchange over the tax basis of the stock.

     Non-Qualified Stock Options. In the case of an NQSO, the grant of the option will not generally result in taxable income to the option holder or an income tax deduction to the Bank. The NQSO holder generally recognizes ordinary income at the time the NQSO is exercised in the amount by which the fair market value of the shares acquired exceeds the option strike price. The Bank will generally be entitled to a corresponding ordinary income tax deduction, at that time, equal to the amount of such ordinary income.

         Stock Appreciation Rights. The granting of SARs does not produce taxable income to participating employees or an income tax deduction for the Bank. The exercise of a SAR for cash is immediately taxable as ordinary income to the grantee and deductible by the Bank.

         Restricted Stock. An employee generally will not recognize any taxable income upon the award of any restricted stock which is not vested. Dividends paid with respect to restricted stock prior to the vesting of such stock will be taxable as compensation income to the employee. Generally, an employee will recognize ordinary income upon the vesting of restricted stock in an amount equal to the fair market value of the shares of Bank common stock on the date they became vested. However, pursuant to Section 83(b) of the Internal Revenue Code, an employee may elect to recognize compensation income upon the award of restricted stock based on the fair market value of the shares of Bank common stock subject to such award on the award date. If an employee makes such an election, dividends paid with respect to such restricted stock will not be treated as compensation, but rather as dividend income, and the employee will not recognize additional income when the restricted shares vest.

         The Bank will be entitled to an income tax deduction equal to an amount of ordinary income included by the employee on his or her federal income tax return for the year when the restricted stock vests (or year in which an applicable Internal Revenue Code Section 83(b) election is made). The Bank will also be entitled to a compensation deduction for the dividends that are paid on restricted stock that has not yet vested (as described in the immediately preceding paragraph) when such dividends are reported by the employee on his or her federal income tax return.

         The Board of Directors recommends a vote "FOR" approval of the Stock Award Plan.

                       ANNUAL MEETING AGENDA ITEM NUMBER 4
                   RATIFICATION OF APPOINTMENT OF INDEPENDENT
                               PUBLIC ACCOUNTANTS

         The Bank board of directors, upon the recommendation of its Audit Committee composed of non-management directors, has appointed Crowe, Chizek and Company LLP as independent accountants of the Bank with respect to its operations for the year 2000, subject to ratification by the holders of Bank common stock. In taking this action, the members of the Bank board of directors and the Audit Committee considered carefully Crowe, Chizek and Company LLP's performance for the Bank in that capacity since its original retention in 1997, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of the firm will be present at the annual meeting to make a statement if they desire to do so and to answer appropriate questions that may be asked by shareholders.

         There will be presented at the annual meeting a proposal for the ratification of this appointment, which the board of directors believes is advisable and in the best interests of the stockholders. If the appointment of Crowe, Chizek and Company LLP is not ratified, the matter of the appointment of independent public accountants will be considered by the Board of Directors.

         The Board of Directors recommends a vote "FOR" the proposal to ratify the appointment of Crowe, Chizek and Company LLP as the Bank's accountants for 2000.

                                  OTHER MATTERS

         As of the date of this proxy statement-prospectus, the Bank's board of directors knows of no matters that will be presented for consideration at the annual meeting other than as described in this proxy statement-prospectus. However, if any other matters properly come before the annual meeting or any adjournment or postponement of the annual meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxy as to any such matters.

                                     EXPERTS

The financial statements of the Bank as of December 31, 1999 and 1998, for the years then ended, and for the period from November 17, 1997 (date of commencement) through December 31, 1997, included in this proxy statement-prospectus, have been audited by Crowe, Chizek and Company LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such reports given upon authority of such firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the shares of Bancorp common stock offered under this proxy statement-prospectus and certain tax matters regarding the merger are being passed upon by Stoll, Keenon & Park, LLP, Lexington, Kentucky.

                       WHERE YOU CAN FIND MORE INFORMATION

     Bancorp filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the shares of Bancorp common stock offered to Bank shareholders. The registration statement contains additional information about Bancorp and Bancorp common stock. The Securities and Exchange Commission allows Bancorp to omit certain information included in the registration statement from this proxy statement-prospectus. The registration statement may be inspected and copied at the Public Reference Section at the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. In addition, you can read and copy this information at the regional offices of the Securities and Exchange Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

                                   APPENDIX A

                                    WHEREAS:

                                    -------

         (a) First Security Bank of Lexington, Inc. (the "Bank") is a corporation duly organized and existing under the laws of'Kentucky , which is duly authorized to conduct the business of banking. Bank has authorized capital stock consisting solely of 1,000,000 shares of no par value common voting stock (hereinafter called the "Bank Stock"), 500,000 shares of which are issued and outstanding;

         (b) New First Security Bank of Lexington, Inc. (the "New Bank") is a corporation duly organized and existing under the laws of Kentucky having authorized capital stock consisting solely of 2,500 shares of no par value common voting stock (hereinafter called the "New Bank Stock"). At the Effective Time (as hereinafter defined), all 2,500 shares of New Bank Stock will be issued, outstanding and owned by Parent; and

         (c) First Security Bancorp, Inc. ("Parent") is a corporation duly organized and existing under the laws of Kentucky, having authorized capital stock consisting solely of 5,000,000 shares of no par value common stock ("Parent Stock").

         NOW, THEREFORE, be it resolved:

         (1) Merger. At the Effective Time (as defined in paragraph 12 hereof), New Bank shall be merged with and into Bank (the "Merger"), which shall survive the Merger and be the surviving corporation, and which shall at times hereinafter be called the "Surviving Corporation". The Merger shall be effected pursuant to the provisions of and have the effect provided for by Chapter 271B of the Kentucky Revised Statutes.

         (2) Articles of Incorporation of Surviving Corporation. At and subsequent to the Effective Time, the Articles of Incorporation of Bank shall continue to be the Articles of Incorporation of the Surviving Corporation.

         (3) Facilities of Surviving Corporation. The established offices and facilities of Bank immediately prior to the Merger shall continue to be the established offices and facilities of the Surviving Corporation.

         (4) Effect of Merger. At the Effective Time the corporate existence of Bank and New Bank shall be merged into and continued in the Surviving Corporation, with the effect as provided in Section 271B.11-060 of the Kentucky Revised Statutes. The Surviving Corporation shall have all of the rights, privileges, immunities and powers, and be subject to all the liabilities, obligations and duties of each of Bank and New Bank (apart from that certain Stock Award Plan dated and adopted by the board of directors of the Bank on March 21, 2000 [the "Stock Plan"]) and shall without the necessity of any conveyance, assignment, or transfer become the owner of all the assets of every kind and character formerly belonging to each of Bank and New Bank.

         (5) Liabilities. At and after the Effective Time the Surviving Corporation shall be liable for all liabilities of Bank and New Bank, and all debts, liabilities, obligations and contracts of Bank and New Bank, respectively, matured or unmatured, whether accrued, absolute, contingent, or otherwise, whether or not reflected or reserved against on balance sheets, books of account, or records of Bank or New Bank, as the case may be, shall be those of the Surviving Corporation (apart from the Stock Plan) and shall not be released or impaired by the Merger, and all rights of creditors and other obligees and all liens on property of Bank and New Bank shall be preserved unimpaired subsequent to the Merger.

        (6)      Conversion of Shares.  At the Effective Time:

                  (a) Each share of Bank Stock which is issued and outstanding immediately prior to the Effective Time shall, ipso facto at the Effective Time without any action on the part of the holder thereof, become and be converted into two shares of Parent Stock and outstanding certificates (hereinafter called the "Old Certificates") representing shares of Bank Stock which are held by Bank shareholders immediately prior to the Effective Time shall thereafter represent shares of Parent Stock;

                  (b) The 2,500 shares of New Bank Stock issued and outstanding and held by Parent immediately prior to the Effective Time shall ipso facto at the Effective Time without any action on the part of the holder thereof become and be converted into 750,000 shares of Bank Stock which shall be issued to Parent; and

                  (c) Each holder of shares of Bank Stock who timely and properly dissents from the Merger in the manner set out in Chapter 271B of the Kentucky Revised Statutes shall have the rights provided dissenting shareholders under Subtitle 13 of Chapter 271B of the Kentucky Revised Statutes.

         (7) Conversion of Stock Warrants and Options; Assumption of Bank Rights and Duties Under Stock Plan.

                  (a) At the Effective Time, each warrant and option to purchase or other right with respect to shares of Bank Stock pursuant to stock warrants ("Bank Warrants") and stock options ("Bank Options") granted by Bank under stock warrant and stock option agreements ("Bank Warrant and Option Agreements"), which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become warrants and options with respect to Parent Stock, and Parent shall assume each Bank Warrant and Bank Option, in accordance with the terms of the applicable Bank Warrant and Option Agreements or other agreement by which it is evidenced, and shall assume all rights and obligations of the Bank under the Stock Plan, except that from and after the Effective Time
(i) Parent's Board of Directors shall be substituted for Bank's Board of Directors or other administrator responsible for administering such Bank Warrant and Option Agreements or the Stock Plan, (ii) each Bank Warrant and Bank Option assumed by Parent may be exercised solely for shares of Parent Stock, (iii) the number of shares of Parent Stock subject to such Bank Warrants and Bank Options shall be equal to the number of shares of Bank Stock subject to such Bank Warrant or Bank Option immediately prior to the Effective Time multiplied by two, and (iv) the per share exercise price under each such Bank Warrant or Bank Option shall be adjusted by dividing the per share exercise price by two. Notwithstanding clauses (iii) and (iv) of the first sentence of this Section 7, each Bank Option that is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Parent and Bank agree to take all necessary steps to effectuate the foregoing provisions of this Section 7.

                  (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of the Bank Warrants and Bank Options an appropriate notice setting forth such participant's rights pursuant thereto and the grants under such Bank Warrant and Option Agreements shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 7(a) hereof). Parent shall comply with the terms of each Bank Option Agreement to ensure, subject to the provisions of such Bank Option Agreement, that Bank Options that qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time.

                  (c) All contractual restrictions or limitations on transfer with respect to Bank Stock awarded under the Bank Warrant and Option Agreements or any other plan, program, or contract of Bank (including, without limitation, the Stock Plan), to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, or contract, shall remain in full force and effect with respect to shares of Parent Stock into which such restricted stock is converted pursuant to Section 6(a) hereof.

         (8) Surrender of Stock Certificates. Except for persons exercising their rights as dissenting shareholders pursuant to Section 6(c) hereof, each holder of shares of Bank Stock which shall have been so converted into shares of Parent Stock, upon surrender of such Old Certificates in proper form for cancellation, shall be entitled to receive as evidence of the shares of capital stock so converted, share certificates (hereinafter called "New Certificates") bearing the name of Parent as issuer, for the number of shares of Parent Stock represented by such Old Certificates when surrendered. Until so surrendered, each Old Certificate shall be deemed, for all corporate purposes, to evidence the ownership of the number of shares of Parent Stock which the holder thereof would be entitled to receive upon its surrender. Until such outstanding certificates formerly representing shares of Bank Stock are surrendered, no dividend payable to holders of record of shares of Parent Stock for any period as of any date subsequent to the Effective Time shall be paid to the holder of such outstanding certificates in respect thereof. After the Effective Time there shall be no further registry of transfers on the records of Bank of shares of Bank Stock. Upon surrender of certificates of shares of Bank Stock for exchange for shares of Parent Stock, there shall be paid to the record holder of the certificates of Parent Stock issued in exchange therefor (i) the amount of dividends theretofore paid with respect to such shares of Parent Stock as of any date subsequent to the Effective Time which have not yet been paid to a public official pursuant to abandoned property laws and (ii) at the appropriate payment date the amount of dividends with a record date after the Effective Time, but prior to surrender and a payment date subsequent to surrender. No interest shall be payable with respect to such dividends upon surrender of outstanding certificates.

         (9) Ratification. This Plan of Merger shall be submitted to the shareholders of Bank and of New Bank for adoption, approval and ratification at meetings to be called and held in accordance with applicable provisions of law and the Articles of Incorporation and Bylaws of Bank and of New Bank. Bank and New Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms provided by this Plan of Merger.

         (10)     Conditions.  Consummation of the Merger is conditioned upon:

                  (a) Adoption, approval and ratification of this Plan of Merger by the holders of the capital stock of Bank and by the holders of the capital stock of New Bank in the manner as required by laws;

                  (b) (i) Procurement of all regulatory and other consents and approvals without the imposition by any regulator of any condition that in the reasonable judgment of Parent's board of directors, would so materially adversely affect the financial or economic benefits of the Merger that, had such condition or requirement been known, Parent would not have entered into this Plan of Merger, (ii) completion of all filings, registrations and certifications, and (iii) satisfaction of all other requirements prescribed by law, which are necessary for consummation of the Merger;

                  (c) the receipt by Parent and the Bank of a written opinion of Stoll, Keenon & Park, LLP as to the tax-free nature of the merger;

                  (d) the declaration by the Securities and Exchange Commission that the registration statement registering the shares of Parent common stock to be issued to Bank shareholders in the merger has become effective under the Securities Act of 1933, as amended;

                  (e) the performance of all agreements and the compliance with all covenants of the Bank and Parent as set forth in this Plan of Merger;

                  (f) the receipt of all other consents that may be required to complete the Merger or to prevent any default under any contract or permit which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Bank or Parent; and

                  (g) the absence of any law or order or any action taken by any
court,   governmental,   or  regulatory  authority  of  competent   jurisdiction
prohibiting or restricting the merger or making it illegal.

         (11) Officers and Directors. The Board of Directors of the Surviving Corporation shall consist of all persons who are directors of Bank immediately before the Merger becoming effective and the officers of the Surviving Corporation shall consist of all the persons who were the officers of Bank immediately before the Merger becoming effective.

         (12) Effective Time. Subject to the terms and upon the satisfaction of all requirements of law and the conditions specified in this plan, the Effective Time of the Merger shall occur on the date and at the time specified in the Articles of Merger filed with the Secretary of State of the Commonwealth of Kentucky as provided for in Section 271B.11-050 of the Kentucky Revised Statutes.

         Unless Parent and the Bank agree otherwise, they will use reasonable efforts to cause the Merger to become effective on the date designated by Parent that is within 15 days after the last to occur of:

                  (a) the effective date of the last consent of any regulatory authority having authority over and approving or exempting the Merger (taking into account any required waiting period);

                  (b) the date on which the Bank's shareholders approve this Plan of Merger; and

                  (c) the date on which all other conditions precedent, other than those conditions which relate to those actions to be taken at closing, to each party's obligations under this Plan of Merger have been satisfied or waived.

         (13) Termination. At any time before the Effective Time of the Merger, the board of directors of either Parent or Bank may agree to terminate this Plan of Merger in the following circumstances:

                  (a) if a material breach by the other party of any covenant or agreement contained in this Plan of Merger cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation and warranty contained in this Plan of Merger under the applicable standards set forth in this Plan of Merger or in material breach of any covenant or other agreement contained in this Plan of Merger);

                  (b) if any consent of any regulatory authority required to complete the Merger or other transactions contemplated by this Plan of Merger has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal;

                  (c) if the shareholders of the Bank fail to approve this Plan of Merger and the Merger at a shareholders' meeting held for consideration of this Plan of Merger and the Merger; or

                  (d) if the Merger is not consummated by December 31, 2000, provided that the failure to consummate is not caused by any willful breach of this Plan of Merger by the party electing to terminate.

                        FIRST SECURITY BANK OF LEXINGTON

                               Lexington, Kentucky

                              FINANCIAL STATEMENTS

                        December 31, 1999, 1998 and 1997



                                    CONTENTS

REPORT OF INDEPENDENT AUDITORS..............................................   1

FINANCIAL STATEMENTS
   Balance Sheets...........................................................   2
   Statements of Income.....................................................   3
   Statements of Changes in Shareholders Equity.............................   4
   Statements of Cash Flows.................................................   5
   Notes to Financial Statements............................................   6

                        FIRST SECURITY BANK OF LEXINGTON

                              FINANCIAL STATEMENTS

                        December 31, 1999, 1998 and 1997

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
First Security Bank of Lexington
Lexington, Kentucky

We have audited the accompanying balance sheets of First Security Bank of Lexington as of December 31, 1999 and 1998 and the related statements of income, changes in shareholders' equity, and cash flows for the years then ended and for the period from November 17, 1997 (date of commencement) through December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Security Bank of Lexington as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years then ended and for the period from November 17, 1997 (date of commencement) through December 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 13, First Security Bank of Lexington changed its method of accounting for certain start-up costs.

                                      Crowe, Chizek and Company LLP
Lexington, Kentucky
January 27, 2000


                        FIRST SECURITY BANK OF LEXINGTON

                                 BALANCE SHEETS

                                   December 31

                                                                                    1999                 1998
ASSETS

Cash and due from banks                                                         $    2,218,985      $     1,174,652
Federal funds sold                                                                   9,053,000            5,742,000
   Total cash and cash equivalents                                                  11,271,985            6,916,652
Securities available for sale                                                        4,331,573            5,014,085
Loans                                                                               78,196,747           34,402,412
   Less allowance for loan losses                                                     (819,051)            (334,872)
Net loans                                                                           77,377,696           34,067,540
FHLB stock                                                                             116,800                    -
Leasehold improvements and equipment, net                                              757,795              830,214
Accrued interest receivable                                                            527,957              225,162
Other assets                                                                           130,742               80,933

                                                                                $   94,514,548      $    47,134,586


LIABILITIES AND SHAREHOLDERS EQUITY
Liabilities
   Deposits

     Noninterest bearing                                                        $    5,156,805      $     2,745,915
     Time deposits, $100,000 and over                                               14,397,425            5,247,380
     Other interest bearing                                                         63,857,494           30,619,544
       Total deposits                                                               83,411,724           38,612,839
   Repurchase agreements                                                             2,381,968                    -
   Accrued interest payable                                                            387,600              158,472
   Other liabilities                                                                   118,734               82,378
     Total liabilities                                                              86,300,026           38,853,689

Shareholders equity

   Common stock, no par value:  1,000,000 shares authorized;
      500,000 shares issued and outstanding                                          4,901,442            4,901,442
   Paid-in capital                                                                   4,901,442            4,901,442
   Accumulated deficit                                                              (1,492,616)          (1,514,462)
   Accumulated other comprehensive income (loss)                                       (95,746)              (7,525)
     Total shareholders equity                                                       8,214,522            8,280,897
                             See accompanying notes.                            $   94,514,548      $    47,134,586

                              STATEMENTS OF INCOME

                     Years  Ended  December  31,  1999 and 1998 and Period  from
            November 17, 1997 (Date of Commencement)

                            Through December 31, 1997


                                                                   1999               1998                1997
Interest income

   Loans, including fees                                      $   4,733,832       $   1,316,772      $        3,789
   Securities - taxable                                             201,648              83,806                 548
   Federal funds sold                                               447,535             717,107              87,785
   Other                                                              3,762                   -                   -
                                                                  5,386,777           2,117,685              92,122
Interest expense

   Deposits                                                       2,995,011           1,093,202              11,604
   Repurchase agreements                                             15,170                   -                   -
                                                                  3,010,181           1,093,202              11,604

Net interest income                                               2,376,596           1,024,483              80,518

Provision for loan losses                                           486,745             328,948              15,154

Net interest income after provision for loan losses               1,889,851             695,535              65,364

Noninterest income

   Service charges and fees on deposits                             102,354              36,109                 642
   Other                                                             36,802               5,472               3,908
                                                                    139,156              41,581               4,550
Noninterest expense

   Salaries and employee benefits                                 1,097,694           1,060,314             118,380
   Occupancy                                                        211,383             184,638              16,184
   Equipment                                                        106,124             100,782               1,047
   Advertising                                                       67,979              98,491                 965
   Professional fees                                                 71,944              71,329                   -
   Bank franchise tax                                                62,298              73,242               6,523
   Pre-opening expenses                                                   -                   -             133,185
   Other                                                            389,739             256,120              47,510
                                                                  2,007,161           1,844,916             323,794
Income (loss) before cumulative effect
   of a change in accounting principle                               21,846          (1,107,800)           (253,880)

Cumulative effect of a change in accounting
   principle                                                              -            (152,782)                  -

Net income (loss)                                             $      21,846       $  (1,260,582)     $     (253,880)

Weighted average shares common stock outstanding:

   Basic                                                            500,000             500,000             500,000
   Diluted                                                          509,740             500,000             500,000

Earnings per share:
   Basic                                                      $         .04       $       (2.52)     $        (.51)
   Diluted                                                              .04               (2.52)              (.51)

                             See Accompanying notes.

                  STATEMENTS OF  CHANGES  IN  SHAREHOLDERS  EQUITY  Years  Ended
                     December 31, 1999 and 1998

            and Period from November 17, 1997 (Date of Commencement)
                            Through December 31, 1997


                                                                                       Accumulated
                                                                                           Other            Total

                                       Common           Paid-In     Accumulated        Comprehensive    Shareholders
                                        Stock           Capital        Deficit         Income (Loss)       Equity

Beginning balance                   $          -    $          -   $            -    $          -      $          -

Issuance of 500,000 shares of
  common stock                         5,000,000       5,000,000                -               -        10,000,000

Commission on stock sale                 (98,558)        (98,558)               -               -          (197,116)

Comprehensive income:
  Net loss                                     -               -         (253,880)              -          (253,880)

  Change in unrealized gain
   (loss) on securities available
   for sale                                    -               -                -               -                 -
    Total comprehensive income

      (loss)                                                                                               (253,880)

Balance, December 31, 1997             4,901,442       4,901,442         (253,880)              -         9,549,004

Comprehensive income:
  Net loss                                     -               -       (1,260,582)             -         (1,260,582)

  Change in unrealized gain
   (loss) on securities available
   for sale                                    -               -                -         (7,525)            (7,525)

    Total comprehensive income

      (loss)                                                                                             (1,268,107)

Balance, December 31, 1998             4,901,442       4,901,442       (1,514,462)        (7,525)         8,280,897

Comprehensive income:
  Net income                                   -               -           21,846              -             21,846

  Change in unrealized gain
   (loss) on securities available
   for sale                                    -               -                -        (88,221)           (88,221)

    Total comprehensive income

      (loss)                                                                                                (66,375)

Balance, December 31, 1999          $  4,901,442    $  4,901,442   $   (1,492,616)   $   (95,746)        $8,214,522

                            STATEMENTS OF CASH FLOWS

                     Years  Ended  December  31,  1999 and 1998 and Period  from
            November 17, 1997 (Date of Commencement)

                            Through December 31, 1997



                                                                 1999                1998                 1997

Cash flows from operating activities
   Net income (loss)                                        $       21,846      $   (1,260,582)     $      (253,880)
   Adjustments to reconcile net income (loss) to net
     cash from operating activities
       Depreciation                                                115,598              95,990                8,962
       Change in accounting principle                                    -             152,782                    -
       Amortization and accretion on available
         for sale securities, net                                    2,708               1,827                 (274)
       Provision for loan losses                                   486,745             328,948               15,154
       Federal Home Loan Bank stock dividends                       (3,500)                  -                    -
       Change in assets and liabilities:
         Accrued interest receivable                              (302,795)           (221,099)              (4,063)
         Other assets                                              (49,809)            (33,907)            (199,304)
         Accrued interest payable                                  229,128             150,087                8,385
         Other liabilities                                          36,356              62,884               19,040
           Net cash from operating activities                      536,277            (723,070)            (405,980)

Cash flows from investing activities
   Net change in loans                                         (43,796,901)        (32,896,198)          (1,515,444)
   Activity in available for sale securities:
     Prepayments                                                    93,009               7,854                    -
     Maturities                                                  2,500,000           1,750,000                    -
     Calls                                                               -           1,500,000                    -
     Purchases                                                  (2,001,426)         (6,535,129)          (1,745,888)
   Leasehold improvements and net purchases
     of equipment                                                  (43,179)           (460,653)            (474,563)
   Purchase of Federal Home Loan Bank stock                       (113,300)                  -                    -
     Net cash from investing activities                        (43,361,797)        (36,634,126)          (3,735,895)

Cash flows from financing activities
   Net change in deposits                                       44,798,885          34,453,522            4,159,317
   Proceeds from issuance of common stock                                -                   -           10,000,000
   Stock offering expenses                                               -                   -             (197,116)
   Net change in repurchase agreements                           2,381,968                   -                    -
     Net cash from financing activities                         47,180,853          34,453,522           13,962,201

Net change in cash and cash equivalents                          4,355,333          (2,903,674)           9,820,326

Cash and cash equivalents at beginning of period                 6,916,652           9,820,326                    -

Cash and cash equivalents at end of period                  $   11,271,985      $    6,916,652      $     9,820,326

Supplemental cash flow information:

   Interest paid                                            $    2,781,053      $      943,115      $         3,219

                        FIRST SECURITY BANK OF LEXINGTON

                          NOTES TO FINANCIAL STATEMENTS

                     Years  Ended  December  31,  1999 and 1998 and Period  from
            November 17, 1997 (Date of Commencement)

                            Through December 31, 1997

                                   (Continued)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of First Security Bank of Lexington (the "Bank") conform to generally accepted accounting principles and to predominant practices within the banking industry. The significant policies are described below.

Nature of Operations: The Bank is a Kentucky corporation incorporated to operate as a commercial bank under a state bank charter. The Bank was capitalized with $9,802,884 which is net of the commission of $197,116 on the sale of stock and represented 100% of the initial capital stock. The Bank's 1997 income statement includes pre-opening expenses of $133,185 that were reimbursed to organizers when banking operations were commenced on November 17, 1997. The Bank generates commercial, mortgage, and installment loans, and receives deposits from customers located primarily in the Fayette County, Kentucky area. The majority of the Bank's income is derived from lending activities. The majority of the Bank's loans are secured by specific items of collateral including business assets, real estate, and consumer assets, although borrower cash flow may also be a primary source of repayment. All of the Bank's operations are considered by management to be aggregated into one reportable operating segment.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. Estimates that are more susceptible to change in the near term include the allowance for loan losses and fair values of securities.

Cash Flow Reporting: Cash and cash equivalents are defined as cash and due from banks and federal funds sold. Net cash flows are reported for customer loan and deposit transactions.

Securities: Securities are classified as available for sale. Available for sale securities are those which might be sold before maturity, and are reported at fair value, with unrealized gains or losses reported in other comprehensive income. Gains and losses on sales are determined based on the amortized cost of the specific security sold. Other securities such as Federal Home Loan Bank stock are carried at cost. Interest income includes amortization of premiums and accretion of discounts.

Loans: Loans are reported at the principal balance outstanding, net of deferred loan fees and costs. Interest income on real estate, commercial, and consumer loans is accrued over the term of the loans based on the principal outstanding. Interest income is not reported when full loan repayment is in doubt. Payments on such loans are reported as principal reductions.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loss experience, general economic conditions, information about specific borrower situations, and other factors. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan losses that occur.

Loans are considered impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual loan basis for other loans. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses is allocated to impaired loans. Loans are evaluated for impairment when payments are delayed or expected to be delayed or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

Leasehold Improvements and Equipment: Leasehold improvements and equipment are reported net of accumulated depreciation. Depreciation expense is computed using principally straight line method over the shorter of the asset's useful life or lease term. Maintenance and repairs are expensed and major improvements are capitalized. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

Income Taxes: Income tax expense is the sum of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under warrants.

Lease Commitments: Expense is recognized as payments are made on operating leases. Leasing arrangements are for five years and contain renewal options.

Dividend Restriction: The Bank is subject to banking regulations which require the maintenance of certain capital levels and which may limit the amount of dividends which may be paid. For details concerning regulatory capital requirements, see Note 11 and 12.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as a separate component of equity.

Benefit Plans: Profit sharing and 401(k) plan expense is the amount contributed as determined by a formula.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material impact on the financial statements.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

New Accounting Pronouncements: Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect, but the effect will depend on derivative holdings when this standard applies.

Reclassifications: Certain items in the prior period financial statements were reclassified to conform to the current presentation.


NOTE 2 - SECURITIES


Year-end securities are as follows:

                                                                       Gross            Gross
                                                   Amortized        Unrealized       Unrealized            Fair
                                                     Cost              Gains           Losses              Value
Available for Sale


1999

   U. S. Treasury securities                     $     250,055       $      -       $    (1,930)     $      248,125
   U. S. Government agency securities                3,501,935              -           (67,523)          3,434,412
   Mortgage-backed                                     655,329              -           (26,293)            629,036
     Total debt securities                           4,407,319              -           (95,746)          4,311,573
   Equity securities                                    20,000              -                 -              20,000

     Total                                       $   4,427,319       $      -       $   (95,746)     $    4,331,573

1998

   U. S. Treasury securities                     $     998,798       $     16       $       (99)     $      998,715
   U. S. Government agency securities                3,504,420            200            (6,170)          3,498,450
   Mortgage-backed                                     498,392              -            (1,472)            496,920
     Total debt securities                           5,001,610            216            (7,741)          4,994,085
   Equity securities                                    20,000              -                 -              20,000

     Total                                       $   5,021,610       $    216       $    (7,741)     $    5,014,085

Contractual  maturities  of debt  securities  at year-end  1999 were as follows.
Securities not due at a single maturity date, mortgage-backed and equity securities, are shown separately.

                                                                                    Amortized             Fair
                                                                                      Cost                Value

Due in one year or less                                                           $   1,500,906      $    1,496,950
Due from one to five years                                                            2,251,084           2,185,587
Mortgage-backed                                                                         655,329             629,036
Equity securities                                                                        20,000              20,000

   Total                                                                          $   4,427,319      $    4,331,573

Securities pledged at year-end 1999 and 1998 had a carrying amount of $3,564,497 and $0, and were pledged to secure customer repurchase agreements. There were no securities sales during 1999, 1998, or 1997.



NOTE 3 - LOANS
Loans at year-end were as follows:

                                                                                      1999               1998

Commercial                                                                       $   26,596,357     $    12,469,646
Mortgage loans on real estate:
   Commercial                                                                        35,855,281          14,123,827
   Residential                                                                        7,449,166           3,830,621
Consumer                                                                              8,295,943           3,978,318

                                                                                 $   78,196,747     $    34,402,412

Changes in the allowance for loan losses were as follows:


                                                                        1999            1998               1997

Beginning balance                                                    $   334,872      $    15,154       $         -
   Loans charged off                                                      (3,172)          (9,230)                -
   Recoveries                                                                606                -                 -
   Provision for loan losses                                             486,745          328,948            15,154

Ending balance                                                       $   819,051      $   334,872       $    15,154

With the exception of $6,000 in non-accrual loans at December 31, 1998, the Bank did not have any impaired or non-performing loans during any of the periods presented.

Loans to executive officers, directors, and their affiliates in 1999 were as follows:

Beginning balance                                                 $   1,715,157
New loans                                                             3,484,977
Repayments                                                             (565,003)

Ending balance                                                    $   4,635,131

NOTE 4 - LEASEHOLD IMPROVEMENTS AND EQUIPMENT

Year-end leasehold improvements and equipment were as follows:
                                                    1999               1998

Leasehold improvements                         $    513,461       $   491,427
Furniture and equipment                             464,108           442,964
   Total cost                                       977,569           934,391
Accumulated depreciation                           (219,774)         (104,177)

   Leasehold improvements and equipment, net   $    757,795       $   830,214

The Bank is currently leasing its main banking facility under a non-cancelable five year operating lease which includes three three-year renewal options. The Bank is also leasing a facility for their branch operation which opened in 1998. This lease is a non-cancelable five year operating lease which includes three five-year renewal options. The Bank also leases certain equipment under non-cancelable operating leases with various terms and expiration dates. Rental expense for the years ended December 31, 1999, 1998, and 1997 was $119,247 and $112,071, and $5,612.

Future operating lease commitments:

         2000                                   $    121,648
         2001                                        117,645
         2002                                         86,592
         2003                                            717
         2004                                            717
           Total                                $    327,319

NOTE 5 - DEPOSITS

The scheduled maturities of time deposits were as follows:

         2000                                 $   38,370,538
         2001                                     12,160,634
         2002                                      1,018,397
         2003                                      1,231,033
         2004 and thereafter                       1,388,185

           Total                              $   54,168,787

Related party deposits totaled $4,043,849 and $2,694,632 at December 31, 1999 and 1998.

NOTE  6 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase generally mature within one to ninety days from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                ---------December 31---------
                                                    1999                1998

Average balance during the year              $    309,106       $          -
Average interest rate during the year                4.91%                 -
Maximum month-end balance during the year    $  2,381,968       $          -

NOTE 7 - STOCK WARRANTS

The Bank has issued stock warrants to each initial investor in the Bank who subscribed to $100,000 or more of the Bank's common stock prior to July 4, 1997, the value of which is included in common stock and paid-in capital. The warrants entitle the holder to purchase additional shares of the Bank's common stock at the offering price of $20 per share at any time during 2003. If all the warrants are fully exercised, the Bank will issue a total of 44,220 shares of common stock, and the Bank's capital will be increased by $884,400. The amount of dilution to the book value, earnings per share, and market value of the common stock that will occur upon exercise of the warrants will depend on a variety of factors, including the number of warrants exercised, the amount of the Bank's capital at the time the warrants are exercised, the number of shares of common stock then outstanding, net earnings of the Bank (if any), and the then market value of the Bank's common stock. The warrants have no voting rights and may be transferred without the underlying shares of common stock, but are not transferable until the exercise period commences. The warrants will expire if not exercised by December 31, 2003.

NOTE 8 - INCOME TAXES

The components of the provision (benefit) for income taxes consists of:

                                   1999                1998               1997

Current                     $         -         $          -       $          -
Deferred                         (7,968)             427,995             86,319
Change in valuation allowance     7,968             (427,995)           (86,319)

                           $          -         $          -       $          -

The Bank's deferred tax assets and liabilities at December 31, 1999 and 1998 are shown below. A valuation allowance has been established due to uncertainty over the utilization of the deferred tax assets.

                                                       1999             1998
Deferred tax assets

   Net operating loss carryforward              $    300,902      $    403,677
   Allowance for loan losses                         228,640            63,147
   Organizational costs                               73,975            99,475
   Other                                               3,544             1,177

   Total assets                                      607,061           567,476

Deferred tax liabilities

   Depreciation                                      (49,693)          (31,310)
   Cash to accrual                                   (49,311)          (21,330)
   Other                                              (1,189)                -

   Total liabilities                                (100,193)          (52,640)

                                                     506,868           514,836
Valuation allowance                                 (506,868)         (514,836)

   Net deferred tax asset                       $          -      $          -

The Bank has a tax net operating loss of $885,007 which can be carried forward to offset future taxable income through the year 2019.

An analysis of the differences between the statutory U. S. federal income tax rate and the effective tax rate is as follows: 1999 1998 1997

                                             1999                       1998                          1997


U. S. federal income tax rate         $    7,428     34.0%      $  (428,598)     34.0%       $  (86,319)    34.0%

Changes from the statutory rate
  Change in valuation allowance           (7,968)   (36.5)          427,995     (34.0)           86,319    (34.0)
  Other                                      540      2.5               603          -                -         -

                                      $        -       - %      $         -       - %        $        -      - %


NOTE 9  EARNINGS PER SHARE

The factors used in the earnings per share computation follow.


                                                    1999            1998               1997
     Basic

         Net income                          $      21,846    $  (1,260,582)     $   (353,880)

         Weighted average common shares            500,000          500,000           500,000

       Basic earnings per common share       $         .04            (2.52)          $  (.51)

     Diluted

         Net income                          $      21,846    $  (1,260,582)     $   (353,880)

         Weighted average common shares
           outstanding for basic earnings per
           common share                            500,000          500,000           500,000
         Add:  Dilutive effects of assumed
           exercises of stock warrants               9,740

         Average shares and dilutive potential
           common shares                           509,740          500,000           500,000

       Diluted earnings per common share      $        .04            (2.52)          $  (.51)

Stock warrants for 44,220 shares of common stock were not considered exercised for 1998 and 1997 diluted earnings per share because they were anti-dilutive.

NOTE 10' COMMITMENTS AND OFF-BALANCE-SHEET RISK

Some financial instruments are used in the normal course of business to meet the financing needs of customers and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit, and standby letters of credit. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the financial statements. Exposure to credit loss if the other party does not perform is represented by the contractual amount for commitments to extend credit, standby letters of credit, and financial guarantees written. The same credit policies are used for commitments and conditional obligations as are used for loans. Collateral or other security is normally not required to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the total commitments do not necessarily represent future cash requirements. Standby letters of credit and financial guarantees written are conditional commitments to guarantee a customer's performance to a third party. The contractual amount of financial instruments with off-balance-sheet risk at year end was as follows:

                                        1999                      1998
                               Fixed          Variable     Fixed        Variable

Commitments to make loans    $ 1,221,912   $ 10,088,110   $     -   $  9,659,946
Unused lines of credit                 -      5,959,404         -      3,853,051
Letters of credit                690,000              -    25,000              -

Commitments to make loans are at market rates and generally made for periods of 60 days or less. The fixed rate loan commitments have interest rates ranging from 7.67% to 8.95% and maturities up to seven years.

NOTE 11  LIMITATION ON BANK DIVIDENDS

Banking regulations limit the amount of dividends that may be paid without prior approval. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's net profits, as defined, combined with the retained net profits of the preceding two years. Also, no dividends can be paid that would equal or exceed the retained earnings then on hand. As of December 31, 1999, no retained earnings are available for dividends.

NOTE 12 - REGULATORY MATTERS

The Bank is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, under capitalized, significantly undercapitalized, and critically under capitalized, although these terms are not used to represent overall financial condition. The Bank was categorized as well capitalized at year-end 1999 and 1998 as noted in the table below:


                                                                                                Minimum Amounts

                                                                                                   to be Well

                                                                         Minimum Required          Capitalized
                                                                            for Capital           Under Prompt

                                                     Actual              Adequacy Purposes      Action Provisions
                                               Amount       Ratio       Amount       Ratio      Amount      Ratio
                                                                           (in thousands)
1999


Total Capital to Risk Weighted Assets        $  9,129       11.5%       $  6,348      8%        $  7,935    10%
Tier 1 Capital to Risk Weighted Assets          8,310       10.5           3,174      4            4,761     6
Tier 1 Capital to Average Assets                8,310        9.4           3,541      4            4,426     5

1998

Total Capital to Risk Weighted Assets        $  8,623       23.3%       $  2,954      8%        $  3,692    10%
Tier 1 Capital to Risk Weighted Assets          8,288       22.4           1,477      4            2,215     6
Tier 1 Capital to Average Assets                8,288       19.4           1,256      4            1,570     5

In addition to the above capital requirements, in connection with the initial approval of its charter, the Bank is required to maintain Tier I capital to total assets of at least 8% during its first three years of operation. At December 31, 1999, the Bank's Tier I capital to total assets was 8.8%.

NOTE  13  CHANGE IN ACCOUNTING PRINCIPLE

Statement of Position 98-5 was passed in 1998 and is effective for financial statements beginning after December 15, 1998. This pronouncement states that certain start-up costs that could previously be capitalized must be expensed as incurred, instead of being capitalized. Start-up costs are defined to include organization costs, which the Bank had capitalized. The pronouncement also states that all start-up costs previously capitalized must be expensed on January 1, 1999. However, early adoption of this pronouncement was permitted in 1998. The Bank's management elected to early adopt the provisions of the pronouncement and expensed all previously capitalized organizational costs in 1998. The amount of those costs was $152,782.

NOTE  14  BENEFIT PLAN

A 401(k) benefit plan was established in 1998 which allows employee contributions up to 15% of their compensation. The Bank matches 50% of the first 7.5% of the compensation contributed. Expense for 1999, 1998, and 1997 was $27,226, $24,444, and $0.

NOTE  15  - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

                                                 1999       1998         1997
Unrealized holding gains and losses on
   available-for-sale securities             $ (88,221)   $ (7,525)    $    -
Less reclassification adjustments for gains
   and losses later recognized as income            -            -          -
Net unrealized gains and losses                (88,221)     (7,525)         -
Tax effect                                          -            -          -

Other comprehensive income (loss)           $  (88,221)   $ (7,525)    $    -

                                   APPENDIX C

                         SUBTITLE 13. DISSENTERS RIGHTS

                         SUBTITLE 13. DISSENTERS RIGHTS

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

                      271B.13-010. Definitions for subtitle

         As used in this subtitle:

                  (1) "Corporation" means the issuer of the shares held by a dissenter, except that in the case of a merger where the issuing corporation is not the surviving corporation, then after consummation of the merger, "corporation" shall mean the surviving corporation.

                  (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under KRS 271B.13-020 and who exercises that right when and in the manner required by KRS 271B.13-200 to 271B.13-280.

                 (3) "Fair Value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. In any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2), "fair value" shall be at least an amount required to be paid under KRS 271B.12-220(2) in order to be exempt from the requirements of KRS 271B.12-210.

                (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                  (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

                  (6) "Beneficial shareholder: means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
                  (7) "Shareholder" means the record shareholder or the beneficial shareholder.

                  271B.13-020. Right to dissent. (1) A shareholder shall be entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                  (a) Consummation of a plan of merger to which the corporation is a party:

         1. If shareholder approval is required for the merger by KRS 271B.11-030 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

         2. If the corporation is a subsidiary that is merged with its parent under KRS 271B.11-040;

                  (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

                  (d) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenters shares because it:

         1. Alters or abolishes a preferential right of the shares to a distribution or in dissolution;

         2. Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

 .        3.       Excludes  or limits  the right of the  shares to vote on any matter other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

         4. Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under KRS 271B.6-040;

                  (e) Any transaction subject to the requirements of KRS 271B.12-210 or exempted by KRS 271B.12-220(2); or

                  (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

                  (2) A shareholder entitled to dissent and obtain payment for his shares under this chapter shall not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

                  271B.13-030. Dissent by nominees and beneficial owners.(1) record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he shall dissent with respect to all shares beneficially owned by any one (1) person and notify the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection shall be determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

                  (2) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

                  (a) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (b) He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

                  271B.13-200. Notice of dissenters' rights. (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this subtitle and the corporation shall undertake to provide a copy of this subtitle to any shareholder entitled to vote at the shareholders' meeting upon request of that shareholder.

                  (2) If corporate action creating dissenters' rights under KRS 271B.13-020 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in KRS 271B.13-220.

                  271B.13-210. Notice of intent to demand payment. (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

                  (a) Shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

                  (b) Shall not vote his shares in favor of the proposed action.

                  (2) A shareholder who does not satisfy the requirements of subsection (1) of this section shall not be entitled to payment for his shares under this chapter.

                  271B.13-220. Dissenters notice. (1) If proposed corporate action creating dissenters' rights under KRS 271B.13-020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of KRS 271B.13-210.

                  (2) The  dissenters'  notice  shall be sent no later  than ten
(10) days after the date the proposed corporate action was authorized by the shareholders, or, if no shareholder authorization was obtained, by the board of directors, and shall:

                  (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                  (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before that date;

                  (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30), nor more than sixty (60) days after the date the notice provided in subsection (1) of this section is delivered; and

                  (e)      Be accompanied by a copy of this subtitle.

                  271B.13-230. Duty to demand payment. (1) A shareholder who is sent a dissenters' notice described in KRS 271B.13-220 shall demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to subsection (2)
(c) of KRS 271B.13-220, and deposit his certificates in accordance with the terms of the notice.

                  (2) The shareholder who demands payment and deposits his share certificates under subsection (1) of this section shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

                  (3) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, shall not be entitled to payment for his shares under this subtitle.

                  271B.13-240. Share restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under KRS 271B.13-260.

                  (2) The person for whom dissenters' right are asserted as to uncertificated shares shall retain all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

                  271B.13-250.  Payment. (1) Except as provided in
KFLS 271B.13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with KRS 271B.13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

                  (2)      The payment shall be accompanied by:

                  (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                  (b) A statement of the corporation's estimate of the fair value of the shares;

                  (c)      An explanation of how the interest was calculated;
and

                  (d) A statement of the dissenter's right to demand payment under KRS 271B.13-280.

                  271B.13-260. Failure to take action. (1) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

                  (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters' notice under KRS 27113.13-220 and repeat the payment demand procedure.

                  271B.13-270. After-acquired shares. (1) A corporation may elect to withhold payment required by KRS 271B.13-250 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

                  (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under KRS 271B.13-280.

                  271B.13-280. Procedure if shareholder dissatisfied with payment or offer. (1) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under KRS 271B.13-250), or reject the corporation's offer under KRS 271B.13-270 and demand payment of the fair value of his shares and interest due, if:

                  (a) The dissenter believes that the amount paid under KRS 271B.13-250 or offered under KRS 271B.13-270 is less than the fair value of his shares or that the interest due is incorrectly calculated;

                  (b) The corporation fails to make payment under KRS 271B.13-250 within sixty (60) days after the date set for demanding payment; or

                  (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

                  (2) A dissenter waives his right to demand payment under this section unless he shall notify the corporation of his demand in writing under subsection (1) of this section within thirty (30) days after the corporation made or offered payment for his shares.

                          JUDICIAL APPRAISAL OF SHARES

                  271B.13-300 Court action. (1) If a demand for payment under KRS 271B.13-280 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

                  (2) The corporation shall commence the proceeding in the circuit court of the county where a corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

                  (3) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

                  (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section shall be plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters shall be entitled to the same discovery rights as parties in other civil proceedings.

                  (5) Each dissenter made a party to the proceeding shall be entitled to judgment:

                  (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation; or

                  (b) For the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under KRS 271B.13-270.

                  271B.13-310. Court costs and counsel fees. (1) The court in an appraisal proceeding commenced under KRS 271B.13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under KRS 271B.13-280.

                  (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                  (a) Against the corporation and in favor of any or all dissenters, if the court finds the corporation did not substantially comply with the requirements of KRS 271B.13-200 to 271B.13-280; or

                  (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this subtitle.

                  (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                   APPENDIX D

                     FIRST SECURITY BANK OF LEXINGTON, INC.

                     FIRST SECURITY BANK OF LEXINGTON, INC..
                                STOCK AWARD PLAN

      1. Purpose. The purpose of the First Security Bank of Lexington, Inc. Stock Award Plan (the "Plan") is to secure for First Security Bank of Lexington, Inc. and its successors and assigns (the "Bank") and its stockholders the benefits of the additional incentive, inherent in the ownership of the Bank's common stock, no par value per share (the "Common Stock"), by selected employees and directors of the Bank and its subsidiaries who are important to the success and growth of the business of the Bank and its subsidiaries and to help the Bank and its subsidiaries secure and retain the services of such persons. Compensation awarded under the Plan is intended to qualify for tax deductibility pursuant to the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time or any successor statute or statutes (the "Code"), to the extent deemed appropriate by the Committee (as defined in Paragraph 2. 1 hereof).

     Pursuant to the Plan, such employees and directors will be offered the opportunity to acquire Common Stock through the grant of options, stock appreciation rights in tandem with such options and awards of restricted stock. Any options, rights or awards granted hereunder are a matter of separate inducement and are not in lieu of any salary or other compensation for the services of any director or employee. Options granted under the Plan will be either "incentive stock options," intended to qualify as such under the provisions of Section 422 of the Code, or "nonqualified" stock options. " For purposes of the Plan, the terms "parent" and "subsidiary" shall mean "parent corporation" and "subsidiary corporation," respectively, as such terms are defined in Sections 424(e) and (f) of the Code.

 2.      Committee.

         2.1 Administration. The Plan shall be administered by the Board of Directors of the Bank or by a committee appointed by the Board of Directors from among its members (the "Committee"). Any such committee shall be comprised, unless otherwise determined by the Board of Directors, solely of not less than two members who shall be (i) "Non-Employee Directors" within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) "outside directors" within the meaning of Treasury Regulations Section 1.162-27(e)(3) under Section 162(m) of the Code. Any vacancy on the Committee, whether due to action of the Board of Directors or due to any other cause, may be filled, and shall be filled if required to maintain a Committee of at least two disinterested persons, by resolution adopted by the Board of Directors. For purposes of the Plan, a person shall be deemed to be a "disinterested person" if, at the time of reference, such person is not, and has not been at any time during the preceding one-year period, eligible to participate in the Plan or any other plan of the Bank or any of its affiliates entitling participants therein to acquire stock, stock options or stock appreciation rights of the Bank or any of its affiliates. Notwithstanding any of the foregoing, the Board of Directors may designate one or more persons, who at the time of such designation are not disinterested persons, to serve on the Committee effective upon the date such person or persons qualify as disinterested persons.

         2.2 Procedures. The Committee shall adopt such rules and regulations as it shall deem appropriate concerning the administration of the Plan. A majority of the whole Committee shall constitute a quorum, and the acts of a majority of the members of the Committee present at a meeting at which a quorum is present, or acts approved in writing by all of the members of the Committee, shall be the acts of the Committee.

         2.3 Interpretation. The Committee shall have full power and authority to interpret the provisions of the Plan and any agreement evidencing options or restricted stock awards granted under the Plan, and to determine any and all questions arising under the Plan, and its decisions shall be final and binding on all participants in the Plan.

         2.4 Liability. No member of the Committee and no employee of the Bank shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Bank shall indemnify members of the Committee and any agent of the Committee who is an employee of the Bank, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person's bad faith, gross negligence or willful misconduct.

 The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Bank, or the subsidiary or affiliate whose employees have benefitted from the Plan, as determined by the Committee.

 3.      Shares Subject to Grants.

         3.1 Number of Shares. Subject to the provisions of Paragraph 19 hereof (relating to adjustments upon changes in capitalization), the number of shares of Common Stock subject at any one time to options or awards of restricted stock or deferred stock units granted under the Plan, plus the number of shares of Common Stock theretofore issued or delivered pursuant to the exercise of options granted, and awards of restricted stock and deferred stock units made, under the Plan, shall not exceed 50,000 shares; provided, that no more than one-third of such shares may be awarded as restricted stock awards. If and to the extent that options granted under the Plan terminate, expire or are canceled without having been exercised, or restricted stock or deferred stock units are forfeited, new options, restricted stock or deferred stock units may be granted under the Plan with respect to the shares of Common Stock covered by such terminated, expired or canceled options or forfeited shares of restricted stock or deferred stock units; provided, that the granting and terms of such new options, restricted stock awards and deferred stock units shall in all respects comply with the provisions of the Plan.

         3.2 Character of Shares. Shares of Common Stock delivered under the Plan may be authorized and unissued Common Stock, issued Common Stock held in the Bank's treasury, or both.

         3.3 Reservation of Shares. There shall be reserved at all times for sale or award under the Plan a number of shares of Common Stock (authorized and unissued Common Stock, issued Common Stock held in the Bank's treasury, or both) equal to the maximum number of shares set forth in Paragraph 3. 1 hereof.

 4. Eligibility. Options and awards of restricted stock may be granted under the Plan to any employee or director of the Bank or any of its subsidiaries, or to any prospective employee or director of the Bank or any of its subsidiaries, conditioned upon, and effective not earlier than, such person's becoming an employee or director. Notwithstanding the foregoing:

         (a) Only non-qualified stock options may be granted to non-employee directors of the Bank;

         (b) No incentive stock options may be granted under the Plan to any person who owns, directly or indirectly (within the meaning of Sections 422(b)(6) and 424(d) of the Code), at the time the incentive stock option is granted, stock possessing more than 10% of the total combined voting power of all classes of stock of the employee's employer corporation or of its parent, if any, or any of its subsidiaries, unless the option price is at least 110% of the fair market value of the shares subject to the option, determined on the date of the grant, and the option by its terms is not exercisable after the expiration of five years from the date such option is granted.

         (c) In each calendar year during any part of which the Plan is in effect, no Participant (as defined below) may be granted options relating in the aggregate to more than 10,000 shares of Common Stock, subject to adjustment as provided in Paragraph 19 hereof.

     An individual receiving any option, restricted stock award or deferred stock units under the Plan is hereinafter referred to as a "Participant." Any reference herein to the employment of a Participant by the Bank shall include
(i) his or her employment by the Bank or any of its subsidiaries, and (ii) with respect to a Participant who was not an employee of the Bank or any of its subsidiaries at the time of grant of his or her option or award, his or her period of service in the capacity for which the option or award was granted. For all purposes of this Plan, is granted, in the case of the grant of an option to a key employee, shall be deemed to be the effective date of such grant. The time at which an option or award is granted, in the case of the grant of an option to a key employee, shall be deemed to be the effective date of such grant.

     The Plan does not create a right in any person to participate in the Plan, nor does it create a right in any person to have any options or rights granted to him or her.

 5. Grant of Options. The Committee shall determine, within the limitations of the Plan, the persons to whom options are to be granted, the number of shares that may be purchased under each option, the option price, and shall designate options at the time of grant as either "incentive stock options" or "nonqualified stock options"; provided, that the aggregate fair market value
(determined as of the time the option is granted) of the Common Stock with respect to which incentive stock options become exercisable for the first time by any Participant (as defined in Paragraph 4 hereof) in any calendar year (under all stock option plans of the employee's employer corporation and its parent, if any, and its subsidiaries) shall not exceed $100,000 (the provisions of Section 422(d) of the Code are intended to govern). In determining the persons to whom options shall be granted and the number of shares to be covered by each option, the Committee shall take into consideration the person's present and potential contribution to the success of the Bank and its subsidiaries and such other factors as the Committee may deem proper and relevant. Each option granted under the Plan shall be evidenced by a written agreement between the Bank and the Participant containing such terms and conditions and in such form, not inconsistent with the provisions of the Plan or, with respect to incentive stock options, Section 422 of the Code, as the Committee shall provide.

 6. Option Price. Subject to Paragraph 19 hereof, the option price of each share of Common Stock purchasable under any incentive stock option granted under the Plan shall be not less than the fair market value of such share of Common Stock at the time the option is granted, and the option price of each share of Common Stock purchasable under any non-qualified stock option granted under the Plan shall not be less than 50% of the fair market value of such share of Common Stock at the time the option is granted. The option price of an option issued in a transaction described in Section 424(a) of the Code shall be an amount which conforms to the requirements of that Section and the regulations thereunder.

     For purposes of this Plan, the "fair market value" of the Common Stock on any date means (i) if the Common Stock is listed on a national securities exchange or quotation system, the closing sales price on such exchange or quotation system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, (ii) if the Common Stock is not listed on a national securities exchange or quotation system, the mean between the bid and offered prices as quoted by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") for such date or (iii) if the Common Stock is neither listed on a national securities exchange or quotation system nor quoted by NASDAQ, the fair value as determined by such other method as the Committee determines in good faith to be reasonable.

 7. Stock Appreciation Rights. In the discretion of the Committee, a stock appreciation right may be granted (a) alone, (b) simultaneously with the grant of an option (either incentive or non-qualified) and in conjunction therewith or in the alternative thereto or (c) subsequent to the grant of a non-qualified option and in conjunction therewith or in the alternative thereto.

    The exercise price of a right granted alone shall be determined by the Committee but shall not be less than one hundred percent (100%) of the fair market value of one share on the date of grant of such right. A right granted simultaneously with or subsequent to the grant of an option and in conjunction therewith or in the alternative thereto shall have the same exercise prices as the related option, shall be transferable only upon the same terms and conditions as the related option, and shall be exercisable only to the same extent as the related option; provided, however, that a right, by its terms, shall be exercisable only when the fair market value of the shares subject to the right and related option exceeds the exercise price thereof.

     Upon exercise of a right granted simultaneously with or subsequent to an option and in the alternative thereto, the number of shares for which the related option shall be exercisable shall be reduced by the number of shares for which the right shall have been exercised. The number of shares for which a right shall be exercisable shall be reduced upon any exercise of a related option by the number of shares for which such option shall have been exercised.

     Any right shall be exercisable upon such addition terms and conditions as may from time to time be prescribed by the Committee.

     A right shall entitle the holder upon exercise thereof to receive from the Bank, upon a written request filed with the Secretary of the Bank at its principal offices, a number of shares (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), an amount of cash, or any combination of shares and cash, as specified in the request (but subject to the approval of the Committee, in its sole discretion, at any time up to and including the time of payment, as to the making of any cash payment), having an aggregate fair market value equal to the product of (a) the excess of the fair market value, on the day of such request, of one share over the exercise price per share specified in such right or its related option, multiplied by (b) the number of shares for which such right shall be exercised; provided, however, that a right, by its terms, shall be exercisable only when the fair market value of the shares subject to the right and related option exceeds the exercise price thereof.

     Upon exercise of a right granted simultaneously with or subsequent to an option and in the alternative thereto, the number of shares for which the related option shall be exercisable shall be reduced by the number of shares for which the right shall have been exercised. The number of shares for which a right shall be exercisable shall be reduced upon any exercise of a related option by the number of shares for which such option shall have been exercised.

      Any right shall be exercisable upon such addition terms and conditions as may from time to time be prescribed by the Committee.

      A right shall entitle the holder upon exercise thereof to receive from the Bank, upon a written request filed with the Secretary of the Bank at its principal offices, a number of shares (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), an amount of cash, or any combination of shares and cash, as specified in the request (but subject to the approval of the Committee, in its sole discretion, at any time up to and including the time of payment, as to the making of any cash payment), having an aggregate fair market value equal to the product of (a) the excess of the fair market value, on the day of such request, of one share over the exercise price per share specified in such right or its related option, multiplied by (b) the number of shares for which such right shall be exercised; provided, however, that the Committee, in its discretion, may impose a maximum limitation on the amount of cash, the fair market value of shares, or a combination thereof, which may be received by a holder upon exercise of a right.

      Any election by a holder of a right to receive cash in full or partial settlement of such right, and any exercise of such right for cash, may be made only by a request filed with the Corporate Secretary of the Bank during the period beginning on the third business day following the date of the release for publication by the Bank of quarterly or annual summary statements of earnings and ending on the twelfth business day following such date. Within thirty (30) days after the receipt by the Bank of a request to receive cash in full or partial settlement of a right or to exercise such right for cash, the Bank shall, in its sole discretion, either consent to or disapprove, in whole or in part, such request.

     If the Committee disapproves in whole or in part any election by a holder to receive cash in full or partial settlement of a right or to exercise such right for cash, such disapproval shall not affect such holder's right to exercise such right at a later date, to the extent that such right shall be otherwise exercisable, or to elect the form of payment at a later date, provided that an election to receive cash upon such later exercise shall be subject to the approval of the Committee. Additionally, such disapproval shall not affect such holder's right to exercise any related option or options granted to such holder under the Plan.

     A holder of a right shall not be entitled to request or receive cash in full or partial payment of such right during the first six (6) months of its term; provided, however, that such prohibition shall not apply if the holder of such right is not subject to the reporting requirements of Section 16(a) of the Exchange Act.

     For all purposes of this Paragraph 7, the fair market value of shares shall be determined in accordance with the principles set forth in Paragraph 6 hereof.

8.      Exercisability and Duration of Options.

         8.1 Determination of Committee; Acceleration. Each option granted under the Plan shall be exercisable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the agreement evidencing the option. Subsequent to the grant of an option which is not immediately exercisable in full, the Committee, at any time before complete termination of such option, may accelerate the time or times at which such option may be exercised in whole or in part.

         8.2 Automatic Termination. The unexercised portion of any option granted under the Plan shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                  (a) The expiration of ten years from the date on which such option was granted;

                  (b) The expiration of three months from the date of termination of the Participant's employment by the Bank or service as a director with the Bank unless a longer period is provided by the Committee (other than a termination described in subparagraph (c) or (d) below); provided, that if the Participant shall die during such three-month period, the time of termination of the unexercised portion of any such option shall be determined under the provisions of subparagraph (c) below;

                  (c) The expiration of six months following the issuance of letters testamentary or letters of administration to the executor or administrator of a deceased Participant, if the Participant's death occurs either during his employment by the Bank or during the three-month period following the date of termination of such employment (other than a termination described in subparagraph (d) below), but in no event later than one year after the Participant's death;

                  (d) The termination of the Participant's employment by the Bank if such termination constitutes or is attributable to a breach by the Participant of an employment or consulting agreement with the Bank or any of its subsidiaries, or if the Participant is discharged or his or her services are terminated for cause or if the Participants voluntarily terminates his or her employment; or

                  (e) The expiration of such period of time or the occurrence of such event as the Committee in its discretion may provide upon the granting thereof.

         The Committee or the Board of Directors shall have the right to determine what constitutes cause for discharge or termination of services, whether the Participant has been discharged or his or her services terminated for cause and the date of such discharge or termination of services, and such determination of the Committee or the Board of Directors shall be final and conclusive.

 9. Exercise of Options. Options granted under the Plan shall be exercised by the Participant (or by his or her executors or administrators, as provided in Paragraph 10 hereof) as to all or part of the shares covered thereby, by the giving of written notice of exercise to the Bank, specifying the number of shares to be purchased accompanied by payment of the full purchase price for the shares being purchased. Payment of such purchase price shall be made (a) by check payable to the Bank, (b) with the consent of the Committee, by delivery of shares of Common Stock already owned by the Participant for at least six months (which may include shares received as the result of a prior exercise of an option) having a fair market value (determined as of the date such option is exercised) equal to all or part of the aggregate purchase price, (c) with the consent of the Committee and at the election of the Participant, by withholding from those shares that would otherwise be obtained upon exercise of the option a number of shares having a fair market value equal to the option exercise price, (d) in accordance with a "cashless exercise" program established by the Committee in its sole discretion under which if so instructed by the Participant, shares may be issued directly to the Participant's broker or dealer upon receipt of the purchase price in cash from the broker or dealer or (e) by any combination of (a), (b), (c) or (d) above or (f) by other means that the Committee deems appropriate. Such notice of exercise, accompanied by such payment, shall be delivered to the Bank at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. The date of exercise shall be the date of the Bank's receipt of such notice. The Bank shall effect the transfer of the shares so purchased to the Participant (or such other person exercising the option pursuant to Paragraph 10 hereof) as soon as practicable. No Participant or other person exercising an option shall have any of the rights of a stockholder of the Bank with respect to shares subject to an option granted under the Plan until due exercise and full payment has been made as provided above. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such due exercise and full payment. In no event may any option granted hereunder be exercised for a fraction of a share.

 10. Non-Transferability of Options and Stock Appreciation Rights. Except as provided herein, no option granted under the Plan or any right evidenced thereby shall be transferable by the Participant other than by will or by the laws of descent and distribution, and an option may be exercised, during the lifetime of a Participant, only by such Participant. Notwithstanding the preceding sentence: (a) in the event of a Participant's death during his or her employment by the Bank or his or her service as a director of the Bank, its parent, if any, or any of its subsidiaries, or during the three-month period following the date of termination of such employment, his or her options shall thereafter be exercisable, during the period specified in Paragraph 8.2(c) hereof, by his or her executors or administrators; and (b) the Participant, with the approval of the Committee, may transfer his or her options (other than incentive stock options) for no consideration to or for the benefit of the Participant's spouse, parents, children (including stepchildren or adoptive children), grandchildren, or siblings, or to a trust for the benefit of any of such persons.

 11. Restricted Stock. Participants may be granted awards of restricted stock under the Plan, subject to the applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith, as the Committee shall determine:

                  (a) Awards of restricted stock may be in addition to or in lieu of option grants.

                  (b) During a period set by, and/or until the attainment of particular performance goals based upon criteria established by the Committee at the time of each award of restricted stock (the "restriction period"), the Participant shall not be permitted to sell, transfer, pledge or otherwise encumber the shares of restricted stock; except that such shares may be used, if the Committee permits, to pay the option price of any option granted under the Plan; provided, that an equal number of shares delivered to the Participant upon exercise of the option shall carry the same restrictions as the shares of restricted stock so used.

                  (c) If so provided by the Committee, the applicable restriction period shall expire, and shares of restricted stock shall become free of all restrictions if (i) the Participant dies, (ii) the Participant's employment terminates by reason of permanent disability, as determined by the Committee, (iii) the recipient retires, or (iv) a "Change in Control" of the Bank occurs (as defined in Paragraph 16 hereof). The Committee may require medical evidence of permanent disability, including medical examinations by physicians selected by it. If the Committee determines that any such recipient is not permanently disabled, the restricted stock held by such recipient shall be forfeited and revert to the Bank.

                  (d) Unless and to the extent otherwise provided in accordance with Paragraph 11(c) hereof, shares of restricted stock shall be forfeited and revert to the Bank upon the Participant's termination of employment during the restriction period, except to the extent the Committee, in its sole discretion, finds that such forfeiture is not in the best interests of the Bank and, therefore, waives all or part of the application of this provision to the restricted stock held by such Participant.

                  (e) Stock certificates for restricted stock shall be registered in the name of the Participant but shall be appropriately legended and returned to the Bank by the Participant, together with a stock power, endorsed in blank by the Participant. The Participant shall be entitled to vote shares of restricted stock and shall be entitled to all dividends paid thereon, except that dividends paid in Common Stock or other property shall be subject to the same restrictions as apply to the restricted stock with respect to which they are paid.

                  (f) Restricted stock shall become free of the foregoing restrictions upon expiration of the applicable restriction period and the Bank shall then deliver certificates evidencing such Common Stock to the recipient.

 12. Deferred Stock Units. Participants may be granted units representing the right to receive shares of Common Stock at the end of a specified deferral period ("deferred stock units"), subject to applicable provisions of the Plan, including the following terms and conditions, and to such other terms and conditions not inconsistent therewith, as the Committee shall determine:

         (a) Deferred stock units shall be exercisable for shares of Common Stock after the period and upon the terms set by the Committee. If so provided by the Committee, the applicable deferral period shall expire when (i) the Participant dies, (ii) the Participant's employment terminates by reason of permanent disability, as determined by the Committee, (iii) the recipient retires, or (iv) a "Change in Control" of the Bank occurs (as defined in Paragraph 16 hereof). The Committee may require medical evidence of permanent disability, including medical examinations by physicians selected by it. If the Committee determines that any such recipient is not permanently disabled, the deferred stock units held by such recipient shall be forfeited and revert to the Bank.

         (b) Unless and to the extent otherwise provided in accordance with Paragraph 12(a), deferred stock units shall be forfeited and revert to the Bank upon the Participant's termination of employment during the deferral period, except to the extent the Committee, in its sole discretion, finds that such forfeiture is not in the best interest of the Bank and, therefore, waives all or part of the application of this provision to the deferred stock units held by such Participant.

         (c) Unless otherwise determined by the Committee at the date of grant, dividends on the specified number of shares of Common Stock covered by the deferred stock units will be paid at the dividend payment date in cash, or the payment of such dividends shall be deferred and/or the amount or value thereof automatically reinvested in additional deferred stock units, as the Committee shall determine or permit the Participant to elect. Unless otherwise determined by the Committee, shares of Common Stock distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions, risk of forfeiture, and/or deferral to the same extent as the deferred stock units with respect to which such Common Stock or other property has been distributed.

 13. Reload Options. At the time an option (the "original option") is granted, the Committee may also authorize the grant of a "reload option," which shall be subject to the following terms:

         (a) The number of shares of Common Stock subject to the reload option shall be the number of shares, if any, used by the Participant to pay the purchase price upon exercise of the original option, plus the number of shares, if any, delivered by the Participant to satisfy the tax withholding requirement relating to such exercise.

         (b)      The reload option shall be a nonqualified stock option.

         (c) The grant of the reload option shall be effective upon the date of exercise of the original option, and the term of the reload option shall be the period, if any, remaining from that date to the date upon which the original option would have expired.

         (d) The grant of the reload option shall not be effective if, on the date of exercise of the original option, the Participant is not employed by the Bank.

         (e) Except as specified in (a) through (d) above, the terms of the reload option shall be as prescribed in the preceding Paragraphs of this Plan

14. Withholding Tax.

         (a) Whenever under the Plan shares of stock are to be delivered upon exercise of a nonqualified stock option or deferred stock unit, the Bank shall be entitled to require as a condition of delivery that the Participant remit or, in appropriate cases, agree to remit when due an amount sufficient to satisfy all federal, state and local withholding tax requirements relating thereto. At the option of the Bank, such amount may be remitted by check payable to the Bank, in shares of Common Stock (which may include shares received as the result of a prior exercise of an option or deferred stock unit), by the Bank's withholding of shares of Common Stock issuable upon the exercise of any option or stock appreciation right or pursuant to any award of restricted stock or deferred stock unit pursuant to the Plan, or any combination thereof. Whenever an amount shall become payable to a Participant in connection with the exercise of a stock appreciation right, the Bank shall be entitled to withhold therefrom an amount sufficient to satisfy all federal, state and local withholding tax requirements relating to such amount.

         (b) Recipients of restricted stock, pursuant to Paragraph 11 hereof, shall be required to remit to the Bank an amount sufficient to satisfy all applicable tax withholding requirements upon expiration of restriction periods or upon such earlier date(s) as may be elected pursuant to Section 83 of the Code, unless other arrangements satisfactory to the Bank have been made for the withholding of applicable taxes. At the option of the Bank, the amount-referred to in the preceding sentence may be remitted by check payable to the Bank, in shares of Common Stock (which may include shares of Common Stock received as the result of a prior exercise of an option), by the Bank's withholding of shares of Common Stock issuable upon the exercise of any option or stock appreciation right or pursuant to any award of restricted stock or deferred stock unit pursuant to the Plan, or any combination thereof.

 15. Restrictions on Delivery and Sale of Shares. Each option and restricted stock award and deferred stock unit granted under the Plan is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such option or award upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such option or award or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to exercise of the option or upon expiration of the restriction or deferral period may be withheld unless and until such listing, registration or qualification shall have been effected. The Committee may require, as a condition of exercise of any option, or grant of a restricted stock award or deferred stock unit that the Participant represent, in writing, that the shares received are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Bank shall have received an opinion of counsel satisfactory to the Bank that such disposition is exempt from such requirement under the Securities Act of 1933. The Committee may require that the sale or other disposition of any shares acquired upon exercise of an option hereunder or upon expiration of a restriction or deferral period shall be subject to a right of first refusal in favor of the Bank, which right shall permit the Bank to repurchase such shares from the Participant or his or her representative prior to their sale or other disposition at their then current fair market value in accordance with such terms and conditions as shall be specified in the agreement evidencing the grant of the option, restricted stock award or deferred stock unit. The Bank may endorse on certificates representing shares issued upon the exercise of an option or expiration of a restriction or deferral period, such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Bank, in its discretion, shall deem appropriate.

 16.     Change in Control.

         (a) In the event of a Change in Control of the Bank, as defined below, the Committee may, in its sole discretion, provide that any of the following applicable actions be taken as a result, or in anticipation, of any such event to assure fair and equitable treatment of Participants:

                  (i) accelerate the Exercisability of any outstanding options, or the expiration of restriction periods of restricted stock or the expiration of deferral periods of deferred stock units awarded pursuant to this Plan;

                  (ii) offer to purchase any outstanding options or shares of restricted stock or deferred stock units made pursuant to this Plan from the holder for its equivalent cash value, as determined by the Committee, as of the date of the Change in Control; or

                  (iii) make adjustments or modifications to outstanding options, restricted stock or deferred stock units as the Committee deems appropriate to maintain and protect the rights and interests of the Participants following such Change in Control.

     Any such action  approved by the Committee shall

         (b) In no event, however, may (i) any option be exercised prior to the expiration of six (6) months from the date of grant (unless otherwise provided in the agreement evidencing the option), or (ii) any option be exercised after ten (10) years from the date it was granted.

         (c) To the extent not otherwise defined in this Plan, the following terms used in this Paragraph 16 shall have the following meanings:

                  "Affiliate" means any other corporation or other entity which controls, is controlled, directly or indirectly, by, or under common control with, the Bank and which the Committee designates as an "Affiliate" for purposes of the Plan.

                  "Associate" of a Person means (a) any corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer, of such Person or any of its parents or subsidiaries.

                  "Beneficial Owner" has the meaning ascribed thereto in Rule 13d-3 under the Exchange Act, except that, in any case, a Person shall be deemed the Beneficial Owner of any securities owned, directly or indirectly by the Affiliates and Associates of such Person.

                  "Change in Control" means (a) a majority of the Board of Directors ceases to consist of Continuing Directors; (b) any Person becomes the Beneficial Owner of 25% or more of the outstanding voting power of the Bank unless such acquisition is approved by a majority of the Continuing Directors;
(c) the stockholders of the Bank approve an agreement to merge or consolidate into any other entity, unless such merger or consolidation is approved by a majority of the Continuing Directors; or (d) the stockholders of the Bank approve an agreement to dispose of all or substantially all of the assets of the Bank, unless such disposition is approved by a majority of the Continuing Directors.

                  "Continuing Director" means any member of the Board of Directors who is a member on the effective date of the Plan as set forth in Paragraph 21 hereof or who is elected to the Board of Directors after such date upon the recommendation or with the approval of a majority of the Continuing Directors at the time of such recommendation or approval.

                  "Person" means an individual, a corporation, a partnership, an association, a joint stock Bank, a trust, any unincorporated organization or a government or a political subdivision thereof or any other entities.

 17. Right to Terminate Employment. Nothing in the Plan or in any option granted under the Plan shall confer upon any Participant the right to continue as an employee of the Bank or affect the right of the Bank or any of its subsidiaries to terminate the Participant's employment at any time, subject, however, to the provisions of any agreement of employment between the Participant and the Bank, its parent, if any, or any of its subsidiaries.

 18. Transfer or Leave of Absence. For purposes of this Plan, neither (i) a transfer of an employee from the Bank to a subsidiary or other affiliate of the Bank, or vice versa, or from one subsidiary or affiliate of the Bank to another, nor (ii) a duly authorized leave of absence, shall be deemed a termination of employment.

 19. Adjustment Provisions; Effect of Certain Transactions. If there shall be any change in the Common Stock of the Bank, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution to shareholders of the Bank (other than normal cash dividends), in order to prevent dilution or enlargement of participants' rights under the Plan, the Committee (or the counterpart committee of any entity assuming the obligations of the Plan) shall adjust, in an equitable manner, the number and kind of shares that may be issued under the Plan, the number and kind of shares subject to outstanding options and rights, the consideration to be received upon exercise of options or in respect of rights, the exercise price applicable to outstanding options and rights, and/or the fair market value of the shares and other value determinations applicable to outstanding options and rights. Appropriate adjustments may also be made by the Committee (or the counterpart committee of any entity assuming the obligations of the Plan) in the terms of any options and rights under the Plan to reflect such changes or distributions and to modify any other terms of outstanding options and rights on an equitable basis. In addition, the Committee (or the counterpart committee of any entity assuming the obligations of the
Plan) is authorized to make adjustments to the terms and conditions of, and the criteria included in, options and rights in recognition of unusual or nonrecurring events affecting the Bank or the financial statements of the Bank, or in response to changes in applicable laws, regulations, or accounting principles.

 20.     Expiration and Termination of the Plan.

         20.1 General. Options and awards of restricted stock and deferred stock units may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the effective date of the Plan as set forth in Paragraph 21 hereof (the "Expiration Date"), on which date the Plan will expire except as to options then outstanding and stock subject to restriction or deferral periods under the Plan. Such outstanding options shall remain in effect until they have been exercised, terminated or have expired; such restricted stock shall remain subject to restriction until expiration of the restriction period in accordance with Paragraph 11 hereof and such deferred stock units shall remain subject to deferral until expiration of the deferral period in accordance with Paragraph 12. The Plan may be terminated, modified or amended by the Board of Directors at any time on or prior to the Expiration Date, except with respect to any options then outstanding under the Plan; provided, however, that the approval of the Bank's stockholders will be required for any amendment which (i) changes the class of employees eligible for grants, as specified in Paragraph 4, (ii) increases the maximum number of shares subject to grants, as specified in Paragraph 3 hereof (unless made pursuant to the provisions of Paragraph 19 hereof) or (iii) materially increases the benefits accruing to participants under the Plan, within the meaning of Rule 16b-3 promulgated under the Exchange Act.

         20.2 Modifications. No modification, extension, renewal or other change in any option or award of restricted stock or deferred stock unit granted under the Plan shall be made after grant, unless the same is consistent with the provisions of the Plan and does not disqualify an incentive stock option under the provisions of Section 422 of the Code.

 21. Effective Date of Plan. The Plan shall become effective on March 21, 2000, the date of its adoption by the Board of Directors, subject, however, to the approval of the Plan by the Bank's stockholders within 12 months of such adoption.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Indemnification of corporate directors and officers is governed by Sections 271B.8-500 through 271B.8-580 of the Kentucky Revised Statutes (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (included attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Kentucky corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of the corporation.

         Article VIII entitled INDEMNIFICATION, of the registrant's Bylaws provides as follows:

                                  ARTICLE VIII

                                 Indemnification

       8.1      Definitions.  As used in this Article VIII:
                -----------

                (a) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal;

                (b) "Party" includes a person who was, is or is threatened to be made a named defendant or respondent in a Proceeding;

                (c)     "Expenses" include attorneys' fees;

                (d) "Officer" means any person serving as Chairman of the Board of Directors, President, Vice-President, Treasurer, Secretary or any other officer of the Corporation; and

                (e) "Director" means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, limited liability company, registered limited liability partnership, joint venture, association, trust, employee benefit plan or other entity. A Director shall be considered serving an employee benefit plan at the request of the Corporation if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

       8.2       Indemnification by Corporation.

                 (a) The Corporation shall indemnify any Officer or Director who is made a Party to any Proceeding by reason of the fact that such person is or was an Officer or Director if:

                         (1) Such Officer or Director conducted himself in good faith; and

                         (2)      Such Officer or Director reasonably believed:

                                  (i) In the case of conduct in his official capacity with the Corporation, that his conduct was in the best interests of the Corporation; and

                                  (ii) In all other cases, that his conduct was at least not opposed to the best interests of the Corporation; and

                         (3) In the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful.

                  (b) A Director's conduct with respect to an employee benefit plan for a purpose he reasonably believes to be in the interest of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement of Section 8.2
                  (a)(2)(ii) of these Bylaws.

                  (c) Indemnification shall be made against judgments, penalties, fines, settlements and reasonable Expenses, including legal Expenses, actually incurred by such Officer or Director in connection with the Proceeding, except (1) if the Proceeding was by or in the right of the Corporation, indemnification shall be made only against such reasonable Expenses and shall not be made in respect of any Proceeding in which the Officer or Director shall have been adjudged to be liable to the Corporation, and (2) if the Proceeding charged improper personal benefit to the Officer or Director and the Officer or Director was adjudged liable on the basis that improper personal benefit was improperly received by him, indemnification shall not be made. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, by itself, be determinative that the Officer or Director did not meet the requisite standard of conduct set forth in this
                  Section 8.2.

                                    (d) (1) Reasonable  Expenses  incurred by an
                  Officer or Director as a Party to a Proceeding with respect to which indemnity is to be provided under this Section 8.2 shall be paid or reimbursed by the Corporation in advance of the final disposition of such Proceeding provided:

                                                     (i)   The Corporation
                  receives (I) a written affirmation by the Officer or Director of his good faith belief that he has met the requisite standard of conduct set forth in this Section 8.2, and (II) the Corporation receives a written undertaking by or on behalf of the Officer or Director to repay such amount if it shall ultimately be determined that he has not met such standard of conduct; and

                                                     (ii)  The Corporation's
                  Board of Directors (or other appropriate decision maker for the Corporation)determines that the facts then known to the Board of Directors (or decision maker) would not preclude indemnification under Kentucky law.

                                            (2)      The undertaking required
                  herein shall be an unlimited general obligation of the Officer or Director but shall not require any security and shall be accepted without reference to the financial ability of the Officer or Director to make repayment.

                                           (3)      Determinations and
                  authorizations of payments under this Section 8.2(d) shall be made in the manner specified in Section 8.2(e) of these Bylaws.

                                    (e) (1) The Corporation  shall not indemnify
                  an Officer or Director under this Section 8.2 unless authorized in the specific case after a determination has been made that indemnification of the Officer or Director is permissible in the circumstances because he has met the standard of conduct set forth in this Section 8.2.

                                            (2)      Such determination shall be
                  made:

                                                     (i)   By the Corporation's
                  Board of Directors by majority vote of a quorum consisting of directors not at the time Parties to the Proceeding;

                                                     (ii)  If a quorum cannot be
                  obtained under Section 8.2(e)(2)(i) of these Bylaws, by majority vote of a committee duly designated by the Corporation's Board of Directors (in which designation directors who are Parties may participate), consisting solely of two (2) or more directors not at the time Parties to the Proceeding; or

                                                     (iii)  By   special   legal
                  counsel:

                                                              (I)   Selected by
                  the Corporation's Board of Directors or its committee in the manner prescribed in Sections 8.2(e)(2)(i) and (ii) of these Bylaws; or

                                                              (II)  If a quorum
                  of the Board of Directors cannot be obtained under Section 8.2(e)(2)(i) of these Bylaws and a committee cannot be designated under Section 8.2(e)(2)(ii) of these Bylaws, selected by a majority vote of the full Board of Directors (in which selection directors who are Parties may participate) ; or

                                                     (iv)  By the shareholders,
                  provided that shares owned by or voted under the control of Directors who are at the time Parties to the Proceeding shall not be voted on the determination.

                                            (3)      Authorization of
                  indemnification and evaluation as to reasonableness of Expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of Expenses shall be made by those entitled under Section 8.2(e)
                  (2)(iii) of these Bylaws to select counsel.

                           Board Further  Indemnification.  Notwithstanding  any
                  limitation imposed by Section 8.2 of these Bylaws or elsewhere and in addition to the indemnification set forth in Section
                  8.2 of these Bylaws, the Corporation, to the full extent permitted by law, may agree by contract or otherwise to indemnify any Officer or Director and hold him harmless against any judgments, penalties, fines, settlements and reasonable Expenses actually incurred or reasonably anticipated in connection with any Proceeding in which any Officer or Director is a Party, provided the Officer or Director was made a Party to such Proceeding by reason of the fact that he is or was an Officer or Director of the Corporation or by reason of any inaction, nondisclosure, action or statement made, taken or omitted by or on behalf of the Officer or Director with respect to the Corporation or by or on behalf of the Officer or Director in his capacity as an Officer or Director.

                           8.4 Insurance. The Corporation may, in the discretion
                  of the Board of Directors, purchase and maintain or cause to be purchased and maintained insurance on behalf of all Officers and Directors against any liability asserted against them or incurred by them in their capacity or arising out of their status as an Officer or Director, to the extent such insurance is reasonably available. Such insurance shall provide such coverage for the Officers and Directors as the Board of Directors may deem appropriate.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      Exhibits

         The following exhibits are filed herein:

         Exhibit No.                    Description

             2 Plan of Merger by and between First Security Bank of Lexington, Inc., New First Security Bank of Lexington, Inc. and First Security Bancorp, Inc. (included as Appendix A to the within proxy statement-prospectus)

             3.1      Articles of Incorporation of First Security Bancorp, Inc.

             3.2 Article of Amendment to Articles of Incorporation of First Security Bancorp, Inc.

             3.3      Bylaws of First Security Bancorp, Inc.

             4.1 Articles of Incorporation of First Security Bancorp, Inc. (included in Exhibit 3.1)

             4.2 Articles of Amendment to Articles on Incorporation of First Security Bancorp, Inc. (included in Exhibit 3.2)

             5 Opinion of Stoll, Keenon & Park, LLP as to the validity of the shares of First Security Bancorp, Inc. Common Stock being registered

             8        Opinion of Stoll, Keenon & Park, LLP re tax matters

           10.1 Employment Agreement between First Security Bank of Lexington, Inc. and John S. Shropshire

           10.2 Contract for Electronic Data Processing Services between BSC,Inc.and First Security Bank of Lexington, Inc.

           10.3 Outsource Contract between BSC, Inc. and First Security Bank of Lexington, Inc.

           10.4 Business/Manager(R)License Agreement between Private Business, Inc. and First Security Bank of Lexington, Inc.

           10.5 Agreement for Administration of Credit Card Program between Crittson Financial LLC and First Security Bank of Lexington, Inc.

           10.6 Lease 400 East Main Street between Isaac and Teresa C. Lawrence and First Security Bank of Lexington, Inc.

           10.7 Lease between THOMCO, Inc. and First Security Bank of Lexington, Inc.

           10.8 Ground Lease between Cherrywood Development, LLC and First Security Bank of Lexington, Inc.

           10.9 First Security Bank of Lexington, Inc. Stock Award Plan (included as Appendix D to the within proxy statement-prospectus)

           11         Statement re Computation of Per Share Earnings
                      (included in Note 9 to the First Security Bank of Lexington, Inc. Financial Statements included as Appendix B to the within proxy statement-prospectus)

           21         Subsidiaries of First Security Bancorp, Inc.

           23.1       Consent of Crowe, Chizek and Company LLP

           23.2       Consent of Stoll, Keenon & Park, LLP (included in
                      Exhibit 5)

           24 Power of attorney from officers and directors of First Security Bancorp, Inc. (contained on the signature page at page II-8 hereof)

           27.1       Financial Data Schedule for the year ended December 31,
                      1999

ITEM 22. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

                  (1) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                                      SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lexington, Commonwealth of Kentucky, on March 21, 2000.

                                                    FIRST SECURITY BANCORP, INC.

                                                    By:/s/Julian E.Beard
                                                    Julian E. Beard
                                                    President

         We, the undersigned directors and officers of First Security Bancorp, Inc. do hereby constitute and appoint Julian E. Beard and James R. Burkholder, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Title                                 Date

/s/Julian E. Beard             President; Chairman of the Board of   3-15-00
Julian E. Beard                Directors (Principal Executive
                               Officer)

/s/James R. Burkholder         Vice-President; Director (Principal   3-15-00
James R. Burkholder            Financial and Accounting Officer)

/s/R. Greg Kessinger           Secretary/Treasurer; Director         3-15-00
R. Greg Kessinger

/s/Len Aldridge                Director
Len Aldridge

/s/Dennis Anderson             Director                              3-21-00
Dennis Anderson

/s/John D. Barlow              Director                              3-21-00
John D. Barlow

/s/Harold Glenn Campbell
Harold Glenn Campbell          Director                              3-20-00

/s/ William A. Combs, Jr.
William A. Combs, Jr.          Director                              3-14-00

/s/ A. F. Dawahare
A. F. Dawahare                 Director                              3-14-00

/s/Dr. Kenneth L. Gerson
Dr. Kenneth L. Gerson          Director

/s/Tommy R. Hall
Tommy R. Hall                  Director                              3-21-00

/s/ Erle L. Levy
Erle L. Levy                   Director                              3-14-00

/s/David R. McCulloch
David R. McCulloch             Director                              3-16-00

/s/ Dr. Ira P. Mersack
Dr. Ira P. Mersack             Director                              3-21-00

/s/ Fon Rogers, II
Fon Rogers, II                 Director                              3-14-00

/s/Robert J. Rosenstein
Robert J. Rosenstein           Director

/s/Dr. Ronald J. Saykaly
Dr. Ronald J. Saykaly          Director                              3-14-00

/s/John S. Shropshire
John S. Shropshire             Director                              3-14-00

/s/Richard S. Trontz
Richard S. Trontz              Director                              3-21-00

/s/William T. Vennes
William T. Vennes              Director                              3-20-00

/s/Kathy E. Walker
Kathy E. Walker                Director                              3-21-00

/s/D. Woodford Webb, Jr.
D. Woodford Webb, Jr.          Director                              3-14-00